PROSPECTUS

                                2,000,000 SHARES
                                     [LOGO]
                                  COMMON STOCK

                            ------------------------

All of the 2,000,000 shares being offered hereby are being sold by Medialink Worldwide Incorporated ('Medialink' or the 'Company'). Up to 300,000
   additional shares may be sold by certain of the Company's stockholders
     (the 'Selling Stockholders') in the event that the Underwriters exercise their over-allotment option. The Company will not receive any proceeds from the sale of shares by the Selling Stockholders.
                   See 'Principal and Selling Stockholders.'

                            ------------------------

Prior to the offering, there has been no public market for the Common Stock. See 'Underwriting.' The Common Stock has been approved for quotation on the
   Nasdaq National Market under the symbol 'MDLK' subject to official notice of issuance.

                            ------------------------

SEE 'RISK FACTORS' BEGINNING ON PAGE 7 HEREOF FOR CERTAIN INFORMATION THAT
                SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS.

                            ------------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
   EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
     SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
       COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
       PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL
                                    OFFENSE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                                                     UNDERWRITING
                                                   PRICE TO          DISCOUNTS AND         PROCEEDS TO
                                                    PUBLIC          COMMISSIONS(1)          COMPANY(2)
---------------------------------------------------------------------------------------------------------
PER SHARE                                            $9.00               $0.63                $8.37

TOTAL(3)                                          $18,000,000         $1,260,000           $16,740,000


--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

(1) The Company and the Selling Stockholders have agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See 'Underwriting.'

(2) Before deduction of expenses payable by the Company estimated at $850,000.

(3) The Selling Stockholders have granted the several Underwriters a 30-day option to purchase up to an additional 300,000 shares of Common Stock solely to cover over-allotments, if any. If such option is exercised in full, the total price to public, underwriting discounts and commissions and proceeds to the Selling Stockholders will be $20,700,000, $1,449,000 and $2,511,000, respectively. The proceeds to the Company will not change from the amount set forth above. See 'Underwriting.'

                            ------------------------

     The Common Stock is being offered by the Underwriters named herein when, as and if received and accepted by them, subject to their right to reject orders in whole or in part and subject to certain other conditions. It is expected that delivery of the shares will be made in New York, New York on or about February 4, 1997.

                            ------------------------

DEAN WITTER REYNOLDS INC.                             WHEAT FIRST BUTCHER SINGER

January 29, 1997
                                                                 photo of person
                                                                   videotaping


                                 GLOBAL MEDIA

                                                            photo of
                                                          computer screen

We broadcast the stories
and project the images
that make the news on
television and radio, in the
workplace and in the home.
                                       VIDEO NEWS RELEASES
                                       SATELLITE MEDIA TOURS
                                       reaching Television Viewers

                                       AUDIO NEWS RELEASES
                                       RADIO MEDIA TOURS
                                       reaching Radio Listeners


                                       VIDEOCONFERENCES
                                       LIVE BROADCASTS
                                       reaching Internal Audiences

                                       PUBLIC RELATIONS RESEARCH
                                       proving the Value of
                                       Communications

                                       PRESS RELEASE DISTRIBUTION
                                       reaching Trade and
                                       Newspaper Readers

                                       AUDIO/VIDEO VIA THE INTERNET
                                       reaching On-line Newsrooms
                                       and the Public


            photo of satellite
                    |
                    |
      photo of hand at electronic board
                    |
                    |-------------------------------
                    |  photo of a newscaster       |
                    |                              |
----------------------------------------------------
photo of  |    photo of person in    | photo of    |
 globe    |       control room       |             |
          |                          | persons     |
          |                          |             |
-------------------------------------| hand on a   |----------------------------
photo of audio    photo of                         |         MEDIALINK         |
 broadcaster       globe               radio knob  |                           |
--------------------------------------------------------------------------------

     IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH MAY STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMMON STOCK AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE NASDAQ NATIONAL MARKET OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                            ------------------------

     NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFER CONTAINED HEREIN AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY UNDERWRITER. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR SINCE THE DATES AS OF WHICH INFORMATION IS SET FORTH HEREIN. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER IN SUCH JURISDICTION.

                            ------------------------

                               TABLE OF CONTENTS

                                                  PAGE
                                                  ----
Prospectus Summary.............................     4
Risk Factors...................................     7
Use of Proceeds................................    12
Dividend Policy................................    12
Dilution.......................................    12
Capitalization.................................    13
Selected Financial Information.................    14
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations...................................    15

                                                  PAGE
                                                  ----

Business.......................................    20
Management.....................................    32
Certain Transactions...........................    38
Principal and Selling Stockholders.............    39
Description of Capital Stock...................    42
Shares Eligible for Future Sale................    45
Underwriting...................................    46
Legal Matters..................................    47
Experts........................................    47
Additional Information.........................    47
Index to Financial Statements..................   F-1

                            ------------------------


     UNTIL FEBRUARY 24, 1997, ALL DEALERS EFFECTING TRANSACTIONS IN THE COMMON STOCK, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by reference to the more detailed information and the Financial Statements and Notes thereto appearing elsewhere in this Prospectus.

                                  THE COMPANY

     Medialink is a leading worldwide provider of video and audio production and distribution services for businesses and other organizations seeking to communicate their news through television, radio and other media. The Company's principal services are based on its core business -- satellite distribution of video news releases (VNRs) and the electronic monitoring of their broadcast on television. A VNR is the video equivalent of a conventional press release and is used for the same purposes, such as to introduce a new product or service, explain a technological breakthrough, communicate during a crisis or advocate a position on an issue of public concern. VNRs are produced for easy integration into newscasts and are distributed to the media for their use in complete or edited form. The Company began offering production of video news releases in 1994 and has since developed a full range of video, audio and print services which it now provides on a global basis. Video production, audio services, and print distribution, all introduced since the beginning of 1994, accounted for approximately 27% of revenues for the nine months ended September 30, 1996. Medialink enables its clients to reach more than 3,000 newsrooms at television and radio networks, local stations, cable channels, direct broadcast satellite systems, as well as on-line services, including those available on the Internet.

     The Company has provided its services to more than 1,100 clients over the last twenty-four months. The Company's clients include corporations such as General Motors, IBM, Johnson & Johnson, Sony and Ciba Geigy/Sandoz; organizations such as the American Association of Retired Persons and the AFL-CIO; and the world's largest marketing communications firms such as Burson-Marsteller, Hill & Knowlton, Edelman Public Relations Worldwide and the Shandwick Group. No single client accounted for more than 4% of the Company's revenues in 1995. Materials distributed by the Company have aired on ABC, CBS, NBC and their affiliates, as well as CNN and CNBC in the United States, and the BBC, CNN International, Sky News, RAI (Italy) and NHK (Japan) internationally.

     Organizations that conduct public relations campaigns, including most marketing communications agencies, do not generally find it cost-effective to maintain the facilities and personnel necessary to produce material suitable for use on news broadcasts and distribute it to the media, especially on a global basis. As a result, it is often more economical to outsource such services from a specialist firm such as the Company, which can provide the necessary talent and production, distribution and monitoring facilities. The Company serves a global marketplace. Based on a combination of surveys taken by the Company and published reports, the Company estimates that it competes in a market which was approximately $500 million in 1995, considering only the United States and the United Kingdom.

     Medialink's competitive advantages include its extensive operating history with media outlets, key industry relationships, prominent client base, combination of professional skills, ability to integrate new technology and worldwide distribution and production capabilities. The Company has an exclusive agreement with the Associated Press (the 'AP') to use the AP's dedicated links to notify U.S. television and radio newsrooms of upcoming satellite transmissions. The Company has agreements with the AP and ABC Radio Networks Inc. ('ABC Radio') for satellite transmission of audio services to radio stations in the U.S. The Company uses Nielsen Media Research and Competitive Media Reporting to monitor domestic television station usage of video services. Internationally, the Company has a network of 17 affiliates in Europe, Latin America, South Africa, Asia and the Pacific Rim. International revenues increased approximately 317% from $360,000 in 1993 to $1.5 million in 1995.

     The Company plans to expand its business by (i) developing new services;
(ii) leveraging its client relationships by cross-marketing services to its clients; (iii) continuing its global expansion; and (iv) pursuing acquisitions and strategic alliances with other companies that can add to the Company's service capabilities or geographic scope. In July 1996 the Company, through its wholly owned subsidiary Medialink PR Data Corporation ('Medialink PR Data'), acquired certain assets of PR Data Systems, Inc. (the 'PR Data Acquisition') to expand its research capabilities and to add print news release distribution services.

                                  THE OFFERING

Common Stock offered by the Company.....................  2,000,000 shares
Common Stock to be outstanding after the Offering.......  5,047,933 shares(1)
Use of Proceeds.........................................  For general corporate purposes and possible acquisitions. See 'Use of Proceeds.'
Nasdaq National Market symbol...........................  MDLK

                         SUMMARY FINANCIAL INFORMATION
                (IN THOUSANDS, EXCEPT PER SHARE AND OTHER DATA)




                                                                                                          NINE MONTHS ENDED
                                                  YEARS ENDED DECEMBER 31,                                  SEPTEMBER 30,
                              -----------------------------------------------------------------   ---------------------------------
                                                                                  1995              1995              1996
                                                                          ---------------------   ---------   ---------------------
                                                                                         PRO                                 PRO
                                1991       1992       1993       1994      ACTUAL     FORMA(2)     ACTUAL      ACTUAL     FORMA(2)
                              --------   --------   --------   --------   ---------   ---------   ---------   ---------   ---------
STATEMENT OF OPERATIONS
  DATA:
  Revenues.................. $  4,891    $  5,802    $  6,065  $  7,548    $ 10,625   $ 12,237    $   7,382   $  11,158   $ 12,014
  Gross profit..............    3,024       3,577       3,435     4,509       6,071      7,492        4,100       6,553      7,318

  Operating income (loss)...       87         140        (215)      440         698        705          303       1,005      1,011
  Net income (loss)......... $     21(3) $    144(3) $   (231) $  1,464(4) $    381   $    374    $     166   $     579   $    567
  Net income (loss) before
    tax valuation
    reversal(4)............. $     21(3) $    144(3) $   (231) $    222(4) $    381   $    374    $     166   $     579   $    567
  Pro forma net income per
    share(5)................                                               $   0.11               $    0.05   $    0.17
  Shares used to compute pro
    forma net income per
    share(5)................                                                  3,453                   3,453       3,485
OTHER DATA:
  Number of offices.........        4           4           5         6           7          8            7           8          8
  Average revenues per
    sales employee.......... $326,000    $322,000    $347,000  $414,000    $506,000   $532,000

                                                                                              SEPTEMBER 30, 1996
                                                                                          ---------------------------
                                                                                          ACTUAL     AS ADJUSTED(6)
                                                                                          ------    -----------------
BALANCE SHEET DATA:
  Working capital......................................................................  $1,500          $17,390
  Total assets.........................................................................   6,551           22,441
  Long-term debt, net of current portion...............................................     284              284
  Stockholders' equity.................................................................   3,173           19,063

------------------
(1) Does not include an aggregate of (i) 569,594 shares of Common Stock issuable upon exercise of options outstanding under the Company's Amended and Restated Stock Option Plan ('Stock Option Plan') and (ii) 62,400 shares of Common Stock reserved for issuance upon exercise of options outstanding under the 1996 Directors Stock Option Plan ('Directors Stock Option Plan').

(2) Gives effect to PR Data Acquisition as if the transaction occurred at the beginning of the period presented. The Company paid for the PR Data Acquisition through the payment of $120,000 cash, the issuance of 24,000 shares of Common Stock and the assumption of certain liabilities not to exceed the book value of the assets acquired by $372,000. The pro forma financial information is not necessarily indicative of the operating results which would have been achieved had the acquisition occurred at the beginning of the period presented or the results to be achieved in the future.

(3) Includes a loss of $40,000 from discontinued operations in 1991 and the utilization of net operating losses resulting in tax benefits of $12,000 in 1991 and $49,000 in 1992.

(4) In accordance with Statement of Financial Accounting Standards No. 109, the Company reversed its valuation allowance against deferred tax assets in the amount of $1,242,000 in 1994. See Note 5 to the Company's Financial Statements.


(5) See Note 9 to the Company's Financial Statements for an explanation of the method used to determine the number of shares.

(6) Gives effect to the offering of 2,000,000 shares of Common Stock at the initial offering price and the application of the net proceeds therefrom. See 'Use of Proceeds' and 'Capitalization.'

     Medialink is headquartered in New York and maintains offices in Washington, D.C., Chicago, Dallas, Los Angeles, Atlanta and Norwalk, Connecticut. Its international activities are coordinated from its London office. Medialink was incorporated under the laws of the State of Delaware in 1986. The Company maintains its principal offices at 708 Third Avenue, New York, New York 10017. The Company's telephone number is 212-682-8300. The Company's Internet address is www.medialinkworldwide.com. Information contained in the Company's World Wide Web ('Web') site shall not be deemed part of this Prospectus.

                            ------------------------

     Unless otherwise indicated, all information in this Prospectus (i) assumes no exercise of the Underwriters' over-allotment option, (ii) reflects a 1.2 for 1 stock split of the Common Stock effected in the form of a stock dividend on July 31, 1996 and (iii) gives effect to the automatic conversion of all outstanding shares of Series A, Series B and Series C Preferred Stock into an aggregate of 2,111,669 shares of Common Stock to be effective upon the closing of this offering (the 'Preferred Stock Conversions'). See 'Description of Capital Stock.' Medialink is a service mark of the Company.

                                  RISK FACTORS

     An investment in the shares of Common Stock offered hereby involves a high degree of risk. The following factors, in addition to the other information in this Prospectus, should be carefully considered in evaluating the Company and its business before purchasing the shares of Common Stock offered hereby. This Prospectus contains forward-looking statements which involve risks and uncertainties. The Company's actual results in the future could differ significantly from the results discussed in such forward-looking statements. Factors that could cause or contribute to such a difference include, but are not limited to, those discussed in 'Risk Factors' below, 'Management's Discussion and Analysis of Financial Condition and Results of Operations' and 'Business,' as well as those discussed elsewhere in this Prospectus.

FLUCTUATIONS IN QUARTERLY OPERATING RESULTS; SEASONALITY OF BUSINESS

     The Company experiences quarterly seasonal variations in revenues as a result of many factors, including its clients' business cycles and timing of product introductions. As a result, the Company's revenues are typically lower during the first and third quarters of the Company's fiscal year. The Company expects this seasonality to continue in the future. In addition, other factors that may cause the Company's quarterly results to fluctuate include timing of the completion, material reduction or cancellation of projects or timing of the receipt of new business, timing of the hiring or loss of sales personnel, the relative profit mix of projects, strategic pricing decisions of the Company and costs relating to the expansion of operations and other factors. Events which dominate news broadcasts may cause the Company's clients to delay their use of, or not use, the Company's services for a particular project as such clients may determine that their messages may not receive adequate attention in light of the coverage of other news events. Such circumstances could have a material adverse effect on the Company's business, operating results and financial condition. See 'Management's Discussion and Analysis of Financial Condition and Results of Operations.'

DEPENDENCE ON KEY PERSONNEL

     The Company's success depends to a significant degree upon the continuing contributions of, and on its ability to attract and retain, qualified management and sales, operations, marketing and technical personnel. In particular, the loss of the services of its founders, Laurence Moskowitz, the Company's Chairman of the Board, President and Chief Executive Officer, or J. Graeme McWhirter, its Executive Vice President and Chief Financial Officer, could have a material adverse effect upon the Company. There can be no assurance that an adequate replacement could be found if the Company were to lose the services of Mr. Moskowitz or Mr. McWhirter. There can be no assurance that the Company will be able to continue to attract and retain qualified management and sales, operations, marketing and technical personnel in the future. The Company's failure to attract and retain key personnel would have a material adverse effect on its business, operating results and financial condition. The Company is the beneficiary of a $1.25 million key man life insurance policy on the life of Laurence Moskowitz. The Company has entered into employment agreements with its executive officers which will become effective upon the consummation of this offering, except for the employment agreement with Mr. David Davis which is currently effective. See 'Management.'

DEPENDENCE ON CERTAIN SUPPLIERS

     The Company has an exclusive agreement with the AP for the operation of the AP Express/Medialink Newswire serving approximately 720 television stations across the U.S. The Company believes that its agreement with the AP gives it a competitive advantage because of this ability to notify television stations of upcoming video transmissions, and the termination of such agreement could have a material adverse effect on the Company's business, operating results and financial condition. The Company's agreement with the AP expires in November 1999. The Company uses Nielsen Media Research and Competitive Media Reporting for electronic monitoring of video television broadcasts. In addition, the Company has agreements with the AP and ABC Radio for satellite transmissions of audio services to radio stations in the U.S. The termination of any of these services could have a material adverse effect on the Company's business, operating results and financial condition. The Company benefits from favorable volume pricing agreements with certain suppliers for satellite transmission services. The inability in the future to obtain sufficient supply or service from these and other vendors, or to develop alternative sources, could result in price increases, delays or reductions in services which could have a material adverse effect on the Company's business, operating results and financial condition.

     The Company's ability to distribute material to media outlets in accordance with its clients' requirements depends on a number of factors. Some of these factors are outside of the Company's control, including equipment failure and interruption in services by its telecommunications service providers. The Company's failure to make timely distributions could have a material adverse effect on the Company's business, operating results and financial condition. The Company has experienced increases in satellite transmission costs during the past two years. The inability or unwillingness of the Company to pass such cost increases to its clients could have a material adverse effect on the Company's business, operating results and financial condition.

DEPENDENCE ON VIDEO NEWS RELEASES

     A substantial portion of the Company's revenues to date has been derived from the production, distribution and monitoring of VNRs in the U.S. and overseas. A decline in demand for, or reduction in average prices charged by the Company for, VNR services, whether as a result of competition, technological change or otherwise, would have a material adverse effect on the Company's business, operating results and financial condition. Additionally, the Company is dependent upon the willingness of the media outlets to which it supplies VNRs to actually use them on their news broadcasts. Should these media outlets reduce the use of VNRs, there would be a material adverse effect on the Company's business, operating results and financial condition. See 'Management's Discussion and Analysis of Financial Condition and Results of Operations' and 'Business.'


DEPENDENCE ON NEW SERVICES FOR GROWTH

     The Company believes that its growth will depend, in part, on its ability to effectively market recently introduced services and to develop new services in a timely and cost-effective manner. There can be no assurance that the Company will be successful in marketing and developing these recently introduced services or other new services or that if such development is completed, the Company's planned introduction of these services will realize market acceptance or will meet the technical or other requirements of its clients. If the Company is unable to effectively market new services, there could be a material adverse effect on the Company's business, operating results and financial condition. See 'Business.'

RISKS ASSOCIATED WITH ACQUISITIONS

     The Company's growth strategy includes pursuing acquisitions in the communications services industry. The success of this strategy depends not only upon the Company's ability to identify and acquire suitable businesses on a cost-effective basis, but also upon its ability to integrate acquired personnel, operations, products, services and technology into its organization effectively, to retain and motivate key personnel and to retain the clients of acquired firms. There can be no assurance that the Company will be able to achieve any of the foregoing. The Company competes for acquisition opportunities with other companies that have significantly greater financial and other resources than those of the Company. The Company may use Common Stock and/or Preferred Stock (which could result in dilution to the purchasers of the Common Stock offered hereby) or may incur long-term indebtedness or a combination thereof for all or a portion of the consideration to be paid in future acquisitions. The Company has no current plans, agreements or commitments and is not currently engaged in any negotiations with respect to any acquisitions.

GLOBAL EXPANSION

     The Company plans to continue its international expansion through direct operations and foreign affiliations. There can be no assurance, however, that the Company's services will achieve market acceptance in other countries. The Company's ability to successfully enter these new markets will depend, in part, on its ability to attract personnel with experience in these locations and to attract partners with the necessary local business relationships. Changes in government policies and regulations in foreign countries could require the Company's services to be redesigned or could restrict the Company's ability to deliver its material. Telecommunications standards in foreign countries differ from those in the U.S. and may require the Company to incur substantial costs and expend significant managerial resources to comply with such standards. Furthermore, international business is subject to country-specific risks and circumstances, including different tax laws, difficulties in expatriating profits, currency exchange rate fluctuations, increases in duties, price controls and the complexities of administering business abroad. These and other related risks and circumstances could have a material adverse effect on the Company's business, operating results and financial condition.

ABILITY TO INTEGRATE NEW TECHNOLOGY

     The communications industry is characterized by rapidly changing technology. The Company's ability to remain competitive will depend in significant part upon its ability to continue to integrate new technology into its services. New technologies, as well as the introduction of services embodying new technologies, could render the Company's existing services obsolete or unmarketable. There can be no assurance that the Company will be successful in identifying and developing new services that respond to technological change, that the Company will not experience difficulties that could delay or prevent the successful development, introduction and marketing of these services or that its new or enhanced services will adequately meet the requirements of the marketplace and achieve market acceptance. See 'Business.'

COMPETITION

     The markets for the Company's services are highly competitive. The principal competitive factors affecting the Company are effectiveness, reliability, price, technological sophistication and timeliness. Numerous specialty companies compete with the Company in each of its business lines although no single company competes across all service lines. Many of the Company's competitors or potential competitors have longer operating histories, longer client relationships and significantly greater financial, management, technological, sales, marketing and other resources than the Company. In addition, clients could perform internally all or certain of the services provided by the Company rather than outsourcing such services. The Company expects that competition will increase substantially as a result of industry consolidations and alliances, as well as through the emergence of new competitors. The Company believes that the market for communications services may become increasingly concentrated in the future as a result of the acquisition and integration of smaller service providers, which are likely to permit many of the Company's competitors to devote significantly greater resources to the development and marketing of new competitive services. There can be no assurance that existing or future competitors will not develop or offer communications services that provide significant performance, price, creative or other advantages over those offered by the Company. The Company could face competition from companies in related communications markets which could offer services that are similar or superior to those offered by the Company. In addition, national and regional telecommunications providers could enter the market with materially lower electronic delivery costs, and radio and television networks could also begin transmitting business communications separate from their news programming. The Company's ability to maintain and attract clients depends to a significant degree on the quality of services provided and its reputation among its clients and potential clients as compared to that of competitors. There can be no assurance that the Company will not face increased competition in the future or that such competition will not have a material adverse effect on the Company's business, operating results and financial condition.

MANAGEMENT OF GROWTH; RISKS ASSOCIATED WITH EXPANSION

     The Company's business has grown rapidly in recent years. The Company's expansion has resulted, and is expected in the future to result, in substantial growth in the number of its employees and in increased responsibility for both existing and new management personnel. The Company's success depends to a significant extent on the ability of its executive officers and other members of senior management, only one of whom has any executive management experience with a public company, to manage that growth and operate effectively, both independently and as a group. See 'Management.'

     In addition, the Company plans to expand its services and open new offices. There can be no assurance that the Company will be able to manage its recent or any future expansion effectively and profitably, and any inability to do so would have a material adverse effect on the Company's business, operating results and financial condition. There also can be no assurance that the Company will be able to sustain the rates of growth that it has experienced in the past.

ABSENCE OF LONG-TERM CONTRACTS

     The Company's clients generally retain the Company on a project-by-project basis rather than under long-term contracts. As a result, there can be no assurance that a client will engage the Company for further services once a project is completed. Assignments from existing clients represented a significant portion of the Company's revenues for 1995 and the nine months ended September 30, 1996, accounting for 63% and 70%, respectively. To the extent that a large number of the Company's current clients do not continue to use the Company's services, and the Company is unable to attract new clients or leverage existing client relationships by cross-marketing its services, there would be a material adverse effect on the Company's business, operating results and financial condition.

SUSCEPTIBILITY TO GENERAL ECONOMIC CONDITIONS

     The Company's revenues are affected by its clients' marketing communications spending and advertising budgets. The Company's revenues and results of operations may be subject to fluctuations based upon general economic conditions in the geographic locations where it distributes its material. If there were to be a general economic downturn or a recession in these geographic locations, then the Company expects that business enterprises, including its clients and potential clients, could substantially and immediately reduce their marketing and communications budgets. In the event of such an economic downturn, there would be a material adverse effect on the Company's business, operating results and financial condition.

CONCENTRATION OF STOCK OWNERSHIP; POTENTIAL ISSUANCE OF PREFERRED STOCK; PROVISIONS WITH POTENTIAL ANTI-TAKEOVER EFFECTS

     Upon completion of this offering, the executive officers and directors of the Company and their affiliates and other holders of 5% or more of the Common Stock will beneficially own approximately 44.3% of the Common Stock (approximately 40.0% if the Underwriters' over-allotment option is exercised in full). As a result, these stockholders will be able to significantly influence all matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions. Such concentration of ownership may have the effect of delaying or preventing a change in control of the Company. See 'Principal and Selling Stockholders.'

     In addition, the Company's Board of Directors has the authority to issue up to 1,000,000 shares of Preferred Stock and to determine the price, rights, preferences, privileges and restrictions thereof, including voting rights, without any further vote or action by the Company's stockholders. Although the Company has no current plans to issue any shares of Preferred Stock, the rights of the holders of Common Stock would be subject to, and may be adversely affected by, the rights of the holders of any Preferred Stock that may be issued in the future. Issuance of Preferred Stock could have the effect of delaying, deferring or preventing a change in control of the Company. Furthermore, certain provisions of the Company's Amended and Restated Certificate of Incorporation and Amended and Restated By-laws and of Delaware law could have the effect of delaying, deferring or preventing a change in control of the Company. See 'Management,' 'Certain Transactions,' 'Principal and Selling Stockholders' and 'Description of Capital Stock.'

     The Company is subject to the provisions of Section 203 of the Delaware General Corporation Law which prevent certain Delaware corporations, including those whose securities are listed on the Nasdaq National Market, from engaging, under certain circumstances, in a 'business combination' with any 'interested stockholder' for three years following the date that such stockholder became an 'interested stockholder.' A Delaware corporation may 'opt out' of this law with an express provision in its original certificate of incorporation or an amendment either to its certificate of incorporation or to its by-laws approved by a majority of the outstanding voting shares. The Company has not opted out of the law which may inhibit a third party 'interested stockholder' from commencing a 'business combination.'

DISCRETION IN USE OF PROCEEDS

     The Company intends to use the net proceeds from the sale of the Common Stock offered hereby for general corporate purposes and possible acquisitions. The Company, however, has not designated any specific use for these proceeds. Accordingly, the Company will have complete discretion with respect to the use of these proceeds and there can be no assurance that they can or will be invested to yield a significant return. See 'Use of Proceeds.'

NO PRIOR MARKET; POSSIBLE VOLATILITY OF STOCK PRICE

     Prior to this offering there has been no public market for the Company's Common Stock and, although the Common Stock has been approved for quotation and trading on the Nasdaq National Market subject to official notice of issuance, there can be no assurance that an active trading market will develop or be sustained after this offering. The initial public offering price of the Common Stock offered hereby was determined through negotiations among the Company and the Representatives of the Underwriters and may not be indicative of future market prices. There can be no assurance that the market price of the Common Stock will not decline below the initial public offering price. The trading prices of the Common Stock may be highly volatile and subject to wide fluctuations in response to a number of factors, including variations in operating results, limited trading volume, failure to meet expectations of, or a change in recommendation by, securities analysts, announcements of extraordinary events such as litigation or acquisitions, announcements of technological innovations or new services by the Company or its competitors, as well as trends in the Company's industry and general market conditions. In addition, stock markets have experienced extreme price and volume fluctuations in recent years. This volatility has had a substantial effect on the market prices of securities of many companies for reasons frequently unrelated to the operating performance of the specific companies. These broad market fluctuations may adversely affect the market price of the Company's Common Stock. See 'Underwriting.'

IMMEDIATE AND SUBSTANTIAL DILUTION

     Investors participating in this offering will incur immediate, substantial dilution of approximately $5.50 in the net tangible book value per share. To the extent outstanding options to purchase the Company's Common Stock are exercised, there will be further dilution to such investors. See 'Dilution.'

BENEFITS OF THIS OFFERING TO CURRENT STOCKHOLDERS

     Upon the consummation of this offering, the current stockholders of the Company will realize certain benefits, including the creation of a public trading market for their shares of Common Stock and the corresponding facilitation of sales by such stockholders of their shares of Common Stock in the secondary market. Such stockholders purchased their Common Stock at an average price of $1.27 per share, substantially below the initial public offering price.

SHARES ELIGIBLE FOR FUTURE SALES

     Sales of a substantial number of shares of Common Stock in the public market following this offering or the prospect of such sales could adversely affect the market price of the Common Stock prevailing from time to time.

     Upon completion of this offering, the Company will have 5,047,933 shares of Common Stock outstanding. Of these shares, 2,000,000 shares of Common Stock offered hereby will be freely transferable without restriction unless purchased by 'affiliates' of the Company as that term is defined under Rule 144 ('Rule 144') promulgated under the Securities Act of 1933, as amended (the 'Securities Act'). The remaining shares will be 'restricted securities' as that term is defined in Rule 144 under the Securities Act and may not be sold other than pursuant to an effective registration statement under the Securities Act or pursuant to an exemption from such registration requirement. Subject to the contractual restrictions discussed below, 3,021,412 shares of Common Stock will be eligible for sale under Rule 144 from the date of this Prospectus. 2,111,669 of such shares are entitled to certain registration rights. See 'Description of Capital Stock.' Holders of 99% of the outstanding Common Stock are subject to lock-up agreements under which they have agreed not to sell or otherwise dispose of any shares of Common Stock without the prior written consent of Dean Witter Reynolds Inc. for a period of 180 days after the date of this Prospectus whether now owned or hereafter acquired by such stockholders or with respect to which such stockholders have or hereafter acquire the power of disposition or enter into any swap or any other agreement or any transaction that transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of the Common Stock or any Common Stock deemed to be beneficially owned by such stockholders, whether any such swap or transaction is to be settled by delivery of Common Stock or other securities, in cash or otherwise. Such stockholders also have agreed not to exercise their registration rights for 180 days after the date of this Prospectus and have granted Dean Witter Reynolds Inc. the right of first refusal to be engaged as the lead manager of the underwritten public offering of their shares if registration rights are exercised following the expiration of the lock-up period until the date that is 12 months from the date of this Prospectus. The Company has consented to any such engagement of Dean Witter Reynolds Inc. The Company has agreed not to issue or sell any shares of Common Stock, without the prior written consent of Dean Witter Reynolds Inc. for a period of 180 days after the date of this Prospectus other than the issuance of shares upon the exercise of stock options. Upon the expiration of the 180-day lock-up period, certain of the shares of Common Stock subject to the lock-up agreements will become eligible for sale in the public market subject to the conditions of Rule 144. See 'Underwriting' and 'Shares Eligible For Future Sales.'

     The Company intends to file a Registration Statement on Form S-8 to register the 812,648 shares of Common Stock issuable upon the exercise of options granted under the Stock Option Plan and the Directors Stock Option Plan. Following the filing of the Form S-8, shares of Common Stock issued upon the exercise of options granted under the Stock Option Plan and the Directors Stock Option Plan will be available for sale in the public market upon vesting of such options, subject to Rule 144 volume limitations applicable to affiliates.

                                USE OF PROCEEDS

     The net proceeds to the Company from the sale of the 2,000,000 shares of Common Stock offered by the Company hereby are estimated to be $15.89 million, after deducting the Underwriters' discounts and commissions and the estimated offering expenses payable by the Company.

     The Company intends to use the net proceeds of this offering for general corporate purposes and possible acquisitions. No portion of the proceeds of this offering has been allocated to any specific acquisition. Although the Company reviews and considers possible acquisitions on an on-going basis, no specific acquisitions are planned as of the date of this Prospectus. Pending such uses, the Company plans to invest the net proceeds of this offering in short-term, interest-bearing investment grade securities. See 'Business.'

                                DIVIDEND POLICY

     The Company has never paid dividends on its Common Stock. The Company intends to retain any earnings to provide funds for utilization in its business and does not anticipate paying any cash dividends on its Common Stock in the foreseeable future. The Company's loan agreement contains provisions which prohibit the payment of cash dividends by the Company.

                                    DILUTION

     At September 30, 1996 the pro forma net tangible book value of the Company, as adjusted to give effect to the Preferred Stock Conversions as if the Preferred Stock Conversions had occurred on September 30, 1996, was $1,802,533 or $0.59 per share of Common Stock outstanding. 'Pro Forma net tangible book value' per share represents the total amount of the Company's tangible assets less total liabilities, divided by the number of shares of Common Stock outstanding prior to the offering. After giving effect to the sale by the Company of the 2,000,000 shares of Common Stock offered hereby (after deducting estimated underwriting discounts and offering expenses), the pro forma net tangible book value of the Company at September 30, 1996 would have been $17,692,553 or $3.50 per share. This amount represents an immediate increase of $2.91 per share to existing stockholders and an immediate dilution of $5.50 per share to new investors. The following table illustrates this per share dilution:

Initial public offering price per share of Common Stock...............................            $ 9.00
     Pro forma net tangible book value per share before the offering..................   $0.59
     Increase per share attributable to the offering..................................    2.91
                                                                                         -----
Pro forma net tangible book value per share of Common Stock after the offering........              3.50
                                                                                                  ------
Dilution per share to new investors in the offering...................................            $ 5.50
                                                                                                  ------
                                                                                                  ------

     The following table sets forth, on a pro forma basis at September 30, 1996,

after giving effect to the Preferred Stock Conversions and the offering, the number of shares of Common Stock purchased from the Company, the total consideration paid and the average price per share paid by the existing stockholders and by the investors purchasing shares of Common Stock offered hereby (at the initial public offering price before deducting underwriting discounts and offering expenses):

                                               SHARES PURCHASED         TOTAL CONSIDERATION       AVERAGE
                                             ---------------------     ----------------------      PRICE
                                               NUMBER      PERCENT       AMOUNT       PERCENT    PER SHARE
                                             ----------    -------     -----------    -------    ---------
Existing stockholders(1)..................    3,047,933      60.4%     $ 3,884,261      17.7%     $  1.27
New investors(1)..........................    2,000,000      39.6       18,000,000      82.3         9.00
                                             ----------    -------     -----------    -------
Total.....................................    5,047,933     100.0%     $21,884,261     100.0%
                                             ----------    -------     -----------    -------
                                             ----------    -------     -----------    -------

------------------
(1) If the over-allotment option is exercised in full, sales by Selling Stockholders will reduce the number of shares held by the existing stockholders to 2,747,933 shares or approximately 54.4% of the total shares of Common Stock outstanding and will increase the number of shares held by new investors to 2,300,000 or approximately 45.6% of the total shares of Common Stock outstanding after this offering. See 'Principal and Selling Stockholders.'

     The foregoing computations assume no exercise of options to purchase 569,594 shares of Common Stock reserved for issuance under the Company's Stock Option Plan at a weighted average exercise price of $3.16 per share and 62,400 shares of Common Stock reserved for issuance under the Directors Stock Option Plan at an exercise price of $3.54 per share. To the extent that any outstanding options are exercised, there will be further dilution to new investors. See 'Management.'

                                 CAPITALIZATION

     The following table sets forth the capitalization of the Company (i) on an actual basis as of September 30, 1996 and (ii) as adjusted to give effect to the Preferred Stock Conversions and the issuance and sale by the Company of the 2,000,000 shares of Common Stock offered hereby, at the initial public offering price, and the receipt of the estimated net proceeds therefrom, after deducting the underwriting discounts and commissions and estimated offering expenses payable by the Company. This table should be read in conjunction with the Financial Statements and related Notes thereto, 'Management's Discussion and Analysis of Financial Condition and Results of Operations' and the Unaudited Pro Forma Condensed Combined Financial Statements appearing elsewhere in this Prospectus.

                                                                                SEPTEMBER 30, 1996
                                                                             -------------------------
                                                                               ACTUAL      AS ADJUSTED
                                                                             ----------    -----------
Current portion of long-term debt........................................    $   37,143    $    37,143
                                                                             ----------    -----------
                                                                             ----------    -----------
Long-term debt...........................................................    $  283,950    $   283,950
Stockholders' equity(1)
  Preferred Stock, $.01 par value, 1,000,000 shares authorized; none
     issued and outstanding, actual and as adjusted......................            --             --
  Series A, 10% Cumulative Convertible Preferred Stock, $1.50 par value;
     655,417 shares authorized, issued and outstanding actual; none
     issued and outstanding as adjusted..................................       983,126             --
  Series B, 10% Cumulative Convertible Preferred Stock, $1.35 par value;
     475,185 shares authorized, issued and outstanding actual; none
     issued and outstanding as adjusted..................................       641,500             --
  Series C, 10% Cumulative Convertible Preferred Stock, $2.75 par value;
     645,455 shares authorized; 629,130 shares issued and outstanding
     actual; none issued and outstanding as adjusted.....................     1,730,107             --
  Common Stock, $.01 par value, 15,000,000 shares authorized; 936,264 shares issued and outstanding actual; 5,047,933 shares issued and
     outstanding as adjusted.............................................         9,363         50,479
Additional paid-in capital...............................................       520,165     19,723,782
Accumulated deficit......................................................      (711,012)      (711,012)
Equity adjustment for foreign currency translation.......................          (634)          (634)
                                                                             ----------    -----------
  Total stockholders' equity.............................................     3,172,615     19,062,615
                                                                             ----------    -----------
Total capitalization.....................................................    $3,456,565    $19,346,565
                                                                             ----------    -----------
                                                                             ----------    -----------

------------------
(1) Does not include an aggregate of (i) 569,594 shares of Common Stock issuable upon exercise of options outstanding under the Company's Stock Option Plan at a weighted average exercise price of $3.16 per share of Common Stock and
    (ii) 62,400 shares of Common Stock reserved for issuance upon exercise of options outstanding under the Directors Stock Option Plan, at an exercise price of $3.54 per share.

                         SELECTED FINANCIAL INFORMATION
                (IN THOUSANDS, EXCEPT PER SHARE AND OTHER DATA)

     The following selected historical financial information presented below as of and for each of the five years ended December 31, 1995 and for the nine-months ended September 30, 1996 have been derived from financial statements of the Company audited by KPMG Peat Marwick LLP, independent certified public accountants. The financial statements as of December 31, 1994 and 1995 and September 30, 1996 and for each of the years in the three-year period ended December 31, 1995 and the nine-months ended September 30, 1996 are included elsewhere in this Prospectus. The selected unaudited historical information presented below for the nine-month period ended September 30, 1995 is derived from the unaudited financial statements of the Company included elsewhere in this Prospectus. In the opinion of management of the Company, the unaudited financial information reflects all adjustments, consisting of normal recurring adjustments, necessary to present fairly the financial information for such periods and as of such date. The results of the nine-month periods ended September 30, 1995 and 1996 are not necessarily indicative of results to be expected for the full year.
     The unaudited pro forma information gives effect to the PR Data Acquisition as if it had occurred at the beginning of the period presented. The pro forma information is not necessarily indicative of the results of operations that would have been reported if the PR Data Acquisition had occurred during those periods, or that may be reported in the future.
     This data should be read in conjunction with the historical financial statements of the Company and PR Data Systems Inc. ('PR Data') and the Unaudited Pro Forma Condensed Combined Financial Statements of the Company appearing elsewhere in this Prospectus.




                                                                                                           NINE MONTHS ENDED
                                                     YEARS ENDED DECEMBER 31,                                SEPTEMBER 30,
                                -------------------------------------------------------------------   ----------------------------
                                                                                       1995            1995           1996
                                                                               --------------------   ------   -------------------
                                                                                             PRO                            PRO
                                  1991        1992        1993       1994       ACTUAL      FORMA     ACTUAL   ACTUAL      FORMA
                                --------    --------    --------   --------    --------   ---------   ------   -------   ---------
STATEMENT OF OPERATIONS DATA:
Revenues......................  $  4,891    $  5,802    $  6,065   $  7,548    $ 10,625   $ 12,237    $7,382   $11,158    $12,014
Direct costs..................     1,867       2,225       2,629      3,039       4,553      4,745     3,282     4,605      4,696
                                --------    --------    --------   --------    --------   --------    ------   -------   --------
Gross profit..................     3,024       3,577       3,435      4,509       6,071      7,492     4,100     6,553      7,318
General and administrative
  expenses....................     2,937       3,437       3,651      4,069       5,373      6,787     3,797     5,548      6,307
                                --------    --------    --------   --------    --------   --------    ------   -------   --------
Operating income (loss).......        87         140        (215)       440         698        705       303     1,005      1,011
Other income (expense)........       (12)         18          (3)         1          15        (11)       12         5        (27)

                                --------    --------    --------   --------    --------   --------    ------   -------   --------
Income (loss) before income
  taxes.......................        75         158        (218)       441         713        694      315      1,010        984
Income tax expense
  (benefit)...................        26          63          13     (1,023)(1)     332        320      149        431        417
                                --------    --------    --------   --------    --------   --------    -----    -------   --------
Income (loss) from continuing
  operations before
  discontinued operations and
  extraordinary
  item........................        49          95        (231)     1,464(1)      381        374      166        579        567
Net income (loss).............  $     21(2) $    144(2) $   (231)  $  1,464(1) $    381   $    374    $ 166    $   579    $   567
                                --------    --------    --------   --------    --------   --------    -----    -------   --------
                                --------    --------    --------   --------    --------   --------    -----    -------   --------
Net income (loss) applicable
  to common stock.............  $   (295)(2) $   (184)(2) $   (566) $  1,129   $     46   $    374    $ (85)   $   327    $   567
Net income (loss) before tax
  valuation reversal(1).......  $     21(2) $    144(2) $   (231)  $    222    $    381   $    374    $ 166    $   579    $   567
Pro forma net income per
  share(3)                                                                     $   0.11               $0.05    $  0.17
Shares used to compute pro
  forma net income per
  share(3)....................                                                    3,453               3,453      3,485
OTHER DATA:
Number of offices.............         4           4           5          6           7          8        7          8          8
Average revenues per sales
  employee....................  $326,000    $322,000    $347,000   $414,000    $506,000   $532,000

                                                                             DECEMBER 31,                     SEPTEMBER 30,
                                                            ----------------------------------------------    -------------
                                                             1991      1992      1993      1994      1995         1996
                                                            ------    ------    ------    ------    ------        ----
BALANCE SHEET DATA:
Working capital..........................................   $  248    $  370    $  218    $  887    $1,722       $ 1,500
Total assets.............................................    1,399     1,483     1,683     3,237     4,387         6,551
Long-term debt, net of current portion...................       30        --        --        --        --           284
Stockholders' equity.....................................      488       750       557     2,017     2,425         3,173

------------------
(1) In accordance with Statement of Financial Accounting Standards No. 109, the Company reversed its valuation allowance against deferred tax assets in the amount of $1,242,000 in 1994. See Note 5 to the Company's Financial Statements.

(2) Includes a loss of $40,000 from discontinued operations in 1991 and the utilization of net operating losses resulting in tax benefits of $12,000 in 1991 and $49,000 in 1992.

(3) See Note 9 to the Company's Financial Statements for an explanation of the method used to determine the number of shares.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OVERVIEW

     The following discussion of the Company's historical results of operations and of its liquidity and capital resources should be read in conjunction with the Selected Financial Information of the Company and the Financial Statements of the Company and the Notes thereto included elsewhere in the Prospectus.

     The Company was formed in September 1986 and initially concentrated on the satellite distribution of VNRs and the electronic monitoring of their broadcast on television. The Company has grown as a result of the introduction of new services and domestic and international expansion. The Company now provides a wide array of services on a worldwide basis. These services include video distribution and monitoring (introduced in 1987), live broadcasts, including satellite media tours and video conferencing (1988), video production, research and analysis of marketing communications campaigns and programs (1994) and audio distribution and production (1996). Services introduced since 1994 (video production, audio distribution and production, research and analysis, and print distribution) accounted for approximately 27% of revenues for the nine months ended September 30, 1996. The PR Data Acquisition in July 1996 has expanded the Company's research capabilities and added print news release distribution services. The following table illustrates on a percentage of revenues basis the changing mix of the Company's revenues since 1992:

                                                                                NINE MONTHS
                                                                                   ENDED
                                                 YEARS ENDED DECEMBER 31,      SEPTEMBER 30,
                                               ----------------------------    -------------
                  SERVICES                     1992    1993    1994    1995        1996
--------------------------------------------   ----    ----    ----    ----    -------------
Video distribution and monitoring...........    73%     75%     73%     61%          52%
Video production............................    --      NM       7      12           19
Live broadcasts.............................    27      25      20      22           21
Audio distribution and production...........    --      --      --      --            2
Research and analysis.......................    --      --      NM       5            5
Print distribution..........................    --      --      --      --            1

     The Company launched its international services and established an office in London in 1993. The Company has since developed 17 affiliate relationships which enable the Company to provide global production and distribution. International revenues more than quadrupled from $360,000 in 1993 to $1.5 million in 1995. International revenues increased by $1.1 million, or 110% from $1.0 million for the nine months ended September 30, 1995 to $2.1 million for the nine months ended September 30, 1996.

     In addition to adding new services, the Company has continued to expand geographically by adding new offices, most recently in Dallas in 1994 and

Atlanta in 1995, and by adding personnel to existing offices. Each new office has resulted in the development of new client relationships.

     Clients pay for production, distribution, monitoring and live broadcasts on a fixed-fee basis. The Company does not charge the media for airing the clients' material. The Company's revenues do not depend on the usage by the media of the clients' material. The Company's production department specifies in advance of each project the services to be provided for the specified fee. In the event that a project requires additional services, the client incurs additional fees. Research is conducted pursuant to contracts and on a project basis. These contracts and projects are priced on a fixed-fee basis. Distribution and live broadcast revenues are recognized upon the completion of the project. Video production and research revenues are recognized on the percentage of completion basis. Generally, video production projects are completed within one month from the time they are initiated; research projects can last for up to one year.

     Direct costs include costs associated with the use of the AP Express/Medialink Newswire, satellite transmission, electronic monitoring, production crews, editing, studios, tabulation services and sales commissions. Satellite transmission costs have increased during the past two years. During the third quarter of 1995 the Company began to pass such increase in costs to its clients. General and administrative expenses include all salary-related costs as well as general overhead costs such as advertising, travel and entertainment expenses, and rent.

     The Company experiences quarterly seasonal variations in revenues as a result of several factors, including its clients' business cycles and timing of product introductions. Accordingly, since the Company's salary and overhead costs are relatively stable from quarter to quarter, the Company's results from operations have been higher in the second and fourth quarters of the fiscal year. In addition, the Company's gross profit margins reflect the mix of business between the Company's services.

     The Company consummated the PR Data Acquisition in July 1996. PR Data had revenues of approximately $1.7 million in 1995. The Company paid for the PR Data Acquisition through the payment of $120,000 cash, the issuance of 24,000 shares of Common Stock and the assumption of certain liabilities not to exceed the book value of the assets acquired by $372,000. In addition, the Company will make payments in the aggregate amount of $410,000 payable over the next five years under the terms of non-compete agreements with certain officers and stockholders of PR Data. The transaction was accounted for as a purchase.

GENERAL

Results of Operations

     The following table sets forth for the periods indicated certain components of the Company's statement of operations as a percentage of revenues.


                                                                       NINE MONTHS
                                                                     ENDED SEPTEMBER
                                        YEARS ENDED DECEMBER 31,           30,
                                       --------------------------    ----------------
                                        1993      1994      1995      1995      1996
                                       ------    ------    ------    ------    ------
Revenues...........................    100.0%    100.0%    100.0%    100.0%    100.0%
Direct costs.......................     43.4      40.3      42.9      44.5      41.3
                                       ------    ------    ------    ------    ------
Gross profit.......................     56.6      59.7      57.1      55.5      58.7
General and administrative
  expenses.........................     60.2      53.9      50.6      51.4      49.7
                                       ------    ------    ------    ------    ------
Operating income (loss)............     (3.6)      5.8       6.5       4.1       9.0
Other income.......................       --        --       0.1       0.1       0.0
                                       ------    ------    ------    ------    ------
Income (loss) before income taxes..     (3.6)      5.8       6.6       4.2       9.0
Income tax expense (benefit).......      0.2     (13.6)(1)   3.1       2.0       3.8
                                       ------    ------    ------    ------    ------
Net income (loss)..................     (3.8 )%   19.4%(1)   3.5%      2.2%      5.2%
                                       ------    ------    ------    ------    ------
                                       ------    ------    ------    ------    ------

------------------
(1) In accordance with Statement of Financial Accounting Standards No. 109, the Company reversed its valuation allowance against deferred tax assets in the amount of $1,242,000 in 1994. See Note 5 to the Company's Financial Statements.

NINE MONTHS ENDED SEPTEMBER 30, 1996 COMPARED TO THE NINE MONTHS ENDED SEPTEMBER 30, 1995

     Revenues. Revenues increased by $3.8 million, or 51.2%, from $7.4 million for the nine months ended September 30, 1995 (the 'September 1995 Period') to $11.2 million for the nine months ended September 30, 1996 (the 'September 1996 Period'). This increase was primarily due to increased sales of VNR production services, which increased by $1.2 million, increased sales of VNR distribution services, which increased by $1.3 million, and live broadcast services, which increased by $687,000. In addition, following the PR Data Acquisition in July 1996 Medialink PR Data contributed $250,000 to the Company's revenues. Revenues from international services contributed $941,000 to the Company's revenue growth.

     Direct Costs. Direct costs increased by $1.3 million, or 40.2%, from $3.3 million for the September 1995 Period to $4.6 million for the September 1996 Period. Direct costs as a percentage of revenues decreased to 41.3% for the September 1996 Period from 44.5% for the September 1995 Period, reflecting an increase in business activity and the mix of business during the period.

     General and Administrative Expenses. General and administrative expenses increased by $1.7 million, or 46.2%, from $3.8 million for the September 1995 Period to $5.5 million for the September 1996 Period. General and administrative expenses as a percentage of revenues decreased to 49.7% for the September 1996 Period from 51.4% for the September 1995 Period. Salary related costs increased by $1.0 million as the Company strengthened its upper and mid-level management, expanded its sales and operations staff and as a result of the PR Data Acquisition. In addition, sales and marketing costs increased by $108,000 for the September 1996 Period and rent and utilities increased by $149,000 for the September 1996 Period resulting from the expansion of the Company's sales and operations staff and the PR Data Acquisition.

     Operating Income. As a result of the foregoing, operating income increased by $702,000, or 231.7%, from $303,000 for the September 1995 Period to $1.0 million for the September 1996 Period. As a percentage of revenues, operating income for the September 30, 1996 Period was 9.0% as compared with 4.1% for the September 1995 Period.

     Income Tax Expense. Income tax expense reflects an allocation based on the full year anticipated tax expense. Combined federal, state and local taxes were anticipated to be 42.7% for the September 1996 Period and were 47.2% for the September 1995 Period.

YEAR ENDED DECEMBER 31, 1995 COMPARED TO THE YEAR ENDED DECEMBER 31, 1994

     Revenues. Revenues increased by $3.1 million, or 40.7%, from $7.5 million for the year ended December 31, 1994 to $10.6 million for the year ended December 31, 1995. The increase was primarily due to increased sales of VNR distribution services, which increased by $930,000, VNR production services, which increased by $780,000, live broadcast services, which increased by $780,000, and research and analysis services, which increased by $500,000. These increases were primarily attributable to international revenue growth which increased by $650,000, improved productivity of the Company's sales and marketing team, the growth of U.S. production services and the introduction of research and analysis services at the end of 1994.

     Direct Costs. Direct costs increased by $1.6 million, or 49.9%, from $3.0 million in 1994 to $4.6 million in 1995. Direct costs as a percentage of revenues increased from 40.3% of revenues for 1994 to 42.9% of revenues for 1995. This increase was attributable to a change in the mix of the Company's business and an increase in satellite costs.

     General and Administrative Expenses. General and administrative expenses increased by $1.3 million, or 32.0%, from $4.1 million in 1994 to $5.4 million in 1995. General and administrative expenses as a percentage of revenues decreased to 50.6% in 1995 from 53.9% in 1994. Salary-related costs increased by $700,000 in 1995 as the Company increased its staff to respond to the increased demand for the Company's services and sales and marketing costs increased by $167,000 in 1995.

     Operating Income. As a result of the foregoing, operating income increased by $258,000, or 58.6%, from $440,000 in 1994 to $698,000 in 1995. As a percentage of revenues, operating income for 1995 was 6.5% as compared with 5.8% for 1994.


     Income Tax Expense (Benefit). In 1994 the income tax benefit resulted primarily from the reversal of the balance of the Company's valuation allowance on deferred tax assets in accordance with SFAS No. 109 as a result of the Company's determination that it had become more likely than not that such deferred tax assets would be realized.

YEAR ENDED DECEMBER 31, 1994 COMPARED TO THE YEAR ENDED DECEMBER 31, 1993

     Revenues. Revenues increased by $1.5 million, or 24.4%, from $6.0 million for the year ended December 31, 1993 to $7.5 million in the year ended December 31, 1994. This increase was primarily due to increased sales of VNR distribution services which increased by $1.0 million, and VNR production services which increased by $490,000. These increases were primarily attributable to improved productivity of the Company's sales and marketing team, the introduction of VNR production services in the U.S. and international revenue growth which increased by $475,000.

     Direct Costs. Direct costs increased by $409,000, or 15.6%, from $2.6 million in 1993 to $3.0 million in 1994. Direct costs as a percentage of revenues decreased to 40.3% in 1994 from 43.3% in 1993. The gross margin improved as a result of the change in the mix in the Company's business.

     General and Administrative Expenses. General and administrative expenses increased by $418,000, or 11.5%, from $3.7 million in 1993 to $4.1 million in 1994. General and administrative expenses as a percentage of revenues decreased to 53.9% in 1994 from 60.2% in 1993. Salary-related costs increased by $219,000 in 1994 and sales and marketing costs increased by $84,000 in 1994.

     Operating Income (Loss). As a result of the foregoing, operating income increased by $656,000, from an operating loss of $215,000 in 1993 to an operating profit of $440,000 in 1994. As a percentage of revenues, operating income for 1994 was 5.8% as compared with a loss of 3.5% for 1993.

     Income Tax Expense (Benefit). Income tax expense reflected on the statement of operations represents federal, state and local taxes. In 1994 the income tax benefit resulted primarily from the reversal of the Company's valuation allowance on deferred tax assets in accordance with SFAS No. 109. In 1993, income tax expense reflected state and local taxes as the Company had determined that, based on its operating losses and the level of its deferred tax assets, it was unable to conclude that it was more likely than not that such deferred tax assets would be realized in the future.

QUARTERLY RESULTS

     The Company experiences quarterly seasonal variations in revenues as a result of several factors, including its clients' business cycles and timing of product introductions. Accordingly, since the Company's salary and overhead costs are relatively stable from quarter to quarter, the Company's results from operations have been higher in the second and fourth quarters. The following table presents the Company's operating results for the eight quarters ended September 30, 1996. The information for each of these quarters is unaudited but has been prepared on the same basis as the Company's audited financial statements and in the opinion of the Company's management reflects all the adjustments made in conjunction with the Company's audited financial statements and notes thereto appearing elsewhere in the prospectus. Operating results for any quarter are not indicative of results for any future periods.

                                                                     THREE MONTHS ENDED
                                  ----------------------------------------------------------------------------------------
                                  DECEMBER 31,   MARCH 31,   JUNE 30,   SEPTEMBER 30,  DECEMBER 31,   MARCH 31,   JUNE 30,
                                      1994         1995        1995         1995           1995         1996        1996
                                  ------------   ---------   --------   -------------  ------------   ---------   --------
                                                                       (IN THOUSANDS)
Revenues........................    $  2,126      $ 2,018    $  2,920      $ 2,445       $  3,242      $ 3,329    $  4,102
Direct costs....................         860          876       1,329        1,078          1,270        1,439       1,769
                                  ------------   ---------   --------   -------------  ------------   ---------   --------
Gross profit....................       1,266        1,142       1,591        1,367          1,972        1,890       2,333
General and administrative
  expenses......................       1,099        1,192       1,284        1,319          1,578        1,568       1,832
                                  ------------   ---------   --------   -------------  ------------   ---------   --------
Operating income (loss).........         167          (50)        307           48            394          322         501
Other income (expense)..........           2            3           4            5              3            7           6
                                  ------------   ---------   --------   -------------  ------------   ---------   --------
Income (loss) before taxes......         169          (47)        311           53            397          329         507
Income tax expense (benefit)....          69          (22)        145           25            185          134         207
                                  ------------   ---------   --------   -------------  ------------   ---------   --------
Net income (loss)...............    $    100      $   (25)   $    166      $    28       $    212      $   195    $    300
                                  ------------   ---------   --------   -------------  ------------   ---------   --------
                                  ------------   ---------   --------   -------------  ------------   ---------   --------
Pro forma net income (loss) per
  share(1)......................    $   0.03      $ (0.01)   $   0.05      $  0.01       $   0.06      $  0.05    $   0.09


                                  SEPTEMBER 30,
                                      1996
                                  -------------

Revenues........................     $ 3,727
Direct costs....................       1,397
                                  -------------
Gross profit....................       2,330
General and administrative
  expenses......................       2,148
                                  -------------
Operating income (loss).........         182
Other income (expense)..........          (9)
                                  -------------
Income (loss) before taxes......         173
Income tax expense (benefit)....          90
                                  -------------
Net income (loss)...............     $    83

                                  -------------
                                  -------------
Pro forma net income (loss) per
  share(1)......................     $  0.03

                                                                AS A PERCENTAGE OF REVENUES
                                  ----------------------------------------------------------------------------------------
Revenues........................       100.0%       100.0%      100.0%       100.0%         100.0%       100.0%      100.0%
Direct costs....................        40.5         43.4        45.5         44.2           39.2         43.2        43.1
                                  ------------   ---------   --------   -------------  ------------   ---------   --------
Gross profit....................        59.5         56.6        54.5         55.8           60.8         56.8        56.9
General and administrative
  expenses......................        51.6         59.0        44.0         53.9           48.7         47.1        44.7
                                  ------------   ---------   --------   -------------  ------------   ---------   --------
Operating income (loss).........         7.9         (2.4)       10.5          1.9           12.1          9.7        12.2
Other income (expense)..........          --          0.1         0.1          0.2            0.1          0.2         0.1
                                  ------------   ---------   --------   -------------  ------------   ---------   --------
Income (loss) before taxes......         7.9         (2.3)       10.6          2.1           12.2          9.9        12.3
Income tax expense (benefit)....         3.2         (1.1)        5.0          1.0            5.7          4.0         5.0
                                  ------------   ---------   --------   -------------  ------------   ---------   --------
Net income (loss)...............         4.7%        (1.2)%       5.6%         1.1%           6.5%         5.9%        7.3%
                                  ------------   ---------   --------   -------------  ------------   ---------   --------
                                  ------------   ---------   --------   -------------  ------------   ---------   --------


Revenues........................       100.0%
Direct costs....................        37.5
                                  -------------
Gross profit....................        62.5
General and administrative
  expenses......................        57.7
                                  -------------
Operating income (loss).........         4.8
Other income (expense)..........        (0.2)
                                  -------------
Income (loss) before taxes......         4.6
Income tax expense (benefit)....         2.4
                                  -------------
Net income (loss)...............         2.2%
                                  -------------
                                  -------------

------------------

(1) See Note 9 to the Company's Financial Statements for an explanation of the method used to determine the number of shares.

LIQUIDITY AND CAPITAL RESOURCES

     The Company has financed its operations primarily through cash generated from operations. Since the end of 1994, the Company's cash balance has increased by approximately $344,000 from $262,000 as of December 31, 1994 to $606,000 as of September 30, 1996 as a result of continued profitability. Cash flows provided by operating activities amounted to $405,700, $435,007 and $1,181,220 for the years ended December 31, 1994 and 1995 and the nine months ended September 30, 1996, respectively. The increase in cash generated from operations was primarily due to increases in the Company's operating income. During the same period the Company repaid $273,870 in bank debt. The Company has no capital expenditure plans other than in the ordinary course of business consistent with its prior practices. Capital expenditures are primarily incurred to support the Company's growth in sales and operations and were approximately $127,000 and $394,000 for the years ended December 31, 1994 and 1995, respectively, and $412,000 for the nine months ended September 30, 1996. The Company believes that the net proceeds from the offering and cash flow from operations will be sufficient to fund its cash needs for at least the next twelve months.

     The Company has a credit facility secured by the Company's accounts receivable and all other assets of the Company which matures on February 28, 1997, bears interest at the prime rate plus 1% and is payable monthly. Under the terms of the credit facility, the Company can borrow up to the lesser of $500,000 or 70% of its eligible accounts receivable, as defined in the agreement governing the credit facility, and is prohibited from paying cash dividends on its stock. As of September 30, 1996 the Company had no borrowings outstanding under the credit facility.

EFFECTS OF NEW ACCOUNTING PRONOUNCEMENTS

     Long-Lived Assets. In March 1995, the Financial Accounting Standards Board ('FASB') issued SFAS No. 121, 'Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of.' This statement is effective for fiscal years beginning after December 15, 1995. The adoption of this statement in fiscal 1996 did not have a material effect on the Company's financial statements.

     Stock-Based Compensation. In October 1995, the FASB issued SFAS No. 123, 'Accounting for Stock-Based Compensation,' which requires adoption of the disclosure provisions no later than fiscal years beginning after December 15, 1995 and adoption of the measurement and recognition provisions for non-employee transactions no later than after December 15, 1995. The new standard defines a fair value method of accounting for the issuance of stock options and other equity instruments. Under the fair value method, compensation cost is measured at the grant date based on the fair value of the award and is recognized over the service period, which is usually the vesting period. Pursuant to SFAS No. 123, companies are encouraged, but not required, to adopt the fair value method of accounting for employee stock-based transactions. Companies are also permitted to continue to account for such transactions under Accounting Principles Board Opinion ('APB') No. 25, 'Accounting for Stock Issued to Employees,' but would be required to disclose in a note to the financial statements pro forma net income and per share amounts as if the company had applied the new method of accounting. SFAS No. 123 also requires increased disclosures for stock-based compensation arrangements regardless of the method chosen to measure and recognize compensation for employee stock-based arrangements. The Company has elected to continue to account for such transactions under APB No. 25 and will disclose the required pro forma effect on net income and earnings per share in its annual financial statements.

                                    BUSINESS

     Medialink is a leading worldwide provider of video and audio production and distribution services for businesses and other organizations seeking to communicate their news through television, radio and other media. The Company's principal services are based on its core business -- satellite distribution of VNRs and the electronic monitoring of their broadcast on television. A VNR is the video equivalent of a conventional press release and is used for the same purposes, such as to introduce a new product or service, explain a technological breakthrough, communicate during a crisis or advocate a position on an issue of public concern. VNRs are produced for easy integration into newscasts and are distributed to the media for their use in complete or edited form.

     The Company began offering production of video news releases in 1994 and has since developed a full range of video, audio and print services which it now provides on a global basis. Medialink enables its clients to reach more than 3,000 newsrooms at television and radio networks, local stations, cable channels, direct broadcast satellite systems, as well as on-line services, including those available on the Internet. The Company also coordinates live television interviews through satellite media tours (SMTs) and produces live broadcasts of newsworthy events for its clients. Similar to its video services, the Company also offers its clients audio news releases (ANRs) and radio media tours (RMTs). The Company believes that its proprietary database of over 40,000 news contacts, which includes their editorial preferences and technical requirements, increases the Company's efficiency.

     The Company has provided its services to more than 1,100 clients over the last twenty-four months. The Company's clients include corporations such as General Motors, IBM, Johnson & Johnson, Sony and Ciba Geigy/Sandoz; organizations such as the American Association of Retired Persons and the AFL-CIO; and the world's largest marketing communications firms such as Burson-Marsteller, Hill & Knowlton, Edelman Public Relations Worldwide and the Shandwick Group. No single client accounted for more than 4% of the Company's revenues in 1995. Materials distributed by the Company have aired on ABC, CBS, NBC and their affiliates, as well as CNN and CNBC in the United States, and the BBC, CNN International, Sky News, RAI (Italy) and NHK (Japan) internationally.

     As an integral part of its services, the Company monitors media usage of the material it distributes. Television usage is monitored using electronic technology and data provided by several independent services, including Nielsen Media Research and Competitive Media Reporting. Radio usage is monitored using data provided by independent news tracking services, as well as data collected automatically when radio stations call in to the Company's automated digital ANR retrieval system. The Company provides its clients with monitoring reports which include the date and time at which the clients' material was used, the media and markets in which it was used and a report on the size and demographic composition of the audience. The Company believes that this ability to accurately monitor and report usage on a timely basis is critical to its success. The Company also offers research and analysis services which provide customized studies to measure the results of clients' public relations programs, analyze competitive trends and measure return on investment of their marketing communications efforts. As a result of the PR Data Acquisition in July 1996, the Company expanded its research capabilities and added print news release distribution services. In August 1996 the Company changed its corporate name from Video Broadcasting Corporation to Medialink Worldwide Incorporated.

INDUSTRY BACKGROUND

     The Company serves a global marketplace. Based on a combination of surveys taken by the Company and published reports, the Company estimates that it competes in a market which was approximately $500 million in 1995, considering only the United States and the United Kingdom. The Company believes that the following trends have created growing opportunities for its services in domestic and international markets:

     Increasing Importance of Television as a Communications Medium. The average amount of time that Americans over the age of 18 spend watching television has increased by 7% over the last five years to 30 hours per week per person and is projected to grow an additional 5% over the next five years according to a regularly published industry source. At the same time, the average time spent by that same group reading newspapers has declined by more than 5% over this period to 3.17 hours per week and is expected to continue to decline over the next five years according to the same source. In addition, a 1994 survey by the Roper organization indicates that 72% of Americans get most of their news from television.

     Growing Number of Media Outlets. As the number of traditional media outlets (broadcast, cable television and radio) has increased and as new media outlets (on-line and Internet) develop, there has also been a proliferation of news programs such as MSNBC and CNNfn. As a result, it has become more difficult to deliver newsworthy material effectively to all media outlets. Increasingly, organizations and their marketing communications firms are looking for cost-effective and efficient ways of reaching all of these media outlets.

     Outsourcing of Communications Services. At the same time that new technologies and new media outlets have rendered marketing communications more complex, few organizations have developed the capacity to provide key marketing communications services (including video production and distribution) internally. Many organizations have also followed the trend of reducing their marketing communications staffs and now often outsource these functions. Outside service providers offer several advantages, including: the ability to reach a greater share of the available media; the avoidance of costs such as hiring additional staff; and the opportunity to act quickly by utilizing the outside service providers' distribution channels that could take months or years to develop internally.


THE COMPANY'S COMPETITIVE ADVANTAGES

     The Company believes that it is strategically positioned to benefit from industry trends because of its ability to provide a wide array of video and audio production, distribution, monitoring and research services on a worldwide basis. The Company's competitive advantages include its extensive operating history with media outlets, key industry relationships, prominent client base, combination of professional skills, ability to integrate new technology and worldwide production and distribution capabilities.

     Extensive Operating History with Media Outlets. The Company has completed more than 10,000 projects over the course of its ten years of operations and, as a result, has developed strong relationships with both television and radio newsrooms worldwide. As evidenced by the frequent usage of its news releases by media outlets, the Company believes that it has developed a reputation as a reliable producer of newsworthy, broadcast-quality VNRs and ANRs. In addition, the Company has created a proprietary database of information about more than approximately 720 television stations, more than 2,300 radio stations in the U.S. and 300 other media outlets worldwide. This database contains historical usage patterns of the stations, information preferences demonstrated by the stations' news directors and editors and incorporates underlying demographic data describing the audiences reached by each station.

     Key Industry Relationships. The Company has established key relationships with prominent news distribution and support services companies. For the past nine years, the Company has benefited from an exclusive arrangement with the AP for the use of its dedicated links to newsroom computers at television and, recently, radio stations in the U.S., to notify stations of upcoming video and audio satellite transmissions. This system is the largest advisory service for satellite-delivered news, and is relied upon by television and radio stations across the U.S. The Company also uses the AP for audio transmissions by satellite. In addition, through an agreement with ABC Radio, the Company's audio services reach more than 2,300 radio stations in the U.S. Medialink primarily monitors domestic television station usage of VNRs, SMTs and live broadcast events under an agreement with Nielsen Media Research and also uses Competitive Media Reporting's monitoring services.

     Prominent Client Base. The Company has provided its services to more than 1,100 clients worldwide over the last twenty-four months. The Company has developed client relationships with such companies as AT&T, Columbia Tristar Pictures, Federal Express, General Mills, Hasbro, Intel, MCI and Toyota. The Company also works with the world's largest public relations firms, not-for-profit organizations and government entities. The clients for the Company's research and analysis services include corporations such as GTE, General Motors, Kraft Foods, Miller Brewing and NYNEX. Assignments from existing clients represented a significant portion of the Company's revenues for fiscal 1995 and the nine months ended September 30, 1996, accounting for 63% and 70%, respectively. The Company believes that the prominence of its client base enhances its reputation among news professionals and helps it attract new clients.

     Combination of Professional Skills.  The Company's staff is comprised of professionals from the fields of public and investor relations, broadcast and print journalism, production and distribution technology and media and marketing research. This combination of skills enhances the Company's understanding of the communications services industry and has enabled the Company to develop its wide-ranging expertise. The public relations skills of its staff helps the Company to effectively articulate the messages that its clients want to communicate. The broadcast and print journalism background of its employees provides the Company with the ability to translate the messages into video and audio content in a broadcast style that is familiar to the news media and that can be easily integrated into news programming. The production and distribution technology background of the Company's operations staff contributes a broad understanding of newsrooms' technical requirements which enables the Company to adapt its services to changes in hardware and transmission systems. The media and marketing background of the Company's research personnel enables Medialink to integrate sophisticated market research techniques into its services.

     Ability to Integrate New Technology. The Company's ability to integrate new technology into its services significantly enhances its high-quality, cost-effective services worldwide. Medialink adapts and implements new technology through internal development and deployment, strategic alliances and marketing and vendor agreements. Currently, the Company is experimenting with digital video and audio transmission and retrieval systems. The Company continuously monitors technological developments that have the potential to enhance the value of its services.

     Worldwide Distribution and Production. The Company offers its services on a worldwide basis through all of its offices and through a network of 17 affiliates. The affiliates are independently owned companies which possess production and marketing capabilities as well as demonstrated working relationships with local media. All affiliates are trained in the Company's methods of operation. In Asia, the Pacific Rim, South Africa and Latin America, the affiliates market the Company's services and provide the Company's clients with production, distribution and monitoring services. In Europe, the affiliates market the Company's services to their own clients and provide production services for the Company's clients.

STRATEGY

     The Company's strategy is to maintain and leverage its leading position in video distribution to become the premiere provider of production, distribution and monitoring services for its clients' news across all media. The Company believes that it can continue to broaden its communications services and reach its strategic objective by (i) developing new services; (ii) leveraging its client relationships by cross-marketing services to its clients; (iii) continuing its global expansion; and (iv) pursuing acquisitions and strategic alliances with companies that can add to the Company's service capabilities or geographic scope. The following are the key elements of the Company's strategy:

     Develop New Services. In recent years the Company has expanded its services beyond its original video distribution and live broadcast services. Video production, introduced in 1994, contributed 19% of revenues for the nine months ended September 30, 1996; and research and analysis, and audio production and distribution services, introduced in 1994 and 1996, respectively, contributed 7% of revenues for the nine months ended September 30, 1996. The

Company developed its audio services to satisfy the demand of existing clients and to offer its services to an expanded range of clients. With the PR Data Acquisition in July 1996, the Company expanded its research capabilities and added print news release distribution services. The Company is currently developing digital video and audio distribution services for the Internet.

     Leverage Client Relationships through Cross-Marketing. The Company's client relationships typically begin with a single project, but often develop to a point where a client may use several of the Company's services on multiple occasions. The Company intends to leverage its client relationships by selling its clients additional communications services, including the production of VNRs and the production and distribution of ANRs. At present, fewer than 20% of the Company's clients use its video production services and fewer than 5% use its audio production and distribution services. The Company also intends to market its expanded research and analysis service to its clients and to offer its existing services to PR Data clients. Because production and research services require a higher degree of collaboration between the Company and its clients and are typically delivered over a longer period of time, the Company believes that these services contribute to developing closer client relationships, thus increasing the Company's opportunity to sell clients a broader range of services.

     Continue to Expand Globally. Since the Company established operations in London, approximately 30% of the Company's annual revenue growth has been from international operations. The Company has expanded and will continue to expand its client base through aggressive marketing, the establishment of additional sales offices in the U.S., the expansion of its international affiliate network, particularly in Asia and the Pacific Rim, and the hiring of additional personnel.

     Pursue Acquisitions and Strategic Alliances. The Company operates within a fragmented industry that includes competitors which do not have the resources to take advantage of emerging technologies or to offer a full range of integrated communications support services. At the same time, the Company believes that its clients are increasingly demanding a full array of integrated services on a worldwide basis. The Company believes that these trends will encourage consolidation within the industry and create opportunities for acquisitions and strategic alliances. No specific acquisitions are planned as of the date of this Prospectus. There can be no assurance that the Company will be successful in acquiring and then integrating acquired operations and personnel. See 'Risk Factors.'

MEDIALINK CLIENTS AND SERVICES

     The Company offers its clients a wide array of services which may be purchased individually or in a customized package. The Company's services include the following:

                                 VIDEO SERVICES
                      ------------------------------------


Video News Release Distribution
  and Monitoring:
     Domestic
     International
     Electronic Press Kits

Internet Delivery
  (under development)

Live Broadcasts:
  Satellite Media Tours
  Special Event Broadcasts
  Video Conferences

Video News Release Production:
  Domestic
  International

Public Service Announcements

                                 AUDIO SERVICES
                      ------------------------------------

Audio News Release Distribution
  and Monitoring:
     Domestic
     International

Radio Media Tours
Audio Conferences
Public Service Announcements
Internet Delivery
  (under development)

                                  RESEARCH AND
                               ANALYSIS SERVICES
                               AND OTHER SERVICES
                      ------------------------------------

News Coverage Analysis
Campaign Effectiveness
  Assessment
Competitive Analysis
Performance Benchmarking
Press Release Distribution

CLIENTS

     The Company has a wide variety of clients, either directly or through the client's marketing communications support firms. Clients range from Fortune 100 companies to trade associations, government entities and not-for-profit organizations. Client relationships generally begin with a limited assignment and have often grown to the provision of a variety of integrated services. The following chart demonstrates the breadth of services that the Company offers to a representative list of clients. Some of the clients listed are parent companies of subsidiaries who use the Company's services. Unless otherwise indicated, all of the clients listed in the table below are direct clients of the Company. For the fiscal year ended 1995, no client accounted for more than 4% of the Company's revenues.

CLIENTS                                                                       SERVICES PROVIDED
-----------------------------------------------   -------------------------------------------------------------------------
CORPORATIONS, TRADE ASSOCIATIONS                     VIDEO          VIDEO         LIVE         RESEARCH
AND NOT-FOR-PROFIT ORGANIZATIONS                  DISTRIBUTION    PRODUCTION    BROADCAST    AND ANALYSIS    AUDIO    PRINT
-----------------------------------------------   ------------    ----------    ---------    ------------    -----    -----
COMPUTER/ELECTRONICS
AT&T...........................................       / /                                        / /                   / /
Ameritech......................................       / /                          / /
Cable & Wireless*..............................       / /            / /
Ericsson*......................................       / /
GTE............................................       / /                                        / /
IBM............................................       / /            / /           / /                        / /
Intel..........................................       / /
Hewlett Packard................................       / /            / /
MCI............................................       / /            / /           / /           / /
Microsoft*.....................................       / /
NYNEX..........................................       / /                                        / /
Packard Bell*..................................       / /
Sega*..........................................       / /                          / /
Sony*..........................................       / /            / /           / /           / /                   / /
Sprint*........................................       / /
ENTERTAINMENT
Buena Vista Home Video.........................       / /
Castle Rock Entertainment......................       / /                                                     / /
Disney.........................................       / /
MCA Universal..................................                                    / /
National Basketball Association................       / /
Time Warner*...................................       / /            / /           / /
20th Century Fox...............................       / /            / /                                      / /
CONSUMER PRODUCTS
Federal Express*...............................       / /            / /           / /
General Mills*.................................       / /                          / /
Hasbro*........................................       / /            / /
Heinz*.........................................       / /            / /           / /
Kraft Foods*...................................       / /            / /           / /           / /          / /
Lever Brothers*................................       / /            / /
Miller Brewing*................................       / /            / /           / /           / /
Pepsi*.........................................       / /            / /                         / /          / /
Phillip Morris*................................       / /
VISA USA.......................................       / /                          / /
HEALTH AND PHARMACEUTICAL
Abbott Laboratories*...........................       / /            / /
Ciba Geigy/Sandoz..............................       / /                          / /
Glaxo-Wellcome*................................       / /

Janssen Pharmaceutica*.........................       / /
Johnson & Johnson..............................       / /            / /           / /
Merck*.........................................       / /            / /           / /
Smith Kline/Beecham*...........................       / /            / /

                                                  (table continued on next page)

CLIENTS                                                                       SERVICES PROVIDED
-----------------------------------------------   -------------------------------------------------------------------------
CORPORATIONS, TRADE ASSOCIATIONS                     VIDEO          VIDEO         LIVE         RESEARCH
AND NOT-FOR-PROFIT ORGANIZATIONS                  DISTRIBUTION    PRODUCTION    BROADCAST    AND ANALYSIS    AUDIO    PRINT
-----------------------------------------------   ------------    ----------    ---------    ------------    -----    -----
MANUFACTURING
BMW............................................       / /            / /           / /
Boeing*........................................       / /
DuPont*........................................       / /
Eastman Kodak*.................................       / /
Ford Motor Company.............................       / /                          / /                        / /
General Motors.................................       / /            / /           / /
Jaguar.........................................                                                  / /                   / /
Owens Corning*.................................       / /
Toyota.........................................       / /            / /
Volkswagen.....................................       / /
PUBLIC RELATIONS FIRMS
Burson-Marsteller..............................       / /            / /           / /
Edelman Public Relations Worldwide.............       / /                          / /
Fleishman-Hillard..............................       / /                          / /
Golin/Harris...................................       / /            / /
Hill & Knowlton................................       / /                          / /
Ogilvy Adams & Rinehart........................       / /            / /           / /
Porter/Novelli.................................       / /            / /           / /
Shandwick Group................................       / /            / /           / /

INDEPENDENT PRODUCERS
-----------------------------------------------
Corporate Television Group.....................       / /                          / /
Perri Productions..............................       / /
Robert Chang Productions.......................       / /
Washington Independent Productions.............       / /                          / /                        / /
GOVERNMENT AGENCIES/NOT-FOR-PROFIT
  ORGANIZATIONS
American Assoc. of Retired Persons.............       / /                          / /
British Department of the Environment..........       / /            / /
European Commission*...........................       / /            / /
Labor Institute for Public Affairs
  (AFL-CIO)*...................................       / /            / /           / /

National Institutes of Health*.................       / /
U.S. Dept. of Labor............................       / /
U.S. Federal Reserve...........................       / /            / /
U.S. Fish & Wildlife Service...................       / /

------------------
* Some or all of the projects were received indirectly through a marketing communications firm or an independent producer.

SERVICES

Video Services

     Each of the Company's video services is composed of a combination of three basic elements: notification, distribution and monitoring. Notification is the process of informing newsrooms that material will be available, when it will be available and how it will be delivered. Distribution is the process of delivering the material, usually by satellite. Monitoring is the process of collecting data on its usage and analyzing and reporting that usage back to the client.

     VNR Distribution. VNRs are the video equivalents of a conventional press release and are used for the same purposes, such as to introduce a new product or service, explain a technological breakthrough, communicate during a crisis or advocate a position on an issue of public concern. VNRs are produced on deadlines ranging from a few hours to a few weeks. VNRs are distributed to broadcasters and formatted in broadcast-news style for easy integration, in complete or edited form, into television and cable news programs. A VNR package (fully narrated story with announce track) usually runs from 90 seconds to two minutes. A VNR package also includes, in certain cases, B-roll (supplemental video to help television news producers customize the story), which may also be distributed separately.

     An example of a VNR project distributed domestically and monitored by the Company is Pepsi's broadcast campaign to counter rumors that syringes had been found in soft drink cans. Pepsi produced four VNRs which aired in one week and countered the rumors by showing the viewing public how difficult it would be to tamper with the canning process. The Company's electronic monitoring indicated a cumulative audience of 488 million over the one-week period, including airings on ABC, NBC, CBS, CNN and CNBC.

     The price for the domestic distribution and monitoring of a VNR typically ranges from approximately $4,500 to $10,000, depending on project specifications. The price for international distribution and monitoring of a VNR typically ranges from approximately $8,000 to $30,000, depending on project specifications.

     VNR Production. The Company also produces VNRs. The VNR production process begins with a consultation between the client and a Company producer following which the producer and the client agree on the concept, a deadline and a production budget. The producer prepares a script, schedules a freelance camera crew, edits the videotape and submits it for client approval prior to distribution.

     The Company produced and distributed a VNR for the Hard Rock Cafe of the opening of the Hard Rock Hotel and Casino in Las Vegas. The Company's electronic monitoring indicated a cumulative audience of more than 36 million from 190 airings on 137 television stations or network news programs, including CNN, Hard Copy, Inside Edition, WWOR, WABC in New York, KNBC in Los Angeles, WLS in Chicago, WCAU in Philadelphia, WCVB in Boston, KDFW and WFAA in Dallas, KTRK in Houston and WJW in Cleveland.

     The price for domestic distribution and production of a VNR typically ranges from approximately $9,000 to $30,000, depending on project specifications. The price for international distribution and production of a VNR typically ranges from approximately $12,000 to $40,000, depending on project specifications.

     Electronic Press Kits. The Company also produces and distributes Electronic Press Kits (EPKs) for entertainment clients. EPKs are longer version VNRs promoting upcoming feature films and home video cassettes which are distributed to entertainment reviewers and reporters at television stations for airing as part of their film reviews. EPKs include a trailer previewing scenes from the film, location shots of the film sets and interviews of the stars and director.

     Buena Vista Pictures retained the Company in June 1996 to distribute an EPK to promote the opening of The Hunchback of Notre Dame. The Company's monitoring of the EPK indicated a cumulative audience of more than 47 million on more than 500 television news broadcasts. Portions of the EPK aired on networks and stations such as CNN, WWOR in New York, KABC and KCBS in Los Angeles, WBBM and WGN in Chicago, WPVI in Philadelphia, KRON in San Francisco, WMUR in Boston, WJLA and WRC in Washington, DC and WFAA in Dallas.

     The price for EPK production and distribution typically ranges from approximately $7,500 to $25,000, depending on project specifications.

     Live Broadcast Services. Live broadcast services include Satellite Media Tours (SMTs), news conferences and special-event broadcasts. SMTs consist of a sequence of one-on-one satellite interviews with a series of pre-booked television reporters typically at 12 to 20 stations across the country or around the world. Typical SMT applications include, among others, an interview with a celebrity or author promoting an upcoming event, product, movie or book release. SMTs generally are conducted from a studio but can originate from remote locations. SMTs may be aired live by the television station or recorded for later airing.

     An example of a SMT coordinated by the Company was the American Egg Board's promotion of the benefits of eggs in the diet featuring a National Football League star. The Company's monitoring of the SMT indicated a cumulative audience of 3.3 million. Portions of the SMT aired on 20 television stations or cable systems, including WNBC in New York, Newschannel 8 in Washington, DC, KTVU in San Francisco, WAGA in Atlanta, WEWS in Cleveland, WTHR in Indianapolis and WTNH

in Hartford.

     The price for a SMT typically ranges from approximately $9,000 to $21,000, depending on project specifications.

     Other live broadcast services include interviews, news conferences and interactive video conferences. Examples of these include: coverage from the floor the New York Stock Exchange of the first day of trading of Revlon's shares and production of a major international video conference for Johnson & Johnson, featuring primary speakers in Orlando, Florida, an interactive presentation from a speaker in Zurich, Switzerland, as well as elements from news programs that originated in many of the conference participants' home countries.

     The price for live broadcast distribution ranges from approximately $10,000 to $200,000, depending on project specifications.

Audio Services

     ANRs. ANRs are used for the same purposes as VNRs. ANRs are distributed to radio stations for news, public affairs and 'talk radio' programs. ANRs are produced on deadlines ranging from less than an hour to several days. ANRs are produced for easy integration into a station's programming and are formatted for their use in complete or edited form. Usage monitoring is conducted by telephone surveys, traditional clipping services that monitor radio news in selected major markets and an automated digital telephone retrieval system.

     An example of an ANR produced and distributed by the Company was the promotion of the initial availability of Nicotrol(Registered), an over-the-counter nicotine patch distributed by McNeil Consumer Products. Monitoring of the ANR indicated a cumulative audience of 3.8 million for portions of the ANR from airings on 102 stations or networks nationwide including Bloomberg Business News and in major markets such as New York, Chicago, Boston, Detroit, Houston, Atlanta, Cleveland and Baltimore.

     The price for domestic production and distribution of an ANR typically ranges from approximately $3,500 to $5,500, depending on project specifications. The price for international production and distribution of an ANR typically ranges from approximately $10,000 to $20,000, depending on project specifications.

     RMTs. Medialink also offers RMTs. Similar to SMTs, RMTs consist of a sequence of one-on-one interviews with a series of pre-booked radio stations across the country or around the world. RMTs generally are conducted by telephone from a studio, often in conjunction with a SMT. In October 1996 the Company produced a RMT for 20th Century Fox in which actor Tom Hanks promoted his new feature film 'That Thing You Do.' The RMT originated from the Company's digital radio studio in its New York office. The monitoring of this RMT indicated a cumulative audience of 1.4 million. The RMT was aired nationwide, including radio stations in New York, Chicago, San Francisco, Detroit, Dallas, Washington, Miami, Atlanta, Seattle, San Diego and Minneapolis.

     The price for a RMT typically ranges from approximately $4,900 to $6,900,

depending on project specifications.

Research and Analysis Services

     Through its Medialink Public Relations Research division, the Company provides customized studies which clients use to gauge the effectiveness of their public relations efforts. Based on data provided by electronic monitoring and press clipping services, the Company uses statistical analyses to measure the quantity and quality of the client's print and broadcast news coverage. The reports include a digest of newspaper, magazine and broadcast coverage; circulation and viewership totals; a qualitative scoring of the tone and content of the coverage; and, upon request, an estimate of the price that equivalent exposure would have cost if paid advertising were used.

     Medialink also offers interpretive analyses that provide an overall appraisal of the efficiency and impact of a client's communications efforts; a comparison of the client's news coverage with that of its competitors; a benchmark against which future efforts can be measured; and a gauge of return on investment for marketing communications programs. In some cases the Company conducts field research, interviewing journalists to ascertain their attitudes toward a client company. Certain projects require the Company to survey the public to determine how a client's reputation may have been affected by the client's public relations efforts. Clients use these reports to continually refine their public relations programs.

     The division's clients have included AT&T, General Motors, GTE, Miller Brewing, Kodak, Nynex and Kraft Foods. Research and analysis projects vary widely in price depending on specifications and can range in price from $5,000 for a single project to an annual retainer of $200,000.

     Other Services. Medialink's other services include production and distribution of Public Service Announcements (PSAs), distribution of photographs and other graphic material to television stations and the distribution of conventional press releases. PSAs are video messages in the public interest, generally produced for non-profit organizations, that are aired by television stations as a public service. The Company also transmits still photos or graphics that are distributed with a press release to visually enhance the story and are used as illustrations in newscasts while a news announcer reads the story. Medialink also provides print distribution services, which includes the distribution of conventional press releases via facsimile and mail.

     Services Under Development. The Company is experimenting with an Internet audio service called 'Medialink News Now.' The Company posts digital audio files at www.medialinkvideonews.com. Although the service is intended primarily for radio stations, any computer user with the appropriate equipment can retrieve broadcast-quality audio from this Web site. In addition, the Company is testing various technologies that might provide the basis for a service that delivers video via the Web. This experiment could evolve into a system that allows television stations to preview VNRs.

CASE STUDIES


     The following case studies illustrate the Company's marketing communications solutions for certain of the Company's clients, in each case indicating the message to be conveyed to the public, the manner in which the Company's services were employed and the results the services achieved.

     General Mills. The Betty Crocker Products division of General Mills sought to generate maximum publicity for a complete makeover of Betty Crocker, a consumer icon celebrating its 75th anniversary. General Mills had, periodically, updated the look of this fictional character in order to keep the symbol of the Betty Crocker brand contemporary. Along with a wide range of public relations activities undertaken by the client to maximize consumer awareness of the brand's changes, the client employed a suite of video services, including a live satellite transmission of the introduction ceremony, a SMT and a VNR.

     The live broadcast was hosted by a key brand manager for the Betty Crocker brand, who introduced the artists and several of the 75 women who inspired the new composite Betty Crocker portrait. Corporate executives discussed the brand's heritage and demonstrated how Betty Crocker's appearance had changed over the years. Immediately following this event, Medialink coordinated a SMT during which newscasters from 23 stations interviewed the artist and the brand executive. In addition, video from the introduction ceremony was incorporated into a VNR that was carried by major-market television stations and on ABC's 'Good Morning America' and 'World News Tonight.'

     The Company's monitoring of the live broadcast, SMT and VNR indicated a cumulative audience of 42 million. This project demonstrates the Company's ability to orchestrate several of its services in a manner intended to amplify the public exposure of a significant corporate event.

     WebTV(Trademark). In July 1996 WebTV(Trademark) introduced the first product to provide consumers with access to the Internet via household television sets. The system is based on a set-top box manufactured by Sony and Philips that allows users to navigate the Web with a device that resembles a television remote control. Medialink produced a VNR in which the company's founder demonstrated the system and coordinated a SMT that was featured on the news broadcasts of 21 stations, as well as CNNfn. To broaden exposure for this development, Medialink created an ANR using the audio component of the television release. The ANR was carried by all-news radio stations in New York, Los Angeles and Philadelphia, among others.

     The Company's monitoring of the VNR, SMT and ANR indicated a cumulative audience of 24.8 million. This project demonstrates Medialink's ability to produce material for one medium and readily adapt it to others, in this instance from television to radio.

     Speedo International. Speedo International, a major manufacturer of aquatic sporting gear, sought to capitalize on the interest in competitive swimming surrounding the 1996 summer Olympics, as it introduced a new line of swimsuits. The swimsuits were made from Aquablade(Registered), a proprietary material, that, according to scientific tests reported by Speedo, added as much as 8% to a swimmer's speed.


     The client sought television news coverage in Europe, Australia and Latin America. Medialink's London office coordinated the production of a VNR, which included footage of scientific testing, 3-D computer animation and underwater photography. Segments were produced using athletes from various countries and in various languages so that broadcasters could select an interview to give the story a local appearance. The VNR was distributed through Medialink's affiliate network.

     The Company's monitoring of the VNR indicated a cumulative audience of 174 million in 12 countries. This project demonstrates the Company's ability to support a client's global requirements and to provide appropriate material to media in several countries around the world.

DISTRIBUTION AND MONITORING SYSTEMS

     Video. The Company provides VNR notification advisories to U.S. television newsrooms through the exclusive AP Express/Medialink Newswire. These notification advisories include a description and script of the VNR, as well as the technical satellite transmission information needed by stations to receive the material. Medialink typically distributes the VNR by satellite transmission or by fiber optic cable. To monitor domestic broadcasts of VNRs, the Company encodes each transmission using technologies provided by Nielsen Media Research and Competitive Media Reporting. This encoding enables Nielsen Media Research and Competitive Media Reporting to electronically monitor the broadcasts. Monitoring data is then analyzed by the Company and combined with relevant additional information collected by Medialink, audience ratings from Nielsen Media Research and audience demographics. Medialink packages this information for the client into daily monitoring reports for the first five days after a VNR is distributed. Reports are then provided on a weekly basis for the next three weeks and a final comprehensive report is presented to the client five weeks after the VNR's distribution.

     The Company coordinates international distribution through its London office. Notification advisories are provided by broadcast fax and telephone. Distribution is primarily by satellite, although most international VNR distributions also require cassette delivery by overnight courier. The Company monitors international broadcasts through a combination of telephone surveys and analysis of clipping services data.

     The Company uses the AP Express/Medialink Newswire, faxes and telephone calls to notify television stations of the availability of a SMT. SMTs are conducted by satellite. The Company's media relations department schedules interviews with each of the stations participating in the SMT. SMTs are monitored in the same manner as are VNRs.

     Audio. The Company uses the AP Express/Medialink Radio Newswire, broadcast fax and telephone calls, as appropriate, to notify more than 2,300 radio stations. This group of stations includes virtually all radio stations with significant news or talk-centered programming. Medialink uses the satellite transmission facility of the AP to transmit ANRs and RMTs to stations that subscribe to this AP service.

     Medialink also has an agreement with ABC Radio for the satellite transmission of ANRs. ABC Radio offers this service on a common-carrier basis which allows for the receipt of this material by ABC Radio network affiliates and otherwise unaffiliated stations. Medialink also stores and distributes ANRs on a digital system that can be called by radio stations using a toll-free number. ANR monitoring is performed by telephone surveys, by analyzing data provided by third party monitoring services and tabulating station calls to the digital system.

     The Company distributes RMTs in the U.S. by telephone. The scheduling of interviews with stations is arranged by the Company's media relations department. RMTs are monitored by the Company in the same manner as it monitors ANRs.

     Other. The Company continues to enhance its existing, and develop new, electronic distribution capabilities by employing and integrating new technology. The Company intends to capitalize on the commercial development of the Internet as a promotional tool and as an additional distribution channel. The Company created a Web site which contains the Company's promotional and educational material (www.medialinkworldwide.com). The Company has also created an additional Web site for broadcast journalists, editors and producers which contains notification information and links to other Web sites with more in-depth information concerning the Company's clients and their communication releases (www.medialinkvideonews.com). Currently, the Company is developing

Internet audio services. In addition, the Company is testing other Internet technologies to expand its video service offerings.

SALES AND MARKETING

     As of December 31, 1996 the Company employed a team of 31 sales, marketing and sales support personnel in seven U.S. offices and in London. Services are also marketed internationally by the Company's 17 affiliates located in Europe, Asia, the Pacific Rim, South Africa and Latin America. Each salesperson receives a base salary but is compensated primarily through a commission structure that is based on sales volume and profitability. Each salesperson participates in ongoing training programs in sales techniques and communications technology. Details regarding the Company's operations by geographic area are included in
Note 6 to the Company's Financial Statements.

     The sales force concentrates on cultivating long-term relationships with clients. Certain sales personnel specialize in particular industries, such as the pharmaceutical or high-tech industries, developing an in-depth knowledge of the industry. The support personnel screen prospects so that the sales personnel can focus their efforts on presenting the Company's services in an appropriate manner. Sales personnel are trained to represent all of the Company's service offerings and are encouraged to create opportunities to sell multiple services.

     The Company's marketing programs are designed to position the Company as a leading provider of integrated video, audio and research services. Company-sponsored workshops, typically attended by 60 clients and potential clients, are central to the Company's marketing efforts. At these workshops, outside authorities and Company personnel make presentations concerning current developments in the news and public relations industries. In addition, the Company is able to discuss its services and demonstrate how these services can serve the needs of workshop attendees. The workshops are held around the world and cover such subjects as combining radio and television techniques; international opportunities; and obtaining news exposure for health and medical projects. Management believes that these workshops are an efficient way to strengthen the bonds between its sales force and its clients, and that this has contributed to the increase in the average revenues per salesperson/sales assistant from $347,000 in 1993 to $506,000 in 1995. The Company also uses brochures, video tapes, advertisements in trade publications and its Web sites as marketing tools.

COMPETITION

     The markets for the Company's services are highly competitive. The principal competitive factors affecting the Company are effectiveness, reliability, price, technological sophistication and timeliness. Numerous specialty companies compete with the Company in each of its business lines although no single company competes across all service lines. Many of the Company's competitors or potential competitors have longer operating histories, longer client relationships and significantly greater financial, management, technological, sales, marketing and other resources than the Company. In addition, clients could perform internally all or certain of the services provided by the Company rather than outsourcing such services. The Company expects that competition will increase substantially as a result of industry consolidations and alliances, as well as through the emergence of new competitors. The Company believes that the market for communications services may become increasingly concentrated in the future as a result of the acquisition and integration of smaller service providers, which are likely to permit many of the Company's competitors to devote significantly greater resources to the development and marketing of new competitive products and services. There can be no assurance that existing or future competitors will not develop or offer services that provide significant performance, price, creative or other advantages over those offered by the Company. The Company could face competition from companies in related communications markets which could offer services that are similar or superior to those offered by the Company. In addition, national and regional telecommunications providers could enter the market with materially lower electronic delivery costs, and radio and television networks could also begin transmitting business communications separate from their news programming. The Company's ability to maintain and attract clients depends to a significant degree on the quality of services provided and its reputation among its clients and potential clients as compared to that of competitors. There can be no assurance that the Company will not face increased competition in the future or that such competition will not have a material adverse effect on the Company's business, operating results and financial condition. See 'Risk Factors.'

EMPLOYEES

     As of December 31, 1996, the Company had approximately 108 employees including 57 in operations, 31 in sales and marketing and 20 in administration. None of the Company's employees is represented by a labor union. Management believes that its employee relations are good. The Company also engages on a part-time, project-by-project basis, independent production crews at various locations worldwide. These crews have the skills, training and experience which the Company requires for its production services.

     The Company's staff of professionals come from a variety of backgrounds in the fields of public and investor relations, broadcast and print journalism, production and distribution technology and media and marketing research. As a result of downsizing in the broadcast journalism industry, the Company has been able to attract experienced personnel from this industry. The Company seeks and hires staff with appropriate credentials and relevant experience in the fields of journalism, media and marketing, video and audio production, distribution, research and analysis, and public and investor relations services. Personnel have experience with organizations including ABC News, CBS News, the BBC, Time Warner, Dow Jones, The New York Times, PR Newswire, Knight Ridder, United Press International, CNBC, The Times of London and Edelman Public Relations Worldwide.

FACILITIES

     The Company's New York City headquarters consist of approximately 15,000 square feet of leased space and the Company's international office located in London, England, consists of approximately 1,500 square feet of leased space. The Company also maintains leased offices in Washington, D.C.; Los Angeles, California; Chicago, Illinois; Norwalk, Connecticut; Dallas, Texas and Atlanta, Georgia. The Company believes that its facilities are adequate to meet its current requirements.

LEGAL PROCEEDINGS

     The Company is not a party to any material legal proceedings.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

     The executive officers and directors of the Company are as follows:

NAME                                         AGE                              POSITION
------------------------------------------   ---   ---------------------------------------------------------------
Laurence Moskowitz........................   45    Chairman of the Board, President and Chief Executive Officer
J. Graeme McWhirter.......................   41    Executive Vice President, Chief Financial Officer and Assistant
                                                     Secretary
David Davis...............................   60    Senior Vice President/International, Director
Nicholas F. Peters........................   45    Senior Vice President/Operations
Mark Manoff...............................   45    Senior Vice President/Sales
Mark Weiner...............................   41    Vice President/Research and Media Relations
Mary Buhay................................   32    Vice President/Sales and Special Services
Harold Finelt(1)(2)(3)....................   36    Director
Donald Kimelman(2)(3).....................   49    Director
James J. O'Neill(1).......................   58    Director
Gerald P. Rodeen..........................   49    Director
Theodore Wm. Tashlik(2)(3)................   57    Director

------------------
(1) Member of the Audit Committee
(2) Member of the Compensation Committee
(3) Member of the Stock Option Committee

     Laurence Moskowitz, the founder of Medialink, has served as Chairman, President and Chief Executive Officer of the Company since its inception in 1986. He began his professional career as a reporter for United Press International in Pittsburgh before being promoted to an editor for UPI in Philadelphia. In 1976 Mr. Moskowitz founded Mediawire, a Philadelphia-based regional public relations newswire which was merged into PR Newswire, a unit of United News & Media plc, where he was Vice President until leaving to form Medialink.

     J. Graeme McWhirter, a co-founder of Medialink, has served as Chief Financial Officer since 1986 and has been Executive Vice President since 1992. From 1984 to 1988, Mr. McWhirter was Executive Vice President and Chief Financial Officer of Commonwealth Realty Trust, a publicly quoted Real Estate Investment Trust. From 1976 to 1984, Mr. McWhirter was with KPMG Peat Marwick in London and Philadelphia as a manager.

     David Davis has been a member of Medialink's Board of Directors since September 1992 and in 1996 became Senior Vice President/International. From September 1992 to the date of this offering, The Davis Partnership, a partnership beneficially owned by Mr. Davis, served as a consultant to the Company. From 1968 to 1992, Mr. Davis was employed by Edelman Public Relations Worldwide. During such period, Mr. Davis was a manager responsible for Europe and Asia Pacific and served as Vice Chairman at Daniel J. Edelman, Inc. From 1951 to 1968, Mr. Davis was a journalist for Britain's national Press Association, Universal News Services (Britain's first business newswire), and the Times of London.

     Nicholas F. Peters has served as Senior Vice President/Operations since January 1996. From April 1992 to January 1996, Mr. Peters was Vice President/Operations and from October 1987 to April 1992, he was Executive Editor and then Vice President/Sales & Marketing. From April 1983 to October 1987, Mr. Peters was a newswriter and producer at CBS News, working with Dan Rather and Charles Osgood. From May 1979 to April 1983, he was News Director at WHYY, the National Public Radio affiliate in Philadelphia. From February 1973 to May 1979, he was a newspaper reporter with the Indianapolis Star, Raleigh (N.C.) Times and Philadelphia Bulletin.

     Mark Manoff has served as Senior Vice President/Sales since January 1996. From April 1992 to January 1996, Mr. Manoff served as Vice President/Sales and from February 1989 to April 1992 he served as its Vice President/Operations. Mr. Manoff opened Medialink's Washington, D.C. office in November 1987 and served as its general manager until February 1989. Mr. Manoff was chief political correspondent for the Philadelphia Daily News from January 1979 to March 1983. Mr. Manoff served as a political consultant in New York and

Washington from March 1983 to January 1986 and was an editor in the Dow Jones Community newspaper group.

     Mark Weiner joined Medialink in September 1994 as Vice President/Research and Media Relations. From April 1986 to September 1992, Mr. Weiner served as a Managing Partner of PR Data. From September 1992 to September 1993, Mr. Weiner served as Senior Vice President of Copernicus: The Marketing Investment Strategy Group, a marketing and research consultancy. He was a columnist with McNaught Newspaper Syndicate after working with the staff of the New York Times News Service from 1979 to 1984.

     Mary Buhay has served as Vice President/Sales and Special Services since July 1996. Ms. Buhay joined Medialink in March 1993 as Sales Manager, in October 1993 she was promoted to New York Bureau Manager and in August 1995 she was appointed Associate Vice President for eastern and mid-western sales. From 1988 to 1993, Ms. Buhay held sales management positions in the news and advertising division of Radio TV Reports, a broadcast research firm owned by the Arbitron Company.

     Harold Finelt has served as a director of the Company since 1987. Mr. Finelt joined American Research & Development, a private venture capital firm, as an associate in 1986 and he has been a Vice President of such firm since 1990. He is a general partner of American Research & Development's venture funds and a general partner of Hospitality Technology Funds, L.P.

     Donald Kimelman has served as a director of the Company since 1987. Mr. Kimelman has been the Pennsylvania editor of the Philadelphia Inquirer responsible for supervising state and suburban coverage since January 1996. Mr. Kimelman worked for the Annapolis Evening Capital and the Baltimore Sun prior to joining The Philadelphia Inquirer. At the Inquirer, he had local, national, foreign and investigative assignments prior to becoming an editor. From 1981 to 1983, he was a national correspondent and from 1983 to 1986 he was Moscow bureau chief. Mr. Kimelman was deputy editor of the editorial page of The Philadelphia Inquirer from 1987 to 1993 and became foreign editor in August 1994.

     James J. O'Neill has served as a director of the Company since 1994. Since 1995 he has acted as a private financial consultant. From 1990 to 1995 Mr. O'Neill served as a Senior Vice President of Rothschild Inc.

     Gerald P. Rodeen has served as a director of the Company since 1986. Mr. Rodeen has been a partner of the law firm of Dilks, Rodeen, Gibson & Smith Ltd. for more than five years.

     Theodore Wm. Tashlik has served as a director of the Company since 1992. Mr. Tashlik has been a member of the law firm of Tashlik, Kreutzer & Goldwyn P.C., which represents the Company in certain matters, for more than five years.

COMMITTEES OF THE BOARD OF DIRECTORS

     The Board has standing Audit, Compensation and Stock Option Committees. The Audit Committee consists of Harold Finelt and James J. O'Neill and the Compensation and Stock Option Committees consist of Harold Finelt, Donald Kimelman and Theodore Wm. Tashlik. The Audit Committee makes recommendations concerning the engagement of independent public accountants, reviews with the independent public accountants the plans and results of the audit engagement, reviews the independence of the independent public accountants, considers the range of audit and non-audit fees and reviews the adequacy of the Company's internal controls. The Compensation Committee is responsible for establishing salaries, bonuses, and other compensation for the Company's officers, and the Stock Option Committee is responsible for administering the Company's stock option plans.

CLASSIFICATION OF BOARD OF DIRECTORS

     The seven directors comprising the Board of Directors are divided into three classes, each class with as equal a number of directors as possible. Messrs. Rodeen and O'Neill constitute Class I and will stand for election at the annual meeting of stockholders to be held in 1997. Messrs. Tashlik and Davis constitute Class II and will stand for election at the annual meeting of stockholders to be held in 1998. Messrs. Finelt, Kimelman and Moskowitz constitute Class III and will stand for election at the annual meeting of stockholders to be held in 1999. After their initial term following the offering, directors in each class will serve three year terms. All directors will serve until successors have been duly elected and qualified. Officers are chosen by and serve at the discretion of the Board of Directors. There are no family relationships among the directors and executive officers of the Company.

COMPENSATION OF DIRECTORS

     Directors do not receive any compensation for their services. Directors receive reimbursements of expenses incurred in attending meetings and are eligible to participate in the Company's Directors Stock Option Plan. The Directors Stock Option Plan provides that each non-employee director shall automatically be granted options to purchase 3,000 shares of Common Stock upon his election as a director, at an exercise price equal to the fair market value of the Common Stock. Thereafter, each non-employee director shall be granted options to purchase 3,000 shares of Common Stock on the anniversary of the election or appointment of such director. Through the date hereof the Company has granted non-qualified options to purchase an aggregate of 62,400 shares of Common Stock to the directors at an exercise price of $3.54 per share.

EXECUTIVE COMPENSATION

     The following table shows compensation paid for the year ended December 31, 1996 to (i) the Chief Executive Officer and (ii) the Company's four other most highly compensated individuals who were serving as officers on December 31, 1996 and whose salary plus bonus exceeded $100,000 for the year ended December 31, 1996 (collectively, the 'Named Executive Officers').

                                                                                         LONG-TERM
                                                                                        COMPENSATION
                                                                                           AWARDS
                                                                                        ------------
                                                          ANNUAL COMPENSATION            SECURITIES        ALL OTHER
                                                     -----------------------------       UNDERLYING       COMPENSATION
NAME AND PRINCIPAL POSITION                          SALARY ($)(1)    BONUS ($)(1)      OPTIONS (#)          ($)(3)
--------------------------------------------------   -------------    ------------      ------------      ------------
Laurence Moskowitz
  Chairman of the Board,
  President and Chief Executive Officer...........     $ 143,134        $ 61,859           92,400            $1,644
J. Graeme McWhirter
  Executive Vice President,
  Chief Financial Officer and Assistant
  Secretary.......................................       128,755          42,718           76,394             1,557
Nicholas F. Peters
  Senior Vice President/Operations................       107,061          36,630           39,400             1,333
Mark Manoff
  Senior Vice President/Sales.....................       107,820          39,821           39,700             1,648
Mary Buhay
  Vice President of Sales/Special Services........        64,344          95,882(2)         6,800             1,767

------------------
(1) All figures are rounded down to the nearest whole dollar.
(2) Includes sales commission of $95,682.
(3) Represents matching contributions by the Company to the Company's 401(k) tax deferred savings plan (the '401(k) Plan') for the benefit of the executive.

OPTION GRANTS IN LAST FISCAL YEAR

     The following table contains information concerning stock option grants made to each of the Named Executive Officers in 1996. No stock appreciation rights were granted to these individuals during such year.

                                                                                                    POTENTIAL REALIZABLE
                                                         INDIVIDUAL GRANTS (1)                        VALUE AT ASSUMED
                                        --------------------------------------------------------      ANNUAL RATES OF
                                         NUMBER OF       PERCENT OF                                     STOCK PRICE
                                          SHARES       TOTAL OPTIONS                                  APPRECIATION FOR
                                        UNDERLYING       GRANTED TO      EXERCISE                      OPTION TERM(3)
                                          OPTIONS       EMPLOYEES IN     PRICE PER    EXPIRATION    --------------------
NAME                                    GRANTED(#)     FISCAL YEAR(2)      SHARE         DATE        5%($)       10%($)
-------------------------------------   -----------    --------------    ---------    ----------    --------    --------
Laurence Moskowitz...................      92,400           22.5%          $3.54       1/31/2006    $205,709    $521,307
J. Graeme McWhirter..................      76,394           18.6            3.54       1/31/2006     170,075     431,003
Nicholas F. Peters...................      39,400            9.6            3.54       1/31/2006      87,716     222,289
Mark Manoff..........................      39,700            9.7            3.54       1/31/2006      88,384     223,981
Mary Buhay...........................       6,800            1.7            3.54       1/31/2006      15,139      38,365

                                                        (Footnotes on next page)

(Footnotes from previous page)
------------------
(1) These options have a term of 10 years, subject to earlier termination upon certain events related to termination of employment and amendment or termination of the Plan. Each of these options was granted at an exercise price equal to the estimated fair market value of the underlying stock on the date of the grant, as determined by the Board of Directors. The option shares vested 20% on the date of grant and will vest 20% on each anniversary date thereafter.
(2) Based on options granted for an aggregate of 411,494 shares during the year ended December 31, 1996.
(3) The 5% and 10% assumed compounded annual rates of stock price appreciation are mandated by rules of the Securities and Exchange Commission. There can be no assurance provided to any executive officer or any other holder of the Company's securities that the actual stock price appreciation over the ten-year option term will be at the assumed 5% and 10% levels or at any other defined level. Unless the market price of the Common Stock appreciates over the option term, no value will be realized from the option grants made to the Named Executive Officers.

OPTION EXERCISES AND FISCAL YEAR-END VALUES

     The following table sets forth information concerning option exercises and option holdings for the year ended December 31, 1996 with respect to each of the Named Executive Officers. No Named Executive Officers exercised any options during such year.

                 AGGREGATE OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES


                                                                    NUMBER OF SHARES
                                                                 UNDERLYING UNEXERCISED           VALUE OF UNEXERCISED
                                                                OPTIONS ON DECEMBER 31,         IN-THE-MONEY OPTIONS ON
                                                                        1996(#)                 DECEMBER 31, 1996 ($)(1)
                                                              ----------------------------    ----------------------------
NAME                                                          EXERCISABLE    UNEXERCISABLE    EXERCISABLE    UNEXERCISABLE
-----------------------------------------------------------   -----------    -------------    -----------    -------------
Laurence Moskowitz.........................................      31,620          79,680        $ 198,742       $ 442,253
J. Graeme McWhirter........................................      27,939          66,155          178,043         367,508
Nicholas F. Peters.........................................      17,960          35,840          118,150         201,086
Mark Manoff................................................      18,020          36,080          118,477         202,397
Mary Buhay.................................................       2,800           7,600           17,088          44,196

------------------
(1) There was no public trading market for the Common Stock on December 31, 1996. Accordingly, solely for purposes of this table, the values in this column have been calculated on the basis of the initial public offering price, less the aggregate exercise price of the options.

EMPLOYMENT CONTRACTS

     Each of the Company's executive officers has entered into an employment agreement with the Company which commences on the date of the closing of this offering, except for the employment agreement with Mr. David Davis which is currently effective.

     The employment agreements with Messrs. Moskowitz and McWhirter provide for an annual base salary of not less than $150,000 and $135,000, respectively, plus a bonus to be awarded annually at the discretion of the Compensation Committee. The employment agreements have a term of three years.

     The employment agreements with Messrs. Peters, Manoff and Ms. Buhay provide for annual base salaries of not less than $108,150, $108,150 and $80,000, respectively, plus bonuses to be awarded annually at the discretion of the Compensation Committee. In addition, Ms. Buhay is entitled to receive certain sales commissions. The employment agreements have a term of two years.

     The employment agreement with Mr. David Davis provides for an annual base salary of pounds 88,000 plus a bonus based upon the Company's European pre-tax profits as compared to targeted levels. The employment agreement has a term of two years. See 'Certain Transactions.'

     The employment agreements entitle these executive officers to participate in the health, insurance, pension and other benefits, if any, generally provided to employees of the Company.

     The employment agreements contain covenants prohibiting the solicitation of employees and the solicitation of clients and vendors during certain periods and covenants prohibiting the improper disclosure of confidential information at any time. The employment agreements also provide that the executive officer, with certain exceptions, until two years after the termination of his or her employment with the Company, would not participate in any capacity in any business activities with respect to the production of video and audio public relations materials for distribution to news media, the distribution of public relations text, audio and video to news media and the general public via satellite, cassette, wire or other means, the maintenance of data bases of media contacts for and on behalf of clients, the analysis and written appraisal of public relations and public affairs campaigns as determined through press clipping review or electronic data base searches, and such other businesses as the Company may conduct from time to time.

     The Company may terminate the employment of the executive officers upon the death or extended disability of the executive officer or for cause (as defined). If the employment of the executive officer is terminated by the Company without cause, the employment agreements require the Company to continue to pay the executive officer's salary and health and insurance benefits for a period of one year after such termination in the case of Messrs. Moskowitz and McWhirter and a period of between three to six months in all other cases, or until the termination of the employment agreement or the commencement of employment elsewhere, if earlier.

STOCK OPTION PLANS

THE AMENDED AND RESTATED STOCK OPTION PLAN

     The Company's Amended and Restated Stock Option Plan ('Stock Option Plan') provides for options for a total of 670,808 shares of Common Stock authorized to be granted under the Stock Option Plan. The Stock Option Plan provides for the grant of options to its employees, directors and consultants in order to provide them with financial incentives to promote the success of the Company's long term business objectives and to increase their proprietary interest in the success of the Company. The Stock Option Plan provides for a fifteen year expiration period for non-qualified stock options and ten years for incentive stock options granted thereunder and allows for the exercise of options by delivery by the optionee of previously owned Common Stock of the Company having a fair market value equal to the option price, or by delivery by the optionee of exercisable options valued at the excess of the aggregate fair market value of the Common Stock subject to such options over the aggregate exercise price of such options, or by a combination of cash and Common Stock. During 1996 the Company granted options to purchase 411,494 shares at average exercise prices ranging from $3.54 to $6.46 per share and having expiration dates ranging from June 30, 2001 to January 31, 2006. During 1996 3,000 options were exercised and at December 31, 1996 63,054 shares were available for future grant and there were outstanding options to purchase 569,594 shares of Common Stock under the Stock Option Plan.

     The Stock Option Plan is administered by the Stock Option Committee of the Board of Directors. The Committee has broad discretion in determining the recipients of options and numerous other terms and conditions of the options. The exercise price for shares purchased upon the exercise of non-qualified stock options granted under the Plan is determined by the Stock Option Committee as of the date of the grant. The exercise price of an incentive stock option must be at least equal to the fair market value of the Common Stock on the date such option is granted (110% of the fair market value for shareholders who, at the time the option is granted, own more than 10% of the total combined classes of stock of the Company or any subsidiary). No employees may be granted incentive stock options in any year for shares having a fair market value, determined as of the date of grant, in excess of $100,000.

     Incentive stock options have a term of ten years, except options granted to shareholders holding 10% or more of the Common Stock of the Company which have a term of five years, in each case subject to earlier termination. Options generally may be exercised only if the option holder remains continuously associated with the Company or a subsidiary from the date of grant to the date of exercise. However, options may be exercised upon termination of employment or upon the death or disability of any employee within certain specified periods.

1996 DIRECTORS STOCK OPTION PLAN

     The Company's 1996 Directors Stock Option Plan ('Directors Stock Option Plan') provides for options for a total of 180,000 shares of Common Stock authorized to be granted under the Directors Stock Option Plan. Pursuant to the Directors Stock Option Plan, the Company has granted to each non-employee director non-qualified options to purchase 2,400 shares of Common Stock for each year that such individual was a member of the Board of Directors prior to 1996; provided, however, that in no event shall the number of options granted for service prior to 1996 exceed 14,400 shares. Through the date hereof the Company has granted non-qualified options to purchase an aggregate of 62,400 shares of Common Stock to non-employee directors at an exercise price of $3.54 per share.

     The Directors Stock Option Plan provides for the automatic annual grant of options to non-employee directors and is administered by the Board of Directors. Commencing January 31, 1997, and as of each anniversary date thereafter, each non-employee director who was in office as of the effective date of the Directors Stock Option Plan will be automatically granted an option to purchase 3,000 shares of Common Stock. Each non-employee director who was not a director as of the effective date of the Directors Stock Option Plan shall be granted, as of the date of his election, options to purchase 3,000 shares of Common Stock and shall be granted as of each anniversary date thereafter, options to purchase an additional 3,000 shares of Common Stock.

     To remain eligible, a non-employee director must continue to be a member of the Board of Directors. Options granted to directors for services prior to 1996 are all vested and exercisable; each option granted thereafter is exercisable in increments of 33 1/3% per year commencing on the first anniversary date of the date of grant. The exercise price for all options may not be less than the fair market value of the Common Stock on the date of grant. Options under the Directors Stock Option Plan have a term of up to 15 years and may be exercised for limited periods after a person ceases to serve as a director.


401(k) PLAN

     All Company employees are eligible to participate in the 401(k) Plan and may make elective salary reduction contributions to the 401(k) Plan of up to 15% of their annual compensation, subject to a dollar limit established by law. In addition, the Company may provide, in its discretion, a matching contribution equal to a percentage of the employee's contribution. Participants are fully vested at all times in the amounts they contribute to the 401(k) Plan. Only participants who have completed a year of service during the 401(k) Plan year and are actively employed on the last day of such year are vested in the Company's matching contributions for such year. The Company's contributions are tax deductible to the Company. Benefits under the 401(k) Plan generally become payable upon retirement, death or disability.

                              CERTAIN TRANSACTIONS

     Pursuant to a consulting agreement, dated March 1, 1994, between the Company and The Davis Partnership, a partnership which is beneficially owned by Mr. Davis, served as a consultant to the Company. Mr. David Davis, on behalf of The Davis Partnership, provides services to the Company based in its London office, including planning, marketing, staffing and operations, and developing strategic partnerships in the United Kingdom and Europe. For such services, the Davis Partnership received $111,887, $93,611 and $76,385 for the fiscal years ended December 31, 1996, 1995 and 1994, respectively. Under the terms of the consulting agreement, the Company is obligated to pay to The Davis Partnership an annual consulting fee equal to pounds 54,000 and a bonus determined by a formula contained in the consulting agreement. The bonus is to be paid 50% in cash and 50% in shares of Common Stock. As part of the bonus under the consulting agreement, Mr. Davis received 2,521 shares of Common Stock in March 1996. The term of this Consulting Agreement was automatically renewed on January 1, 1996 for a twelve month period. The Consulting Agreement terminated on November 29, 1996 and Mr. Davis, in his individual capacity, entered into an employment agreement with the Company. The Company does not contemplate having any future relations with The Davis Partnership. See 'Management.'

     The Company believes that material affiliated transactions between the Company and its directors, officers, principal stockholders or any affiliates thereof have been, and will be in the future, on terms no less favorable than could be obtained from unaffiliated third parties.

                       PRINCIPAL AND SELLING STOCKHOLDERS

     The following table sets forth certain information as of the date hereof regarding the beneficial ownership of the Company's Common Stock prior to and upon completion of the offering, assuming no exercise of the Underwriters' over-allotment option, (i) by each of the Company's directors and Named Executive Officers, (ii) by all directors and Named Executive Officers as a group, (iii) by each person who is known by the Company to own beneficially more than 5% of the Company's Common Stock, and (iv) by the Selling Stockholders.

                                                                                                            PERCENTAGE OF
                                                                                                                SHARES
                                           SHARES BENEFICIALLY                                            BENEFICIALLY OWNED
                                             OWNED PRIOR TO        PERCENTAGE OF                            AFTER OFFERING
DIRECTORS,                                     OFFERING(1)             SHARES             NUMBER OF            ASSUMING
NAMED EXECUTIVE OFFICERS                   -------------------   BENEFICIALLY OWNED    SHARES SUBJECT       OVER-ALLOTMENT
AND 5% AND SELLING STOCKHOLDERS             NUMBER     PERCENT     AFTER OFFERING     TO OVER-ALLOTMENT    EXERCISE IN FULL
-----------------------------------------  ---------   -------   ------------------   -----------------   ------------------
American Research & Development II,
  L.P.(2) ...............................    595,070     19.5%          11.8%               50,000               10.8%
  c/o American Research & Development
  Corp.

  45 Milk Street
  Boston, MA 02109
New York State Business Venture
  Partnership ...........................    440,506     14.5            8.7                63,655                7.5
  c/o Rothschild Inc.
  1251 Avenue of the Americas
  51st Floor
  New York, NY 10020
Laurence Moskowitz(3) ...................    429,954     13.9            8.4                30,000                7.9
  c/o Medialink Worldwide Incorporated
  708 Third Avenue
  New York, NY 10017
Harriet Himmel Gilman ...................    270,667      8.9            5.4                43,783                4.5
  c/o The Chase Manhattan Private Bank
  (Florida), N.A.
  218 Royal Palm Way
  Palm Beach, FL 33480
Henry L. Kimelman(4) ....................    171,111      5.6            3.4                18,436                3.0
  P.O. Box 301709
  St. Thomas, Virgin Islands 00803
J. Graeme McWhirter(5)...................    113,798      3.7            2.2                 6,002                2.1
Nicholas F. Peters(6)....................     28,840       *              *                     --                 *
Mark Manoff(7)...........................     47,584      1.6             *                  1,000                 *
Mary Buhay(8)............................      4,160       *              *                     --                 *
Harold Finelt(9) ........................    609,470     19.9           12.0                50,000               11.1
  c/o American Research & Development
  Corp.
  45 Milk Street
  Boston, MA 02109
Donald Kimelman(10)......................     56,400      1.8            1.1                    --                1.1
James J. O'Neill(8)......................      4,800       *              *                     --                 *
Gerald P. Rodeen(11).....................     97,722      3.2            1.9                12,498                1.7
Theodore Wm. Tashlik(11).................     46,221      1.5             *                     --                 *
David Davis(12)..........................     15,961       *              *                     --                 *
All Named Executive Officers and
  Directors as a Group (11 Persons)......  1,454,910     44.5           27.6                99,500               25.7

                                                  (table continued on next page)

                                                                                                            PERCENTAGE OF
                                                                                                                SHARES
                                           SHARES BENEFICIALLY                                            BENEFICIALLY OWNED
                                             OWNED PRIOR TO        PERCENTAGE OF                            AFTER OFFERING
DIRECTORS,                                     OFFERING(1)             SHARES             NUMBER OF            ASSUMING
NAMED EXECUTIVE OFFICERS                   -------------------   BENEFICIALLY OWNED    SHARES SUBJECT       OVER-ALLOTMENT
AND 5% AND SELLING STOCKHOLDERS             NUMBER     PERCENT     AFTER OFFERING     TO OVER-ALLOTMENT    EXERCISE IN FULL
-----------------------------------------  ---------   -------   ------------------   -----------------   ------------------

  John Egan..............................     45,540      1.5%             *                 4,000                  *
  Paul Nemiroff..........................     41,998      1.4              *                 6,792                  *
  Barbara Phillips.......................     32,400      1.1              *                 5,240                  *
  Mary Lou Rodeen........................     37,141      1.2              *                 5,571                  *
  Steven L. Schaefer.....................     31,964      1.0              *                 5,169                  *
  Jeffrey B. Stone.......................     93,193      3.1            1.8%                7,661                1.7%
  Marian Addabbo.........................     15,999        *              *                 2,587                  *
  Thomas G. Belden.......................      6,000        *              *                   970                  *
  Dean and Laureen Bentzien..............      4,999        *              *                   808                  *
  Peter A. Berman........................      7,999        *              *                 1,000                  *
  Robert A. and Esther Cherkin...........      9,999        *              *                 1,000                  *
  Antonio and Romilda Ciaralli...........      2,400        *              *                   388                  *
  Laurel M. DeGrand......................      4,999        *              *                   800                  *
  Hermann and Helga Dohl.................      4,999        *              *                   808                  *
  Abe and Lillian Dorn...................      4,999        *              *                   808                  *
  Robert L. Drogin.......................     23,998        *              *                 3,881                  *
  Kathleen Engles-Quigley................      2,499        *              *                   404                  *
  Irving A. and Miriam R. Faye...........      9,999        *              *                 1,617                  *
  LeRoy and Wanda Faust..................      4,999        *              *                   808                  *
  Robin J. Faust-Cherkin.................     21,150        *              *                 3,420                  *
  Jeffrey Himmel.........................     22,221        *              *                 3,594                  *
  Arthur W. Howe.........................      8,376        *              *                 1,355                  *
  Sanford and Lucille Jablon.............      8,959        *              *                 1,449                  *
  Bernard C. and Mary A. Moran...........      6,000        *              *                   970                  *
  Claire Moskowitz.......................     22,999        *              *                 2,000                  *
  Stephan J. Porricelli..................      5,040        *              *                   815                  *
  Jeffrey E. Premetz.....................      4,999        *              *                   808                  *
  Larry Reibstein........................      4,999        *              *                   808                  *
  Marcus Rodeen..........................      9,999        *              *                 1,500                  *
  Stephen Rosenfeld......................     12,300        *              *                 1,989                  *
  Delaware Charter Guaranty & Trust
    Company f/b/o Suzanne Saxton-Frump...      3,499        *              *                   566                  *
  Maggy Sterner..........................      3,000        *              *                   485                  *
  Charles J. Webb II.....................     25,200        *              *                 4,075                  *
  Nicole Zuchetto........................      4,800        *              *                   480                  *

     With the exception of the directors and officers of the Company, other than as a result of the ownership of Common Stock, none of the Selling Stockholders has, or within the past three years has had, any position, office or material relationship with the Company or any of its predecessors or affiliates.

------------------

    *  Represents less than 1% of the outstanding shares of Common Stock including shares issuable to such beneficial owner under options which are presently exercisable or will become exercisable within 60 days.
  (1)  Unless otherwise indicated, each person has sole voting and investment power with respect to the shares shown as beneficially owned by such person.

                                              (Footnotes continued on next page)

(Footnotes continued from previous page)

  (2)  Francis J. Hughes, Jr. and Harold Finelt are the individual general partners of ARD Partners USA, L.P., a general partner of ARD Master, L.P., the sole general partner of American Research & Development II, L.P., and as such may be deemed to beneficially own all shares held by American Research & Development II, L.P.
       Each of such general partners disclaims beneficial ownership of a portion of such shares.
  (3)  Includes 50,100 shares of Common Stock which may be acquired upon the exercise of stock options which are presently exercisable or will become exercisable within 60 days.
  (4)  Does not include an aggregate of 144,000 shares of Common Stock held by the Charlotte Kimelman Charitable
       Remainder Trust, Henry L. Kimelman Charitable Remainder Trust, Henry L. Kimelman Family Foundation and SDJ
       Family Trust as to which Mr. Kimelman disclaims beneficial ownership.
  (5)  Includes 43,218 shares of Common Stock which may be acquired upon the exercise of stock options which are presently exercisable or will become exercisable within 60 days. Also includes 6,000 shares owned by the
       McWhirter Family LLC which may be deemed to be beneficially owned by Mr. McWhirter.
  (6)  Includes 25,840 shares of Common Stock which may be acquired upon the exercise of stock options which are presently exercisable or will become exercisable within 60 days.
  (7)  Includes 25,960 shares of Common Stock which may be acquired upon the exercise of stock options which are presently exercisable or will become exercisable within 60 days.
  (8)  Represents shares of Common Stock which may be acquired upon the exercise of stock options which are presently exercisable or will become exercisable within 60 days.
  (9)  Includes 595,070 shares of Common Stock held by American Research & Development II, L.P. Francis J. Hughes,
       Jr. and Harold Finelt are the individual general partners of ARD Partners USA, L.P., a general partner of
       ARD Master, L.P., the sole general partner of American Research & Development II, L.P., and as such may be deemed to beneficially own all shares held by American Research & Development II, L.P. Each of such general partners disclaims beneficial ownership of a portion of such shares. Also includes 14,400 shares of Common
       Stock which may be acquired upon the exercise of stock options which are presently exercisable or will become exercisable within 60 days. Shares subject to over-allotment are held directly by American Research &
       Development II, L.P.
 (10)  Includes 14,400 shares of Common Stock which may be acquired upon the exercise of stock options which are presently exercisable or will become exercisable within 60 days. Also includes 42,000 shares of Common Stock held by SDJ Family Trust as to which Mr. Kimelman has voting power and beneficial ownership of 33% of such shares.
 (11)  Includes 14,400 shares of Common Stock which may be acquired upon the exercise of stock options which are presently exercisable or will become exercisable within 60 days.
 (12)  Includes 13,440 shares of Common Stock which may be acquired upon the exercise of stock options which are presently exercisable or will become exercisable within 60 days.

                          DESCRIPTION OF CAPITAL STOCK

COMMON STOCK

     The Amended and Restated Certificate of Incorporation of the Company authorizes the issuance of up to 15,000,000 shares of Common Stock, par value of $.01 per share. Upon completion of the offering, there will be 5,047,933 shares of Common Stock issued and outstanding. As of the date of this Prospectus, there are 936,264 shares of Common Stock outstanding held of record by 70 stockholders. An additional 2,111,669 shares of Common Stock will be issued upon the completion of this offering as a result of the Preferred Stock Conversions. To date, there has been no public market for the Common Stock.

     Holders of Common Stock ('Holders') are entitled to one vote per share for each share held of record on all matters submitted to a vote of the stockholders. Holders are entitled to receive ratably such dividends as may be declared by the Board on the Common Stock out of funds legally available therefor. The Holders have no preemptive rights, cumulative voting rights, or rights to convert shares of Common Stock into any other securities, and are not subject to future calls or assessments by the Company. All shares of Common Stock of the Company issued in connection with the offering will be fully paid and nonassessable.

PREFERRED STOCK

     The Amended and Restated Certificate of Incorporation authorizes the Board of Directors to issue up to an aggregate of 1,000,000 shares of preferred stock (the 'Preferred Stock'), to establish one or more series of Preferred Stock and to determine, with respect to each such series, the preferences, rights and other terms thereof. The authorized class of Preferred Stock may be issued in series from time to time with such designations, relative rights, priorities, preferences, qualifications, limitations and restrictions thereof as the Board of Director determines. The rights, priorities, preferences, qualifications, limitations and restrictions of different series of Preferred Stock may differ with respect to dividend rates, amounts payable on liquidation, voting rights, conversion rights, redemption provisions, sinking fund provisions and other matters. The Board of Directors may authorize the issuance of Preferred Stock which ranks senior to the Common Stock with respect to the payment of dividends and the distribution of assets on liquidation. In addition, the Board of Directors is authorized to fix the limitations and restrictions, if any, upon the payment of dividends on Common Stock to be effective while any shares of Preferred Stock are outstanding. The Board of Directors, without stockholder approval, can issue Preferred Stock with voting and conversion rights which could adversely affect the voting power of the holders of Common Stock. Upon completion of the offering, no shares of Preferred Stock will be outstanding and the Board of Directors has no present plans to issue any such shares.

     In accordance with their terms, the outstanding shares of the Series A, Series B and Series C Preferred Stock will, upon the closing of this offering, convert into an aggregate of 2,111,669 shares of Common Stock.

STOCK MARKET LISTING


     The Common Stock has been approved for quotation on the Nasdaq National Market under the symbol 'MDLK' subject to official notice of issuance.

REGISTRATION RIGHTS

     The holders of 2,111,669 shares of Common Stock are entitled to certain rights with respect to the registration of such shares under the Securities Act. Under the terms of agreements between the Company and these holders, if the Company proposes to register any of its securities under the Securities Act, either for its own account or the account of other security holders exercising registration rights, such holders are entitled to notice of such registration and are entitled to include at the Company's expense shares of such Common Stock therein; provided, among other conditions, that the underwriters of any offering have the right to limit the number of such shares included in such registration. In addition, such holders may require the Company, on not more than two occasions and only in the event the aggregate offering price of such shares is greater than $5 million, to file a registration statement under the Securities Act at the Company's expense with respect to such shares, and the Company is required to use its best efforts to effect such registration, subject to certain conditions and limitations.

Further, these holders may require the Company to register all or a portion of their shares with registration rights on Form S-3, when the Company is eligible to use such form, subject to certain conditions and limitations.

CERTAIN ANTITAKEOVER PROVISIONS

     Preferred Stock. The Amended and Restated Certificate of Incorporation authorizes the Board of Directors to establish one or more series of Preferred Stock and to determine, with respect to any series of Preferred Stock, the preferences, rights and other terms of such series. See 'Preferred Stock.' The Company believes that the ability of the Board of Directors to issue one or more series of Preferred Stock will provide the Company with increased flexibility in structuring possible future financings and acquisitions and in meeting other corporate needs. The authorized shares of Preferred Stock, as well as shares of Common Stock, would be available for issuance without further action by the Company's stockholders, unless such action is required by applicable law or the rules of any stock exchange or automated quotation system on which the Company's securities may be listed or traded. Although the Board of Directors has no present intention to do so, it could, in the future, issue a series of Preferred Stock which, due to its terms, could impede a merger, tender offer or other transaction that some, or a majority, of the Company's stockholders might believe to be in their best interests.

     Section 203 of the Delaware General Corporation Law. The Company is subject to the provisions of Section 203 of the Delaware General Corporation Law (the 'Antitakeover Law') regulating corporate takeovers. The Antitakeover Law prevents certain Delaware corporations, including those whose securities are listed on the Nasdaq National Market, from engaging, under certain circumstances, in a 'business combination' (which includes a merger or sale of more than 10% of the corporation's assets) with any 'interested stockholder' (a stockholder who acquired 15% or more of the corporation's outstanding voting stock without the prior approval of the corporation's Board of Directors) for three years following the date that such stockholder became an 'interested stockholder.' A Delaware corporation may 'opt out' of the Antitakeover Law with an express provision in its original certificate of incorporation, or an express provision in its certificate of incorporation or by-laws resulting from a stockholders' amendment approved by at least a majority of the outstanding voting shares. The Company has not 'opted out' of the application of the Antitakeover Law.

     Classified Board of Directors. The Company's Amended and Restated Certificate of Incorporation provides for the Board of Directors to be divided into three classes of directors serving staggered three-year terms. As a result, approximately one-third of the Board of Directors will be elected each year. Classification of the Board of Directors expands the time required to change the composition of a majority of directors and may tend to discourage a takeover bid for the Company. Moreover, under the General Corporation Law of the State of Delaware, in the case of a corporation having a classified Board of Directors, the stockholders may remove a director only for cause. The provisions of Delaware law, when coupled with provisions of the Company's Amended and Restated Certificate of Incorporation and Amended and Restated By-Laws authorizing only the Board of Directors to fill vacant directorships, will preclude stockholders of the Company from removing incumbent directors without cause and simultaneously gaining control of the Board of Directors by filling the vacancies with their own nominees.

     Certain Other Provisions. The Company's Amended and Restated Certificate of Incorporation does not provide for cumulative voting in the election of directors. The Company's Amended and Restated By-Laws provide that stockholders must own fifty percent of the Common Stock to be permitted to call a special meeting of the stockholders.

     Reference is made to the full text of the Company's Amended and Restated Certificate of Incorporation and its Amended and Restated By-Laws and the foregoing statute for their entire terms. The partial summary contained above is not intended to be complete. See 'Risk Factors--Concentration of Stock Ownership; Potential Issuance of Preferred Stock; Provisions with Potential Anti-Takeover Effects.'

LIMITATION OF LIABILITY AND INDEMNIFICATION MATTERS

     The Company's Amended and Restated Certificate of Incorporation limits the liability of directors for monetary damages to the maximum extent permitted by Delaware law. Such limitation of liability has no effect on the availability of equitable remedies, such as injunctive relief or rescission.

     The Company's Amended and Restated By-Laws provide that the Company will indemnify its directors, officers, employees and agents (including persons serving at the request of the Company as a director, officer, employee or agent of another organization, including service with respect to an employee benefit plan and any former director, officer, employee or agent, or other such person) against certain liabilities to the fullest extent permitted by Delaware law. The Company is also empowered under its Amended and Restated By-Laws to purchase insurance on behalf of any person whom it is required or permitted to indemnify. The Company has entered into indemnification agreements with each of its current directors and officers, which provide for indemnification of, and advancement of expenses to, such persons to the greatest extent permitted by Delaware law, including by reason of action or inaction occurring in the past and circumstances in which indemnification and advancement of expenses to such persons is permitted or is discretionary to the greatest extent permitted by Delaware law. These provisions may have the practical effect in certain cases of eliminating the ability of stockholders to collect monetary damages from directors. The Company believes that theses provisions will assist the Company in attracting and retaining qualified individuals to serve as directors or officers. It is the opinion of the staff of the Securities and Exchange Commission that indemnification provisions such as those contained in these agreements have no effect on a director's or officer's liability under the federal securities laws.

     At the present time, there is no pending litigation or proceeding involving a director, officer, employee or other agent of the Company in which indemnification would be required or permitted. The Company is not aware of any threatened litigation or proceeding which may result in a claim for such indemnification.

TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for the Common Stock will be ChaseMellon Shareholder Services, 450 West 33rd Street, New York, New York 10001.

                        SHARES ELIGIBLE FOR FUTURE SALE

     Sales of a substantial number of shares of Common Stock in the public market following this offering or the prospect of such sales could adversely affect the market price of the Common Stock prevailing from time to time.

     Upon completion of this offering, the Company will have 5,047,933 shares of Common Stock outstanding. Of these shares, 2,000,000 shares of Common Stock offered hereby will be freely tradable without restriction unless purchased by 'affiliates' of the Company as that term is defined under Rule 144 promulgated under the Securities Act of 1933. The remaining shares will be 'restricted securities' as that term is defined in Rule 144 under the Securities Act and may not be sold other than pursuant to an effective registration statement under the Securities Act or pursuant to an exemption from such registration requirement. Subject to the contractual restrictions discussed below, 3,021,412 shares of Common Stock will be eligible for sale under Rule 144 from the date of this Prospectus. Restricted securities may be sold in the public market only if registered or if they qualify for an exemption from registration under Rule 144, 144(k) or 701 promulgated under the Securities Act, which rules are summarized below.

     Holders of 99% of the outstanding Common Stock are subject to lock-up agreements under which they have agreed not to sell or otherwise dispose of any shares of Common Stock without the prior written consent of Dean Witter Reynolds Inc. for a period of 180 days after the date of this Prospectus whether now owned or hereafter acquired by such stockholders or with respect to which such stockholders have or hereafter acquire the power of disposition or enter into any swap or any other agreement or any transaction that transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of the Common Stock or any Common Stock deemed to be beneficially owned by such stockholders, whether any such swap or transaction is to be settled by delivery of Common Stock or other securities, in cash or otherwise. Such stockholders also have agreed not to exercise their registration rights for 180 days after the date of this Prospectus and have granted Dean Witter Reynolds Inc. the right of first refusal to be engaged as the lead manager of the underwritten public offering of their shares if registration rights are exercised following the expiration of the lock-up period until the date that is 12 months from the date of this Prospectus. The Company has consented to any such engagement of Dean Witter Reynolds Inc. The Company has agreed not to issue or sell any shares of Common Stock, without the prior written consent of Dean Witter Reynolds Inc. for a period of 180 days after the date of this Prospectus other than the issuance of shares upon the exercise of stock options. Upon the expiration of the 180-day lock-up period, certain of the shares of Common Stock subject to the lock-up agreements will become eligible for sale in the public market subject to the conditions of Rule 144. See 'Underwriting.'

     In general, under Rule 144 as currently in effect, an affiliate of the Company, or person (or persons whose shares are aggregated) who has beneficially owned restricted securities for at least two years but less than three years, will be entitled to sell in any three-month period a number of shares that does not exceed the greater of (i) 1% of the then outstanding shares of Common Stock (5,047,933 shares immediately after this offering) or (ii) the average weekly trading volume during the four calendar weeks immediately preceding the date on which notice of the sale is filed with the Securities and Exchange Commission. Sales pursuant to Rule 144 are subject to certain requirements relating to manner of sale, notice and availability of current public information about the Company. A person (or persons) whose shares are aggregated who is not deemed to have been an affiliate of the Company at any time during the 90 days immediately preceding the sale and who has beneficially owned his or her shares for a least three years is entitled to sell such shares pursuant to Rule 144(k) without regard to the limitations described above. In general, under Rule 701 under the Securities Act as currently in effect, any employee, consultant or advisor of the Company who purchases shares from the Company in connection with a compensatory stock or option plan or other written agreement related to compensation is eligible to resell such shares 90 days after the effective date of this offering in reliance on Rule 144, but without compliance with certain restrictions contained in Rule 144. Rule 701 is available for stockholders of the Company as to all shares issued pursuant to stock option exercises occurring on or after May 20, 1988 (the effective date of the Rule) of options granted prior to the offering.

     The Company intends to file a Registration Statement on Form S-8 to register the 812,648 shares of Common Stock issuable upon the exercise of options granted under the Stock Option Plan and the Directors Stock Option Plan. Following the filing of the Form S-8, shares of Common Stock issued upon the exercise of options granted under the Stock Option Plan and the Directors Stock Option Plan will be available for sale in the public market upon vesting of such options, subject to Rule 144 volume limitations applicable to affiliates.

                                  UNDERWRITING

     The Underwriters named below, for whom Dean Witter Reynolds Inc. and Wheat, First Securities, Inc. are acting as representatives (the 'Representatives'), have severally agreed, subject to the terms and conditions of an underwriting agreement (the 'Underwriting Agreement'), to purchase from the Company the number of shares of Common Stock set forth opposite their respective names below:

UNDERWRITER                                                                    NUMBER OF SHARES
----------------------------------------------------------------------------   ----------------
Dean Witter Reynolds Inc....................................................         820,000
Wheat, First Securities, Inc................................................         550,000
Alex. Brown & Sons Incorporated.............................................          60,000
Cowen & Co..................................................................          60,000
Donaldson, Lufkin & Jenrette Securities Corporation.........................          60,000
Lazard Freres & Co. LLC.....................................................          60,000
Schroder Wertheim & Co. Incorporated........................................          60,000
UBS Securities LLC..........................................................          60,000
Southcoast Capital Corporation..............................................          60,000
Allen & Company Incorporated................................................          30,000
Cruttenden Roth Incorporated................................................          30,000
Furman Selz Incorporated....................................................          30,000
Gerard Klauer Mattison & Co., Inc...........................................          30,000
Janney Montgomery Scott Inc.................................................          30,000
Neuberger & Berman, LLC.....................................................          30,000
Unterberg Harris............................................................          30,000
                                                                               ----------------
     Total..................................................................       2,000,000
                                                                               ----------------
                                                                               ----------------

     The Underwriting Agreement provides that the obligations of the several Underwriters thereunder are subject to approval of certain legal matters by counsel and to various other conditions. The nature of the Underwriters' obligation is such that they must purchase all of the shares of Common Stock offered to the public (other than those covered by the over-allotment option described below), if any of such shares are purchased.

     Prior to the offering, there has been no public market for the shares of Common Stock. The initial public offering price for the shares of Common Stock was determined through agreement among the Company and the Representatives. Among the factors considered in making such determination were the prevailing market conditions and general economic conditions, the market prices of securities and certain financial and operating information of publicly traded companies which the Company and the Representatives believed to be comparable to the Company, the earnings and certain other financial and operating information of the Company in recent periods, the future prospects of the Company and its industry in general and other factors deemed relevant.

     The Company has been advised by the Underwriters that the Underwriters propose to offer the shares of Common Stock directly to the public at the initial public offering price set forth on the cover page of this Prospectus and to certain dealers (who may include Underwriters) at the public offering price less a concession not to exceed $0.35 per share. Such dealers may reallow a concession not to exceed $0.10 per share in sales to other dealers. After the initial public offering, the public offering price and concessions and reallowances to dealers may be changed by the Underwriters.

     The Selling Stockholders have granted the Underwriters an option exercisable for 30 days from the date of this Prospectus to purchase up to 300,000 additional shares of Common Stock at the initial public offering price less the underwriting discounts and commissions, solely to cover over-allotments. To the extent such option is exercised, each Underwriter will be obligated, subject to certain conditions, to purchase approximately the same percentage of such additional shares of Common Stock as the number of shares of Common Stock set forth opposite each Underwriter's name in the preceding table bears to the total number of shares of Common Stock listed in such table.

     The Company and the Selling Stockholders have agreed to indemnify the several Underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the Underwriters may be required to make in respect thereof.

     The Company, the Company's officers and directors, and certain holders of Common Stock have agreed not to offer, sell, contract to sell or otherwise dispose of any shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock or any right to acquire Common Stock for a period of 180 days after the date of this Prospectus without the prior written consent (which consent may be given without notice to the Company's stockholders or other public announcement) of Dean Witter Reynolds Inc. Dean Witter Reynolds Inc. has advised the Company that it has no present intention of releasing any of the Company's stockholders from such lock-up agreements until the expiration of such 180-day period. See 'Shares Eligible for Future Sale.'

     The Representatives have advised the Company and the Selling Stockholders that the Underwriters do not intend to confirm sales to any account over which they exercise discretionary authority.

     At the Company's request, the Representatives have reserved up to 100,000 shares of Common Stock for sale at the initial public offering price to the Company's employees and other persons having certain relationships with the Company. The number of shares of Common Stock available for sale to the general public will be reduced to the extent these persons purchase such reserved shares. Any reserved shares not purchased will be offered by the Underwriters to the general public on the same terms as the other shares offered hereby.

                                 LEGAL MATTERS


     Certain legal matters with respect to the legality of the securities offered hereby will be passed upon for the Company by Tashlik, Kreutzer & Goldwyn P.C., Great Neck, New York. Theodore Wm. Tashlik, a member of Tashlik, Kreutzer & Goldwyn P.C. and a director of the Company, beneficially owns 31,821 shares of the Company's Common Stock and stock options to purchase 14,400 shares of Common Stock. Certain legal matters will be passed upon for the Underwriters by Willkie Farr & Gallagher, New York, New York.

                                    EXPERTS

     The financial statements of the Company as of December 31, 1994 and 1995 and September 30, 1996 and for each of the years in the three-year period ended December 31, 1995 and the nine-month period ended September 30, 1996 and the financial statements of PR Data Systems, Inc. as of December 31, 1994 and 1995 and for the years then ended have been included herein and in the registration statement in reliance upon the reports of KPMG Peat Marwick LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

                             ADDITIONAL INFORMATION

     The Company has filed with the Securities and Exchange Commission (the 'Commission') in Washington, D.C., a Registration Statement on Form S-1 under the Securities Act, relating to the Common Stock offered hereby. This Prospectus, which constitutes a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement, certain items of which are contained in exhibits and schedules to the Registration Statement as permitted by the rules and regulations of the Commission. Statements contained in this Prospectus as to the contents of any contract, agreement or any other document referred to herein are not necessarily complete. Where such contract, agreement or other document is an exhibit to the Registration Statement, reference is made to such exhibit for a more complete description of the matter involved, each such statement being qualified in all respects by such reference. For further information regarding the Company and the securities offered hereby, reference is made to the Registration Statement and to the exhibits filed as a part thereof, which may be inspected at the office of the Commission without charge or copies of which may be obtained therefrom upon request to the Commission and payment of the prescribed fee.

     A copy of the Registration Statement and the exhibits thereto may be inspected without charge at the public reference facilities maintained by the Commission's Headquarters at 450 Fifth Street, Room 1024, N.W., Judiciary Plaza, Washington, D.C. 20549, and at the Commission's Regional Offices at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, and 7 World Trade Center, 13th Floor, New York, New York 10048, and copies of all or any part of the Registration Statement may be obtained from such offices upon the payment of the fees prescribed by the Commission. The Commission maintains a Web site that contains reports, proxy and information statements and other information regarding the Company. The address of such Web site is http://www.sec.gov.

     The Company intends to furnish to its stockholders annual reports containing financial statements audited by independent auditors and quarterly reports containing unaudited financial data for the first three quarters of each fiscal year.

                     [THIS PAGE INTENTIONALLY LEFT BLANK]

                         INDEX TO FINANCIAL STATEMENTS

                                                                                                              PAGE
                                                                                                              ----
Historical
-----------------------------------------------------------------------------------------------------------
Medialink Worldwide Incorporated
Independent Auditors' Report...............................................................................    F-2
Balance Sheets.............................................................................................    F-3
Statements of Operations...................................................................................    F-4
Statements of Stockholders' Equity.........................................................................    F-5
Statements of Cash Flows...................................................................................    F-6
Notes to Financial Statements..............................................................................    F-7
PR Data Systems, Inc.
Independent Auditors' Report...............................................................................   F-14
Balance Sheets.............................................................................................   F-15
Statements of Operations and Accumulated Deficit...........................................................   F-16
Statements of Cash Flows...................................................................................   F-17
Notes to Financial Statements..............................................................................   F-18

Pro Forma
-----------------------------------------------------------------------------------------------------------
Medialink Worldwide Incorporated
Unaudited Pro Forma Condensed Combined Financial Statements................................................   F-22
Unaudited Pro Forma Condensed Combined Statement of Operations for the nine months ended September 30,
  1996.....................................................................................................   F-23
Unaudited Pro Forma Condensed Combined Statement of Operations for the year ended December 31, 1995........   F-24
Notes to Unaudited Pro Forma Condensed Combined Financial Statements.......................................   F-25

     All schedules have been omitted because the required information either is not applicable or is shown in the financial statements or notes thereto.

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
Medialink Worldwide Incorporated:

     We have audited the accompanying balance sheets of Medialink Worldwide Incorporated as of December 31, 1994 and 1995, and September 30, 1996, and the related statements of operations, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1995 and the nine month period ended September 30, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Medialink Worldwide Incorporated as of December 31, 1994 and 1995, and September 30, 1996, and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 1995, and the nine month period ended September 30, 1996, in conformity with generally accepted accounting principles.

                                          KPMG Peat Marwick LLP

November 15, 1996
New York, New York

                        MEDIALINK WORLDWIDE INCORPORATED
                                 BALANCE SHEETS

                                                                        DECEMBER 31,           SEPTEMBER 30,
                                                                 --------------------------    -------------
                                                                    1994           1995            1996
                                                                 -----------    -----------    -------------
                                                   ASSETS
Current Assets:
  Cash and cash equivalents...................................   $   262,414    $   306,678     $    606,232
  Accounts receivable, less allowance for doubtful accounts of
    $87,584, $161,367 and $245,004 in 1994, 1995 and 1996,
    respectively (Note 2).....................................     1,335,339      2,418,029        3,185,477
  Prepaid expenses and other current assets...................       167,317        262,492          158,957
  Deferred tax assets--current portion (Note 5)...............       333,697        617,314          319,746
                                                                 -----------    -----------    -------------
    Total current assets......................................     2,098,767      3,604,513        4,270,412
                                                                 -----------    -----------    -------------
Property and Equipment:
  Furniture and fixtures......................................       143,717        184,292          367,528
  Office equipment............................................       621,919        604,599          788,124
  Leasehold improvements......................................       101,969        174,621          299,720
                                                                 -----------    -----------    -------------
                                                                     867,605        963,512        1,455,372
  Less accumulated depreciation and amortization..............       547,667        419,132          566,387
                                                                 -----------    -----------    -------------
    Net property and equipment................................       319,938        544,380          888,985
Due from officers.............................................         6,532          6,532            4,883
Goodwill net of amortization (Note 10)........................       --             --               668,888
Deferred tax assets (Note 5)..................................       714,286        134,389           45,502
Other intangible assets--net (Note 10)........................       --             --               312,066
Other assets..................................................        97,676         97,518          360,220
                                                                 -----------    -----------    -------------
    Total assets..............................................   $ 3,237,199    $ 4,387,332     $  6,550,956
                                                                 -----------    -----------    -------------
                                                                 -----------    -----------    -------------
                                    LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
  Current portion of obligations under capital leases
  (Note 3)....................................................   $   --         $   --          $     11,699
  Current portion of long-term debt (Note 10).................       --             --                37,143
  Current portion of covenant not to compete (Note 10)........       --             --                60,000
  Accounts payable............................................     1,065,072      1,586,561        2,171,245
  Accrued expenses............................................       113,203        229,009          408,559
  Income taxes payable........................................        33,945         67,132           82,241
                                                                 -----------    -----------    -------------
    Total current liabilities.................................     1,212,220      1,882,702        2,770,887
Commitment under covenant not to compete, excluding current
  portion (Note 10)...........................................       --             --               252,066
Deferred rent payable.........................................         8,433         79,878           40,696

Obligation under capital leases, excluding current portion
  (Note 3)....................................................       --             --                30,742
Long-term debt, excluding current portion (Note 10)...........       --             --               283,950
                                                                 -----------    -----------    -------------
    Total liabilities.........................................     1,220,653      1,962,580        3,378,341
                                                                 -----------    -----------    -------------
Stockholders' Equity (Note 4):
  Series A, 10% cumulative convertible preferred stock, $1.50 par value. Authorized; issued and outstanding 655,417
    shares....................................................       983,126        983,126          983,126
  Series B, 10% cumulative convertible preferred stock, $1.35 par value. Authorized; issued and outstanding 475,185
    shares....................................................       641,500        641,500          641,500
  Series C, 10% cumulative convertible preferred stock, $2.75 par value. Authorized 645,455 shares; issued and
    outstanding 629,130 shares................................     1,730,107      1,730,107        1,730,107
  Common stock, $.01 par value. Authorized
    15,000,000 shares; issued and outstanding 901,943,
    906,743 and 936,264 shares in 1994, 1995 and
    1996, respectively........................................         9,019          9,067            9,363
  Additional paid-in capital..................................       346,572        352,524          520,165
  Accumulated deficit.........................................    (1,671,117)    (1,289,882)        (711,012)
  Equity adjustment for foreign currency translation..........       (22,661)        (1,690)            (634)
                                                                 -----------    -----------    -------------
    Total stockholders' equity................................     2,016,546      2,424,752        3,172,615
                                                                 -----------    -----------    -------------
    Total liabilities and stockholders' equity................   $ 3,237,199    $ 4,387,332     $  6,550,956
                                                                 -----------    -----------    -------------
                                                                 -----------    -----------    -------------

                See accompanying notes to financial statements.
                                      F-3

                        MEDIALINK WORLDWIDE INCORPORATED
                            STATEMENTS OF OPERATIONS

                                                                                          NINE MONTHS ENDED
                                                 YEARS ENDED DECEMBER 31,                   SEPTEMBER 30,
                                         -----------------------------------------    --------------------------
                                            1993           1994           1995                          1996
                                         -----------    -----------    -----------       1995        -----------
                                                                                      -----------
                                                                                      (UNAUDITED)
Revenues..............................   $ 6,064,569    $ 7,547,761    $10,624,680    $ 7,382,316    $11,158,239
Direct costs (Note 7).................     2,629,114      3,038,503      4,553,349      3,282,667      4,604,668
                                         -----------    -----------    -----------    -----------    -----------
     Gross profit.....................     3,435,455      4,509,258      6,071,331      4,099,649      6,553,571
General and administrative expenses
  (Note 3)............................     3,650,569      4,068,786      5,373,307      3,796,548      5,548,433
                                         -----------    -----------    -----------    -----------    -----------
     Operating (loss) income..........      (215,114)       440,472        698,024        303,101      1,005,138
Other income (expense):
  Interest expense....................       (12,332)        (6,205)            --             --        (14,674)
  Interest and other income...........         9,259          7,062         15,273         11,939         19,144
                                         -----------    -----------    -----------    -----------    -----------
     (Loss) income before income
       taxes..........................      (218,187)       441,329        713,297        315,040      1,009,608
Income tax expense (benefit)
  (Note 5)............................        13,222     (1,022,963)       332,062        148,707        430,738
                                         -----------    -----------    -----------    -----------    -----------
     Net (loss) income................   $  (231,409)   $ 1,464,292    $   381,235    $   166,333    $   578,870
                                         -----------    -----------    -----------    -----------    -----------
                                         -----------    -----------    -----------    -----------    -----------
Net (loss) income applicable to common
  stock...............................   $  (566,882)   $ 1,128,819    $    45,762    $   (85,272)   $   327,265
                                         -----------    -----------    -----------    -----------    -----------
                                         -----------    -----------    -----------    -----------    -----------
     Pro forma net income per common
       and common equivalent
       share--unaudited (Note 9)......                                 $      0.11    $      0.05    $      0.17
                                                                       -----------    -----------    -----------
                                                                       -----------    -----------    -----------

                See accompanying notes to financial statements.
                                      F-4

                        MEDIALINK WORLDWIDE INCORPORATED
                       STATEMENTS OF STOCKHOLDERS' EQUITY

                                                        SERIES A, 10%           SERIES B, 10%            SERIES C, 10%
                                                          CUMULATIVE              CUMULATIVE              CUMULATIVE
                                                         CONVERTIBLE             CONVERTIBLE              CONVERTIBLE
                                 COMMON STOCK          PREFERRED STOCK         PREFERRED STOCK          PREFERRED STOCK
                             --------------------    --------------------    --------------------    ---------------------
                             NO. OF                  NO. OF                  NO. OF                  NO. OF
                             SHARES     PAR VALUE    SHARES     PAR VALUE    SHARES     PAR VALUE    SHARES     PAR VALUE
                             -------    ---------    -------    ---------    -------    ---------    -------    ----------
Balance at December 31,
  1992....................   879,650     $ 8,796     655,417    $ 983,126    475,185    $ 641,500    629,130    $1,730,107
Issuance of common stock..    19,293         193          --           --         --           --         --            --
Stock options exercised...     3,000          30          --           --         --           --         --            --
Net loss..................        --          --          --           --         --           --         --            --
Translation adjustment....        --          --          --           --         --           --         --            --
                             -------    ---------    -------    ---------    -------    ---------    -------    ----------
Balance at December 31,
  1993....................   901,943       9,019     655,417      983,126    475,185      641,500    629,130     1,730,107
Net income................        --          --          --           --         --           --         --            --
Translation adjustment....        --          --          --           --         --           --         --            --
                             -------    ---------    -------    ---------    -------    ---------    -------    ----------
Balance at December 31,
  1994....................   901,943       9,019     655,417      983,126    475,185      641,500    629,130     1,730,107
Stock options exercised...     4,800          48          --           --         --           --         --            --
Net income................        --          --          --           --         --           --         --            --
Translation adjustment....        --          --          --           --         --           --         --            --
                             -------    ---------    -------    ---------    -------    ---------    -------    ----------
Balance at December 31,
  1995....................   906,743       9,067     655,417      983,126    475,185      641,500    629,130     1,730,107
Issuance of common stock..    26,521         266          --           --         --           --         --            --
Stock options exercised...     3,000          30          --           --         --           --         --            --
Net income................        --          --          --           --         --           --         --            --
Translation adjustment....        --          --          --           --         --           --         --            --
                             -------    ---------    -------    ---------    -------    ---------    -------    ----------
Balance at September 30,
  1996....................   936,264     $ 9,363     655,417    $ 983,126    475,185    $ 641,500    629,130    $1,730,107
                             -------    ---------    -------    ---------    -------    ---------    -------    ----------
                             -------    ---------    -------    ---------    -------    ---------    -------    ----------


                                                           EQUITY
                                                         ADJUSTMENT
                                                            FOR
                            ADDITIONAL                    FOREIGN          TOTAL
                             PAID-IN      ACCUMULATED     CURRENCY     STOCKHOLDERS'
                             CAPITAL        DEFICIT      TRANSLATION      EQUITY
                            ----------    -----------    ----------    -------------

Balance at December 31,
  1992....................   $318,928     $(2,904,000)    $(28,131)     $   750,326
Issuance of common stock..     23,924             --            --           24,117
Stock options exercised...      3,720             --            --            3,750
Net loss..................         --       (231,409 )          --         (231,409)
Translation adjustment....         --             --        10,176           10,176
                            ----------    -----------    ----------    -------------
Balance at December 31,
  1993....................    346,572     (3,135,409 )     (17,955)         556,960
Net income................         --      1,464,292            --        1,464,292
Translation adjustment....         --             --        (4,706)          (4,706)
                            ----------    -----------    ----------    -------------
Balance at December 31,
  1994....................    346,572     (1,671,117 )     (22,661)       2,016,546
Stock options exercised...      5,952             --            --            6,000
Net income................         --        381,235            --          381,235
Translation adjustment....         --             --        20,971           20,971
                            ----------    -----------    ----------    -------------
Balance at December 31,
  1995....................    352,524     (1,289,882 )      (1,690)       2,424,752
Issuance of common stock..    163,921             --            --          164,187
Stock options exercised...      3,720             --            --            3,750
Net income................         --        578,870            --          578,870
Translation adjustment....         --             --         1,056            1,056
                            ----------    -----------    ----------    -------------
Balance at September 30,
  1996....................   $520,165     $ (711,012 )    $   (634)     $ 3,172,615
                            ----------    -----------    ----------    -------------
                            ----------    -----------    ----------    -------------

See accompanying notes to financial statements.

                        MEDIALINK WORLDWIDE INCORPORATED
                            STATEMENTS OF CASH FLOWS

                                                                                                     NINE MONTHS
                                                             YEARS ENDED DECEMBER 31,            ENDED SEPTEMBER 30,
                                                      --------------------------------------    ----------------------
                                                         1993          1994          1995         1995         1996
                                                      ----------    ----------    ----------    --------    ----------
                                                                                                (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net (loss) income................................   $ (231,409)   $1,464,292    $  381,235    $166,333    $  578,870
Adjustments to reconcile net (loss) income to net
  cash (used in) provided by operating activities:
  Depreciation and amortization....................      117,547       127,377       148,509     106,057       160,339
  Provision for bad debts..........................       58,105         5,601        74,701      53,896        83,638
  Equity adjustment for foreign currency
    translation....................................       10,176        (4,706)       20,971      39,483         1,056
  Loss on disposal of assets.......................           --            --        22,489      22,489            --
  Deferred income taxes............................           --    (1,047,983)      296,280     130,816       386,455
  Deferred rent payable............................       (9,666)       (5,951)       71,445         364       (39,182)
  Increase in accounts receivable..................     (211,067)     (375,383)   (1,154,422)   (514,295)     (562,371)
  Decrease in due from officers....................        3,000            --            --          --         1,649
  (Increase) decrease in prepaid expenses and other
    current assets.................................      (67,696)      (41,993)      (94,713)    (66,794)      105,068
  Increase in accounts payable and accrued
    expenses.......................................      226,491       261,133       635,325     344,385       450,589
  (Decrease) increase in income taxes payable......       (3,199)       23,313        33,187      31,781        15,109
                                                      ----------    ----------    ----------    --------    ----------
    Total adjustments..............................      123,691    (1,058,592)       53,772     148,182       602,350
                                                      ----------    ----------    ----------    --------    ----------
    Net cash (used in) provided by operating
      activities...................................     (107,718)      405,700       435,007     314,515     1,181,220
                                                      ----------    ----------    ----------    --------    ----------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Net cash used in acquisition of PR Data Systems,
    Inc............................................           --            --            --          --      (119,801)
  Additions to property and equipment..............      (62,420)     (127,407)     (394,496)   (346,072)     (412,188)
  Increase in other assets.........................       (4,049)      (60,117)       (2,247)    (14,188)       (8,381)
                                                      ----------    ----------    ----------    --------    ----------
    Net cash used in investing activities..........      (66,469)     (187,524)     (396,743)   (360,260)     (540,370)
                                                      ----------    ----------    ----------    --------    ----------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Deferred offering costs..........................           --            --            --          --      (253,425)
  Proceeds from exercise of options................           --            --         6,000          --         3,750
  Proceeds from issuance of common stock...........       27,867            --            --          --         9,186
  Principal payments under covenant not to
    compete........................................           --            --            --          --        (4,970)
  Borrowings under note payable--bank..............      250,000            --            --          --            --
  Principal payments under capital lease
    obligations....................................           --            --            --          --        (1,950)

  Repayments of note payable--bank.................      (70,000)     (180,000)           --          --       (84,980)
  Repayment of long-term debt......................           --            --            --          --        (8,907)
                                                      ----------    ----------    ----------    --------    ----------
    Net cash provided by (used in) financing
      activities...................................      207,867      (180,000)        6,000          --      (341,296)
                                                      ----------    ----------    ----------    --------    ----------
    Net increase in cash and cash equivalents......       33,680        38,176        44,264     (45,745)      299,554
    CASH AND CASH EQUIVALENTS at beginning of
      period.......................................      190,558       224,238       262,414     262,414       306,678
                                                      ----------    ----------    ----------    --------    ----------
    CASH AND CASH EQUIVALENTS at end of period.....   $  224,238    $  262,414    $  306,678    $216,669    $  606,232
                                                      ----------    ----------    ----------    --------    ----------
                                                      ----------    ----------    ----------    --------    ----------

                See accompanying notes to financial statements.
                                      F-6

                        MEDIALINK WORLDWIDE INCORPORATED
                         NOTES TO FINANCIAL STATEMENTS
                 INFORMATION RELATING TO THE NINE MONTHS ENDED
                        SEPTEMBER 30, 1995 IS UNAUDITED.

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  (a) Description of Business

     Medialink Worldwide Incorporated (the 'Company') is a Delaware corporation incorporated on September 24, 1986. In August 1996 the Company changed its name from Video Broadcasting Corporation. The Company is a worldwide provider of video and audio production and distribution services for business and other organizations that seek to communicate their news through television, radio and other media. Since July 18, 1996, as a result of the acquisition of substantially all of the assets and liabilities of PR Data Systems Inc. ('PR Data'--see note 10), the Company has expanded its research capabilities and added print news release distribution services. The Company has seven offices in the United States and one office in the United Kingdom ('UK').

  (b) Revenue Recognition

     Fees earned from the distribution and monitoring of video news releases and the distribution of printed news releases are recognized in the period that the release is distributed. Fees earned for satellite media tours and producing video news releases and live broadcasts are recognized in the period that services are performed.

  (c) Property and Equipment

     Property and equipment are stated at cost. Depreciation on property and equipment is computed on the straight-line method over the estimated useful lives of the assets. Leasehold improvements are amortized over the shorter of the lease term or estimated useful life of the asset.

  (d) Deferred Rent Payable

     In accordance with Statement of Financial Accounting Standards No. 13, 'Accounting for Leases,' the Company recognizes rental costs on a straight-line basis over the fixed term of the lease period. Deferred rent payable represented the excess of rental expense recorded over rental payments to date.

  (e) Cash and Cash Equivalents

     The Company considers all highly liquid debt instruments with original maturities of three months or less to be cash equivalents. At December 31, 1994 and 1995 and September 30, 1996, cash equivalents consisted of amounts on deposit in money market accounts amounting to $186,776, $109,159 and $55,294, respectively.

  (f) Foreign Currency Translation

     Foreign operations' financial statements are translated to U.S. dollars in accordance with Statement of Financial Accounting Standards No. 52, 'Foreign Currency Translation.' Assets and liabilities of the foreign bureau are translated into U.S. dollars at year-end rates of exchange. Statements of operations accounts are translated at the average exchange rate prevailing during the year. Resulting translation adjustments are reported as a separate component of stockholders' equity.

  (g) Income Taxes

     The Company accounts for income taxes under the provisions of Statement of Financial Accounting Standards No. 109, 'Accounting for Income Taxes' (Statement
109). Under the asset and liability method of Statement 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are

                        MEDIALINK WORLDWIDE INCORPORATED
                   NOTES TO FINANCIAL STATEMENTS--(CONTINUED)

                 INFORMATION RELATING TO THE NINE MONTHS ENDED
                        SEPTEMBER 30, 1995 IS UNAUDITED.

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES--(CONTINUED)

expected to be recovered or settled. Under Statement 109, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

  (h) Use of Estimates

     Management of the Company has made a number of estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent assets and liabilities to prepare these financial statements in conformity with generally accepted accounting principles. Actual results could differ from those estimates.

  (i) Fair Value of Financial Instruments

     The carrying values of financial instruments approximate their estimated fair value because of the short maturity of these instruments.

  (j) Unaudited Interim Financial Statements

     In the opinion of management, the unaudited statements of operations and cash flows for the nine months ended September 30, 1995 have been prepared on the same basis as the audited financial statements contained herein and include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the financial information set forth therein.


(2) NOTE PAYABLE--BANK

     In March 1995, the Company entered into a credit facility with a bank. Under this agreement, the Company can borrow up to the lesser of $500,000 or 70% of the eligible accounts receivable, as defined in the agreement, through February 28, 1997. The interest rate for the bank borrowings is the prime rate plus 1.00% and is payable monthly. The loan is secured by the Company's accounts receivable and all other assets of the Company. No borrowings were outstanding under this credit facility at December 31, 1994 and 1995 or September 30, 1996. The loan agreement requires the Company to meet certain financial ratio tests and prohibits the payment of cash dividends.

     Borrowings in 1993 and 1994 under a previous credit facility with another bank bore interest at the prime rate plus 1 3/4%.

(3) LEASE COMMITMENTS

     The Company has several noncancelable operating leases for office space expiring at various dates through 2004. As of September 30, 1996, future minimum lease payments under noncancelable operating leases are as follows:

YEAR ENDING DECEMBER 31,                                                             AMOUNT
--------------------------------------------------------------------------------   ----------
1996............................................................................   $  134,377
1997............................................................................      541,076
1998............................................................................      544,645
1999............................................................................      512,414
2000............................................................................      463,762
2001............................................................................      430,681
Thereafter......................................................................    1,264,379
                                                                                   ----------
                                                                                   $3,891,334
                                                                                   ----------
                                                                                   ----------

     Total rent expense for operating leases in the years ended December 31, 1993, 1994 and 1995 and the nine months ended September 30, 1996 was $362,993, $368,171, $326,916 and $471,391, respectively.

                        MEDIALINK WORLDWIDE INCORPORATED
                   NOTES TO FINANCIAL STATEMENTS--(CONTINUED)

                 INFORMATION RELATING TO THE NINE MONTHS ENDED
                        SEPTEMBER 30, 1995 IS UNAUDITED.

(3) LEASE COMMITMENTS--(CONTINUED)

The Company leases copier equipment under capital leases. Minimum future lease payments under capital leases at September 30, 1996 are:

YEAR ENDING DECEMBER 31,
---------------------------------------------------------------
1996...........................................................   $  4,988
1997...........................................................     14,963
1998...........................................................     14,963
1999...........................................................     17,919
2000...........................................................        351
                                                                  --------
Total minimum lease payments...................................     53,184
Less amount representing interest..............................    (10,743)
                                                                  --------
Present value of net minimum lease payments....................     42,441
Less current portion...........................................    (11,699)
                                                                  --------
                                                                  $ 30,742
                                                                  --------
                                                                  --------

(4) STOCKHOLDERS' EQUITY

  Stock Split

     In July 1996, the Company effected a 1.2 for one stock split. In addition, the Company restated its Certificate of Incorporation to increase its authorized capitalization from 5,000,000 shares of common stock, par value $.01 per share ('Common Stock'), to 15,000,000 shares. These changes resulted in an increase in Common Stock and corresponding decrease in additional paid-in capital. All per share data and references to numbers of shares have been restated for all periods presented to reflect these changes.

  Preferred Shares

     Annual dividends on the Series A, 10% cumulative convertible preferred stock, Series B, 10% cumulative convertible preferred stock and Series C, 10% cumulative convertible preferred stock are cumulative, commencing July 1, 1989 for Series A and Series B and October 31, 1989 for Series C, until declared and paid at the discretion of the Board of Directors. At December 31, 1995, dividends in arrears on the Series A, Series B and Series C cumulative convertible preferred stock amounted to approximately $639,000, $417,000 and $1,017,000, respectively.

     Each share of Series A, Series B and Series C cumulative convertible preferred stock is convertible at any time at the option of the stockholder into
1.2 shares of Common Stock and will convert into 1.2 shares of Common Stock upon the closing of an initial public offering pursuant to which the Company receives net cash proceeds of at least $5 million, and in which the public price per share is at least $5.50.


  Stock Option Plan for Employees

     The Company has a stock option plan (the 'Stock Option Plan') that provides for the granting of options to employees to purchase shares of the Common Stock. The Company has reserved 490,808 shares for the exercise of these options. In January 1996, the Company increased the shares reserved for grant by 180,000. The option price under the Plan shall not be less than 85% of the fair market value of such share of Common Stock on the date of the grant as determined by the Company. Under the Stock Option Plan, options issued are exercisable at such times as determined by the Company but no later than ten years after the date of the grant.

     Options to purchase 251,100 shares of Common Stock at $1.25 and $2.29 per share were granted and are outstanding at December 31, 1995. Twenty percent of the options become exercisable each July 1, commencing in the year the options are granted. The options expire six years from the date of grant. However, upon the

                        MEDIALINK WORLDWIDE INCORPORATED
                   NOTES TO FINANCIAL STATEMENTS--(CONTINUED)

                 INFORMATION RELATING TO THE NINE MONTHS ENDED
                        SEPTEMBER 30, 1995 IS UNAUDITED.

(4) STOCKHOLDERS' EQUITY--(CONTINUED)

termination of employment of any person, the options will expire 90 days after the termination date, but no later than the specified expiration date.

     In February and July of 1996, 387,494 and 24,000 options were granted at exercise prices of $3.54 and $6.46, respectively, with a five-year term pursuant to the Stock Option Plan.

     Activity under the Stock Option Plan is summarized as follows:

                                                                                             NINE MONTHS
                                                                                                ENDED
                                                              YEAR ENDED DECEMBER 31,       SEPTEMBER 30,
                                                           -----------------------------    -------------
                                                            1993       1994       1995          1996
                                                           -------    -------    -------    -------------
Outstanding options at January 1........................   277,500    262,500    213,600       251,100
Granted--option prices ranging from $1.25 per share in
  1993, $1.25 per share in 1994, $2.29 per share in 1995
  and $3.54 and $6.46 per share in 1996.................        --     14,400     75,000       411,494
Exercised...............................................    (3,000)        --     (4,800)       (3,000)
Cancelled and expired...................................   (12,000)   (63,300)   (32,700)      (90,000)
                                                           -------    -------    -------    -------------
Outstanding (in 1996, exercisable at $1.25 to $6.46 per

  share) at end of period...............................   262,500    213,600    251,100       569,594
                                                           -------    -------    -------    -------------
                                                           -------    -------    -------    -------------
Exercisable (in 1996, exercisable at $1.25 to $6.46 per
  share) at end of period...............................   201,480    208,740    214,140       189,639
                                                           -------    -------    -------    -------------
                                                           -------    -------    -------    -------------
Available for grant at end of period....................    17,948     66,848    204,548        63,054
                                                           -------    -------    -------    -------------
                                                           -------    -------    -------    -------------

  Stock Option Plan for Directors

     In February 1996, the Company established a stock option plan (the 'Directors Stock Option Plan') that provides for the granting of options to non-employee members of the Company's Board of Directors to purchase shares of the Common Stock. The Company has reserved 180,000 shares for the exercise of these options. The option price under the Directors Stock Option Plan shall not be less than the fair market value of such share of Common Stock on the date of the grant as determined by the Company. Under the Directors Stock Option Plan, options issued are exercisable at such times as determined by the Company but no later than fifteen years after the date of the grant.

     Options to purchase 62,400 shares of Common Stock at $3.54 per share were granted to non-employee directors in February 1996 for services rendered prior to 1996. No individual directors' grant exceeded 14,400 shares. The options expire fifteen years from the date of grant. However, upon the termination of board membership of any person, the options will expire 90 days after the termination date, but no later than the specified expiration date. These directors will be eligible for additional grants of 3,000 shares per year in future years if they continue to serve the Company in that capacity. Such future grants would become exercisable over a three-year period.

  Common Stock Warrants

     In 1989, the Company issued warrants to purchase 10,110 shares of its Common Stock at $2.50 per share. Such warrants expired in 1994.

  Deferred Compensation Plan

     The Company has a 401(k) plan (the '401(k) Plan') covering all eligible employees. The 401(k) Plan is currently funded by voluntary salary deductions by plan members and is limited to the maximum amount that can be deducted for Federal income tax purposes. The Company is not required to make contributions to the 401(k) Plan; however, employer contributions may be made on a discretionary basis. For the three years ended

                        MEDIALINK WORLDWIDE INCORPORATED
                   NOTES TO FINANCIAL STATEMENTS--(CONTINUED)

                 INFORMATION RELATING TO THE NINE MONTHS ENDED

                        SEPTEMBER 30, 1995 IS UNAUDITED.

(4) STOCKHOLDERS' EQUITY--(CONTINUED)

December 31, 1995, the Company's expenses in connection with the 401(k) Plan were $16,186, $20,320 and $27,233 for 1993, 1994 and 1995, respectively, and
$44,366 for the nine months ended September 30, 1996 which is reflected in general and administrative expenses in the accompanying financial statements.

(5) INCOME TAXES

     The provision for income taxes expense (benefit) consists of the following:

                                                                                             NINE MONTHS
                                                                                                ENDED
                                                           YEAR ENDED DECEMBER 31,          SEPTEMBER 30,
                                                     -----------------------------------    -------------
                                                       1993         1994          1995          1996
                                                     --------    -----------    --------    -------------
Current:
  Federal.........................................   $     --    $    12,393    $ 20,000      $  22,617
  State and local.................................     13,222         12,627      15,782         21,666
                                                     --------    -----------    --------    -------------
                                                       13,222         25,020      35,782         44,283
Deferred:
  Federal.........................................         --       (783,341)    221,462        299,226
  State and local.................................         --       (264,642)     74,818         87,229
                                                     --------    -----------    --------    -------------
                                                           --     (1,047,983)    296,280        386,455
                                                     --------    -----------    --------    -------------
                                                     $ 13,222    $(1,022,963)   $332,062      $ 430,738
                                                     --------    -----------    --------    -------------
                                                     --------    -----------    --------    -------------

     Income tax (benefit) expense differs from the amount computed by multiplying the statutory rate of 34% to income before income taxes due to the following:

                                                                                             NINE MONTHS
                                                                                                ENDED
                                                           YEAR ENDED DECEMBER 31,          SEPTEMBER 30,
                                                     -----------------------------------    -------------
                                                       1993         1994          1995          1996
                                                     --------    -----------    --------    -------------
Income tax (benefit) expense at statutory rate....   $(74,184)   $   150,052    $242,929      $ 343,267
Increase (reduction) in income taxes resulting
  from:

  State and local income taxes, net of Federal
     income tax benefit...........................     13,222         40,717      59,796         71,871
  Nondeductible expenses..........................         --         16,159       9,337         13,306
  Increase (reduction) in valuation allowance.....     74,184     (1,242,284)         --             --
  Other...........................................         --         12,393      20,000          2,294
                                                     --------    -----------    --------    -------------
                                                     $ 13,222    $(1,022,963)   $332,062      $ 430,738
                                                     --------    -----------    --------    -------------
                                                     --------    -----------    --------    -------------

     The tax effects of temporary differences that give rise to significant portions of the deferred tax assets at December 31, 1994 and 1995 and September 30, 1996 are presented below:

                                                                       1994         1995        1996
                                                                    ----------    --------    --------
Deferred tax assets:
  Accounts receivable, principally due to allowance for doubtful
     accounts....................................................   $   35,857    $ 46,114    $ 82,886
  Leasehold improvements, principally due to differences in
     amortization................................................       12,202       4,457      11,390
  Equipment, principally due to differences in depreciation......       26,063      33,441      34,112
  Net operating loss carryforward................................      973,861     667,691     214,243
  Other..........................................................           --          --      22,617
                                                                    ----------    --------    --------
Net deferred tax asset...........................................   $1,047,983    $751,703    $365,248
                                                                    ----------    --------    --------
                                                                    ----------    --------    --------

                        MEDIALINK WORLDWIDE INCORPORATED
                   NOTES TO FINANCIAL STATEMENTS--(CONTINUED)

                 INFORMATION RELATING TO THE NINE MONTHS ENDED
                        SEPTEMBER 30, 1995 IS UNAUDITED.

(5) INCOME TAXES--(CONTINUED)

     Upon the adoption of Statement 109 in 1993, because of its operating losses and the level of deferred tax assets, the Company could not conclude that it was more likely than not that its deferred tax assets would be realized and, consequently, set up a valuation allowance. At December 31, 1994, based on its earnings for the year and expectations of future earnings, the Company determined that it was more likely than not that its deferred tax assets would be realized and, consequently, reversed the remaining valuation allowance.

(6) FOREIGN OPERATIONS


     Selected financial information regarding the Company's UK office as of and for the years ended December 31, 1993, 1994 and 1995 and for the nine months ended September 30, 1996 is as follows:

                                                       1993         1994          1995          1996
                                                     ---------    ---------    ----------    ----------
Total assets......................................                $ 393,878    $  560,295    $  940,086
                                                                  ---------    ----------    ----------
                                                                  ---------    ----------    ----------
Total liabilities.................................                $ 156,233    $  327,818    $  500,965
                                                                  ---------    ----------    ----------
                                                                  ---------    ----------    ----------
Revenues..........................................   $ 360,074    $ 834,749    $1,484,670    $1,880,619
                                                     ---------    ---------    ----------    ----------
                                                     ---------    ---------    ----------    ----------
Operating gain (loss).............................   $(281,081)   $(103,341)   $  (21,606)   $   82,620
                                                     ---------    ---------    ----------    ----------
                                                     ---------    ---------    ----------    ----------

(7) COMMITMENTS

     On April 30, 1990, the Company entered into an agreement for communications services. The agreement, which was amended and restated on November 1, 1993, was extended on October 31, 1996 until November 1, 1999. The agreement provides for guaranteed minimum payments which currently approximate $516,000 per year. Charges included in direct costs on the accompanying statement of operations under this agreement amounted to $516,344, $497,617 and $526,516 for the years ended December 31, 1993, 1994 and 1995, respectively, and $383,133 for the nine months ended September 30, 1996.

(8) SUPPLEMENTAL CASH FLOWS INFORMATION

     Cash paid for interest and income taxes during the years ended December 31, 1993, 1994 and 1995 and the nine months ended September 30, 1996 was as follows:

                                                                  1993       1994      1995      1996
                                                                 -------    ------    ------    -------
Interest......................................................   $12,332    $6,205    $   --    $14,674
Income taxes..................................................   $16,421    $2,868    $3,733    $28,615

     In connection with the acquisition of the operations of PR Data Systems, Inc. ('PR Data') in July 1996, the Company issued shares of Common Stock to the sellers valued at $155,000 and assumed certain of the obligations and liabilities of PR Data as at the closing date with the exception that such obligations and liabilities assumed could not exceed the book value of assets acquired by more than $372,000.


(9) UNAUDITED PRO FORMA INFORMATION

     Pro forma net income per common and common equivalent share is calculated using the weighted average number of shares of Common Stock outstanding during the period, plus Common Stock issuable pursuant to options granted under the Stock Option Plan issued at prices below the assumed initial public offering price per share during the twelve-month period immediately preceding the initial filing date of the Company's Registration Statement for its public offering, assuming such Common Stock was outstanding for all periods presented. In addition, shares of Common Stock issuable upon the conversion of all shares of Series A, Series B and Series C Preferred Stock into shares of Common Stock are included in the calculation as if they were outstanding for all periods presented. The weighted average number of common equivalent shares outstanding during the period ended December 31, 1995 and September 30, 1996, after reflecting a 1.2 for 1 stock split effective July 31, 1996 was 3,453,109 and 3,485,011, respectively.

                        MEDIALINK WORLDWIDE INCORPORATED
                   NOTES TO FINANCIAL STATEMENTS--(CONTINUED)

                 INFORMATION RELATING TO THE NINE MONTHS ENDED
                        SEPTEMBER 30, 1995 IS UNAUDITED.

(10) ACQUISITION OF PR DATA SYSTEMS, INC.

     On July 18, 1996, the company entered into an asset purchase agreement (the 'Agreement') with PR Data and its stockholders. Under the terms of the Agreement, the Company acquired all of PR Data's tangible and intangible assets for cash of $120,000 and through the issuance of 24,000 shares of the Company's Common Stock valued at $155,000. The Company also assumed certain of the obligations and liabilities of PR Data as at the closing date with the exception that such obligations and liabilities assumed could not exceed the book value of assets acquired by more than $372,000.

     The Company also entered into non-compete agreements with the principal officers and stockholders of PR Data. These agreements are for periods of five years and provide for quarterly payments aggregating $410,000 during this period. The present value of each of the non-compete asset and the related payment obligation at September 30, 1996 is $312,066, respectively.

     The Company has accounted for this acquisition as a purchase. The information for the nine months ended September 30, 1996 contained in the accompanying 1996 financial statements reflect the operating results of PR Data subsequent to July 18, 1996.

     The purchase price exceeds the fair value of the assets acquired and assumed by approximately $677,000 which has been allocated to goodwill. In addition, the non-compete agreements have been recorded as an intangible asset at the present value of the related payments, calculated using the Company's estimated rate at the time of 9.5%. Goodwill is being amortized over 15 years and the non-compete agreements are being amortized over five years.


     Immediately following the acquisition, the Company converted certain of the liabilities of PR Data that it assumed, which were payable to a former stockholder of PR Data, into a note in the amount of $330,000. This note bears interest at 8% and is payable in equal installments over seven years. Aggregate principal payments under this note after September 30, 1996 are as follows:

                            PERIOD                                AMOUNT
--------------------------------------------------------------   --------
Period ending December 31,
     1996.....................................................   $  9,085
     1997.....................................................     38,193
     1998.....................................................     41,341
     1999.....................................................     44,749
     2000.....................................................     48,437
     2001.....................................................     52,430
     2002.....................................................     56,752
     2003.....................................................     30,106
                                                                 --------
     Total principal payments.................................    321,093
     less current portion.....................................    (37,143)
                                                                 --------
                                                                 $283,950
                                                                 --------
                                                                 --------

                          INDEPENDENT AUDITORS' REPORT

THE BOARD OF DIRECTORS
PR DATA SYSTEMS, INC.:

     We have audited the accompanying balance sheets of PR Data Systems, Inc. as of December 31, 1994 and 1995, and the related statements of operations and accumulated deficit and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of PR Data Systems, Inc. as of December 31, 1994 and 1995, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.

                                          KPMG Peat Marwick LLP

New York, New York
August 22, 1996

                             PR DATA SYSTEMS, INC.
                                 BALANCE SHEETS

                                                                                    DECEMBER 31,         JUNE 30,
                                                                                --------------------    -----------
                                                                                  1994        1995         1996
                                                                                --------    --------    -----------
                                                                                                        (UNAUDITED)
                                   ASSETS
Current Assets:
  Cash.......................................................................   $  5,083    $  4,008     $      --
  Accounts receivable net of allowance for doubtful accounts of $25,000 and
     $18,000 in 1994 and 1995, respectively..................................    219,838     248,229       252,320
  Prepaid expenses...........................................................      3,104       2,707         1,284
                                                                                --------    --------    -----------
     Total current assets....................................................    228,025     254,944       253,604
Property and equipment, net of accumulated depreciation of $238,027 and
  $216,540 in 1994 and 1995, respectively (Note 2)...........................     54,892      90,301        77,576
Security deposits............................................................      6,035       7,731         7,731
Deferred loan costs..........................................................      7,044       5,166         4,227
                                                                                --------    --------    -----------
     Total assets............................................................   $295,996    $358,142     $ 343,138
                                                                                --------    --------    -----------
                                                                                --------    --------    -----------

                    LIABILITIES AND STOCKHOLDERS' DEFICIT
Current Liabilities:
  Current portion of obligations under capital leases (Note 3)...............      8,307      11,699        11,699
  Current portion of long-term debt (Note 4).................................    136,455     104,442        87,513
  Loans payable (Note 5).....................................................         --      11,500            --
  Accounts payable...........................................................    136,361     133,160       129,717
  Amounts payable to related parties (Note 5):
     Accrued interest........................................................     49,785      76,910        90,107
     Accrued rent............................................................     30,922      43,470        27,962
  Accrued salaries...........................................................     29,390      30,535        32,598
  Other accrued expenses.....................................................      1,488         235         1,888
  Deferred revenue...........................................................     51,806      54,056            --
  Income taxes payable.......................................................        895         615           349
                                                                                --------    --------    -----------
     Total current liabilities...............................................    445,409     466,622       381,833
Obligations under capital leases, excluding current portion (Note 3).........     36,390      38,541        31,876
Long-term debt, payable to related parties (Note 4)..........................    287,362     293,107       353,607
                                                                                --------    --------    -----------
     Total liabilities.......................................................    769,161     798,270       767,316
                                                                                --------    --------    -----------
Commitments (Notes 3 and 5)
Stockholders' Deficit:
  Common stock, no par value. Authorized, issued and outstanding 200
     shares..................................................................     17,000      17,000        17,000
  Accumulated deficit........................................................   (490,165)   (457,128)     (441,178)

                                                                                --------    --------    -----------
     Total stockholders' deficit.............................................   (473,165)   (440,128)     (424,178)
                                                                                --------    --------    -----------
     Total liabilities and stockholders' deficit.............................   $295,996    $358,142     $ 343,138
                                                                                --------    --------    -----------
                                                                                --------    --------    -----------

                See accompanying notes to financial statements.
                                      F-15

                             PR DATA SYSTEMS, INC.
                STATEMENTS OF OPERATIONS AND ACCUMULATED DEFICIT

                                                 YEARS ENDED                 SIX MONTHS
                                                 DECEMBER 31,              ENDED JUNE 30,
                                           ------------------------    ----------------------
                                              1994          1995         1995         1996
                                           ----------    ----------    ---------    ---------
                                                                            (UNAUDITED)
Revenues................................   $1,669,783    $1,691,603    $ 808,557    $ 843,788
Direct expenses.........................      344,961       263,133      141,947      116,006
                                           ----------    ----------    ---------    ---------
     Gross profit.......................    1,324,822     1,428,470      666,610      727,782
Selling, general and administrative
  expenses..............................    1,377,169     1,354,019      657,611      681,763
                                           ----------    ----------    ---------    ---------
     Operating (loss) income............      (52,347)       74,451        8,999       46,019
Interest expense........................      (38,401)      (40,799)     (33,410)     (29,486)
                                           ----------    ----------    ---------    ---------
     (Loss) income before income
       taxes............................      (90,748)       33,652      (24,411)      16,533
Income taxes (Note 6)...................          624           615          365          583
                                           ----------    ----------    ---------    ---------
     Net (loss) income..................      (91,372)       33,037      (24,776)      15,950
Accumulated deficit at beginning of
  period................................     (398,793)     (490,165)    (490,165)    (457,128)
                                           ----------    ----------    ---------    ---------
Accumulated deficit at end of period....   $ (490,165)   $ (457,128)   $(514,941)   $(441,178)
                                           ----------    ----------    ---------    ---------
                                           ----------    ----------    ---------    ---------

                See accompanying notes to financial statements.
                                      F-16

                             PR DATA SYSTEMS, INC.
                            STATEMENTS OF CASH FLOWS

        INFORMATION AS OF JUNE 30, 1996 AND INFORMATION RELATING TO THE
             SIX MONTHS ENDED JUNE 30, 1996 AND 1995 IS UNAUDITED.

                                                                          YEARS ENDED              SIX MONTHS
                                                                          DECEMBER 31,           ENDED JUNE 30,
                                                                      --------------------    --------------------
                                                                        1994        1995        1995        1996
                                                                      --------    --------    --------    --------
                                                                                                  (UNAUDITED)
Cash flows from operating activities:
  Net (loss) income................................................   $(91,372)   $ 33,037    $(24,776)   $ 15,950
  Adjustments to reconcile net (loss) income to net cash
     provided by operating activities:
     Depreciation and amortization.................................     10,118      17,840      10,620      13,664
     Provision for doubtful accounts...............................     22,000      21,007       9,667         658
     Loss on disposition of equipment and vehicles.................        675       1,143       1,143          --
     Decrease (increase) in accounts receivable....................      5,523     (49,398)     77,798      (4,749)
     Decrease in prepaid expenses..................................        745         397       1,561       1,423
     (Decrease) increase in accounts payable.......................    (11,309)     (3,201)      4,975      (3,443)
     Increase in amounts payable to related parties................     31,925      39,673     (57,556)     (2,311)
     (Decrease) increase in accrued salaries.......................       (888)      1,145        (169)      2,063
     Decrease in other accrued expenses............................     (2,060)     (1,253)     13,512       1,653
     Increase in deferred revenue..................................     51,806       2,250      (5,534)    (54,056)
     Increase (decrease) in income taxes payable...................        645        (280)       (530)       (266)
     Increase in security deposits.................................     (4,237)     (1,696)     (1,696)         --
                                                                      --------    --------    --------    --------
          Net cash provided by operating activities................     13,571      60,664      29,015     (29,414)
                                                                      --------    --------    --------    --------
Cash flows from investing activities:
  Capital expenditures for property and equipment..................         --     (35,554)    (13,684)         --
                                                                      --------    --------    --------    --------
          Net cash used in investing activities....................         --     (35,554)    (13,684)         --
                                                                      --------    --------    --------    --------
Cash flows from financing activities:
  Proceeds of borrowings from stockholders.........................     71,410      45,240         745      60,500
  Proceeds of other borrowings.....................................     24,900      63,000          --          --
  Principal payments on borrowings from stockholders...............    (56,400)    (39,495)         --          --
  Principal payments on loan from Small Business Administration....    (29,760)    (32,013)    (15,592)    (16,929)
  Principal payments under capital lease obligations...............       (693)    (11,417)     (5,567)     (6,665)
  Principal payments on other borrowings...........................    (24,900)    (51,500)         --     (11,500)
                                                                      --------    --------    --------    --------
          Net cash used in financing activities....................    (15,443)    (26,185)    (20,414)     25,406
                                                                      --------    --------    --------    --------
          Net decrease in cash.....................................     (1,872)     (1,075)     (5,083)     (4,008)
Cash at beginning of period........................................      6,955       5,083       5,083       4,008
                                                                      --------    --------    --------    --------
Cash at end of period..............................................   $  5,083    $  4,008    $     --    $     --
                                                                      --------    --------    --------    --------

                                                                      --------    --------    --------    --------
Supplemental schedule of noncash investing and financing
  activities:
     Acquisition of equipment under capital lease..................   $ 45,389    $ 16,960
                                                                      --------    --------
                                                                      --------    --------
Supplemental disclosures of cash flow information:
  Cash paid during the year for:
     Interest......................................................   $ 15,298    $ 29,343
                                                                      --------    --------
                                                                      --------    --------
     Income taxes..................................................   $    250    $    250
                                                                      --------    --------
                                                                      --------    --------

                See accompanying notes to financial statements.
                                      F-17

                             PR DATA SYSTEMS, INC.
                         NOTES TO FINANCIAL STATEMENTS

        INFORMATION AS OF JUNE 30, 1996 AND INFORMATION RELATING TO THE
             SIX MONTHS ENDED JUNE 30, 1996 AND 1995 IS UNAUDITED.

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  (a) Description of Business

     PR Data Systems, Inc. ('PR Data') is engaged in public relations services, including the distribution of news releases to media and reporting on the effectiveness of such releases in meeting the customers' requirements.

  (b) Revenue Recognition

     Fees earned for the distribution of news releases are recognized when the services are performed and billed. PR Data typically enters into annual agreements with customers under which it reports on the effectiveness of news releases. Fees earned under these arrangements are recognized ratably over the term of the agreement.

  (c) Property and Equipment

     Property and equipment are stated at cost. Depreciation is calculated principally on a straight-line basis over the estimated useful lives of the assets. Equipment held under capital leases is amortized on a straight-line basis over the lease term. Costs paid to a consultant to develop certain databases used by PR Data have been deferred and are being amortized over five years.

  (d) Deferred Loan Costs

     Costs incurred in obtaining a loan from the Small Business Administration have been deferred and are being amortized over the term of the loan (six years).

  (e) Income Taxes

     Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. PR Data makes an allowance for deferred tax assets to the extent that management considers that some portion or all of such assets will not be realized.

  (f) Financial Instruments


     The fair value of financial instruments at December 31, 1994 and 1995 approximates cost due to the relatively short maturities of such instruments.

  (g) Use of Estimates

     Management of PR Data has made a number of estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent assets and liabilities to prepare these financial statements in conformity with generally accepted accounting principles. Actual results could differ from those estimates.

  (h) Unaudited Interim Financial Statements

     In the opinion of management, the unaudited interim balance sheet as of June 30, 1996 and the related statements of operations and accumulated deficit and cash flows for the six months ended June 30, 1995 and 1996 have been prepared on the same basis as the audited financial statements contained herein and include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the financial information set forth therein. The results of operations for the six months ended June 30, 1996 are not necessarily indicative of the results that may be expected for the year end December 31, 1996.

                             PR DATA SYSTEMS, INC.
                   NOTES TO FINANCIAL STATEMENTS--(CONTINUED)

        INFORMATION AS OF JUNE 30, 1996 AND INFORMATION RELATING TO THE
             SIX MONTHS ENDED JUNE 30, 1996 AND 1995 IS UNAUDITED.

(2) PROPERTY AND EQUIPMENT

     Property and equipment consist of the following:

                                                                        1994         1995
                                                                      ---------    ---------
Copier equipment held under capital leases.........................   $  45,389    $  62,349
Office furniture...................................................      20,982       22,332
Office and computer equipment and software.........................     226,548      222,160
                                                                      ---------    ---------
                                                                        292,919      306,841
Less accumulated depreciation......................................    (238,027)    (216,540)
                                                                      ---------    ---------
                                                                      $  54,892    $  90,301
                                                                      ---------    ---------
                                                                      ---------    ---------

     Depreciation expenses amounted to $10,118 and $17,840 in 1994 and 1995, respectively.


(3) OBLIGATIONS UNDER CAPITAL LEASES

     Minimum future lease payments under capital leases at December 31, 1995 are:

YEAR ENDING DECEMBER 31,
---------------------------------------------------------------
1996...........................................................   $14,963
1997...........................................................    14,963
1998...........................................................    14,963
1999...........................................................    17,919
2000...........................................................       351
                                                                  -------
Total minimum lease payments...................................    63,159
Less amount representing interest..............................   (12,919)
                                                                  -------
Present value of net minimum lease payments....................   $50,240
Less amount currently due......................................   (11,699)
                                                                  -------
                                                                  $38,541
                                                                  -------
                                                                  -------

(4) LONG-TERM DEBT

     Long-term debt consists of the following:

                                                                           1994        1995
                                                                         --------    --------
Small Business Administration loan due August 31, 1998................   $136,455    $104,442
Stockholders' loans...................................................    287,362     293,107
                                                                         --------    --------
                                                                          423,817     397,549

Less current portion..................................................    136,455     104,442
                                                                         --------    --------
Long-term portion, net................................................   $287,362    $293,107
                                                                         --------    --------
                                                                         --------    --------

     The Small Business Administration loan bears interest at 2 1/4% over prime (10 3/4% at December 31, 1995) and is payable in monthly installments over the term of the loan. The loan is guaranteed by the officers and secured by third mortgages on their residences and assignment of proceeds under the officers' life insurance policies. Restrictive covenants include maintaining a current ratio of not less than 1.5 to 1 at the end of any fiscal quarter and contain limits as to officers' salary increases and paydowns on stockholder loans. PR Data did not meet the current ratio requirement at December 31, 1994 or 1995. Consequently, the entire loan balance is classified as a current liability on the accompanying balance sheets.

     The stockholders' loans bear interest at 8 1/2% or 2% over prime (10 1/2% at December 31, 1995) and have been classified as long term as the shareholders agreed not to demand repayment before January 1, 1997.

                             PR DATA SYSTEMS, INC.
                   NOTES TO FINANCIAL STATEMENTS--(CONTINUED)

        INFORMATION AS OF JUNE 30, 1996 AND INFORMATION RELATING TO THE
             SIX MONTHS ENDED JUNE 30, 1996 AND 1995 IS UNAUDITED.

(5) RELATED PARTY TRANSACTIONS

     During March 1992, PR Data entered into a five-year lease expiring in September 1996 for office space from a partnership 50% owned by certain stockholders. The lease agreement calls for a monthly base rent of $12,175 plus escalation charges for real estate taxes. These escalation charges totaled $17,894 and $19,794 in 1994 and 1995, respectively. PR Data negotiated a reduction in the monthly payments to $10,175 for the period April 1, 1994 through March 31, 1995.

     During 1995, a partnership, 50% owned by certain stockholders of PR Data, advanced funds without interest to cover short-term working capital needs of PR Data.

     At December 31, 1994 and 1995, amounts payable to related parties included rent payable to a partnership 50% owned by certain stockholders of $30,922 and $43,370, respectively, and interest on stockholders' loans of $49,785 and $76,910, respectively.

(6) INCOME TAXES

     Income tax expense attributable to income from continuing operations consists of:

                                                           CURRENT    DEFERRED    TOTAL
                                                           -------    --------    -----
Year ended December 31, 1994:
  Federal...............................................    $  --       $ --      $  --
  State and local.......................................      624         --        624
                                                           -------    --------    -----
                                                            $ 624       $ --      $ 624
                                                           -------    --------    -----
                                                           -------    --------    -----
Year ended December 31, 1995:

  Federal...............................................       --         --         --
  State and local.......................................      615         --        615
                                                           -------    --------    -----
                                                            $ 615       $ --      $ 615
                                                           -------    --------    -----
                                                           -------    --------    -----

     Income tax expense differs from the amount computed by multiplying the statutory rate of 34% to income (loss) before income taxes due to the following:

                                                                  1994        1995
                                                                --------    --------
Income tax (benefit) expense at statutory rate...............   $(30,854)   $ 11,442
Increase (reduction) in income taxes resulting from:
  State taxes, net of Federal tax deduction..................     (4,244)      1,827
  Nondeductible expenses.....................................        218       1,507
  Increase (decrease) in valuation allowance.................     35,873     (15,447)
  Other......................................................       (369)      1,286
                                                                --------    --------
                                                                $    624    $    615
                                                                --------    --------
                                                                --------    --------

     The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 1994 and 1995 are presented below:

                                                               1994         1995
                                                             ---------    ---------
Deferred tax assets:
  Net operating loss carryforwards........................   $ 133,512    $ 125,780
  Accounts receivable principally due to allowance for
     doubtful accounts....................................      10,356        7,729
  Property and equipment, due to differences in
     depreciation for book and tax purposes...............       4,509         (579)
  Other...................................................       1,350        1,350
                                                             ---------    ---------
                                                               149,727      134,280
                                                             ---------    ---------

                             PR DATA SYSTEMS, INC.
                   NOTES TO FINANCIAL STATEMENTS--(CONTINUED)


        INFORMATION AS OF JUNE 30, 1996 AND INFORMATION RELATING TO THE
             SIX MONTHS ENDED JUNE 30, 1996 AND 1995 IS UNAUDITED.

(6) INCOME TAXES--(CONTINUED)

                                                               1994         1995
                                                             ---------    ---------
  Less valuation allowance................................    (149,727)    (134,280)
                                                             ---------    ---------
     Deferred tax assets, net of valuation allowance......   $      --    $      --
                                                             ---------    ---------
                                                             ---------    ---------

     At December 31, 1995, PR Data has net operating loss carryforwards for Federal income tax purposes of $243,482 which are available to offset future Federal taxable income, if any, through 2009.

     The net change in the total valuation allowance for the years ended December 31, 1994 and 1995 was an increase of $35,873 and a decrease of $15,447, respectively. In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities and projected future taxable income in making this assessment. In order to fully realize the deferred tax assets, PR Data will need to generate future taxable income of approximately $324,000 prior to the expiration of the net operating loss carryforwards in 2009. Based upon the level of historical taxable income (loss) and projection for future taxable income over the periods in which the deferred tax assets are deductible, management could not conclude that it is more likely than not that PR Data will be able to realize the benefits of these deductible differences and, accordingly, has provided a valuation allowance equal to the excess of deferred tax assets over deferred tax liabilities.

(7) BUSINESS CONCENTRATION

     During 1994 and 1995, PR Data generated revenue of $481,400 and $479,000, respectively, from services provided to two customers. The total accounts receivable balance at December 31, 1994 and 1995 relating to these customers was $34,302 and $64,528, respectively.

(8) SUBSEQUENT EVENT

     On July 18, 1996, PR Data completed an asset purchase agreement (the 'Agreement') with Medialink Worldwide Incorporated, formerly known as Video Broadcasting Corporation ('Medialink'), a Delaware corporation, and Medialink PR Data Corporation (the 'Purchaser'), a Delaware corporation which is a wholly owned subsidiary of Medialink.

     Under the terms of the Agreement, the Purchaser acquired all of PR Data's tangible and intangible assets for cash of $120,000 and through the issuance of 24,000 shares of Common Stock valued at $155,000. The purchaser also assumed all of the obligations and liabilities of PR Data as at the closing date with the exception that such obligations and liabilities assumed could not exceed the book value of assets acquired by more than $372,000.

     The Purchaser also entered into noncompete agreements with PR Data's principal officers and stockholders. These agreements are for periods of five years and provide for quarterly payments aggregating $410,000 during this period.

                        MEDIALINK WORLDWIDE INCORPORATED
          UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

     The following Unaudited Pro Forma Condensed Combined Statements of Operations for the nine months ended September 30, 1996 and the year ended December 31, 1995 illustrates the effect of the PR Data Acquisition. The Unaudited Pro Forma Condensed Combined Statements of Operations assumes that the PR Data Acquisition occurred at the beginning of the periods presented.

     Pursuant to the terms of the PR Data Acquisition, the Company issued 24,000 shares of Common Stock, made a cash payment of $120,000 and assumed certain liabilities not to exceed the book value of assets acquired by more than $372,000. In addition, the Company will make quarterly payments in the aggregate amount of $410,000 payable over the next five years under the terms of non-compete agreements with certain officers and stockholders of PR Data. The transaction was accounted for as a purchase. The Unaudited Pro Forma Condensed Combined Financial Statements also reflect the pay down of PR Data's existing Small Business Administration loan in the amount of approximately $89,000 and the conversion of long-term debt and certain other obligations of PR Data to its stockholders into a new note in the amount of $330,000 which occurred immediately following the consummation of the PR Data Acquisition.

     The pro forma adjustments are based upon currently available information and upon certain assumptions that management believes are reasonable. The PR Data Acquisition has been recorded based upon the estimated fair market value of the net tangible and intangible assets acquired at the date of the acquisition. The adjustments included in the Unaudited Pro Forma Condensed Combined Financial Statements represent management's preliminary determination of these adjustments based upon available information. There can be no assurance that the actual adjustments will not differ significantly from the pro forma adjustments reflected in the pro forma financial information.

     The Unaudited Pro Forma Condensed Combined Financial Statements are not necessarily indicative of either future results of operations or results that might have been achieved if the foregoing transaction had been consummated as of the indicated dates. The Unaudited Pro Forma Condensed Combined Financial Statements should be read in conjunction with the historical financial statements of Medialink and PR Data included elsewhere herein, together with the related notes thereto.

                        MEDIALINK WORLDWIDE INCORPORATED
         UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

                      NINE MONTHS ENDED SEPTEMBER 30, 1996

                                                        MEDIALINK      PR DATA       PRO FORMA
                                                       HISTORICAL     HISTORICAL    ADJUSTMENTS      PRO FORMA
                                                       -----------    ----------    -----------     -----------
Revenues............................................   $11,158,239     $928,154      $  (2,133)(1)  $12,014,388
                                                                                       (69,872)(2)
Direct costs........................................     4,604,668      161,875        (69,872)(2)    4,696,671
                                                       -----------    ----------    -----------     -----------
  Gross profit......................................     6,553,571      766,279         (2,133)       7,317,717
General and administrative expenses.................     5,548,433      724,361         24,447(3)     6,306,696
                                                                                        27,083(4)
                                                                                       (17,628)(5)
                                                       -----------    ----------    -----------     -----------
  Operating income..................................     1,005,138       41,918        (36,035)       1,011,021
Other income (expense)
  Interest expense..................................       (14,674)     (32,761)        (3,480)(6)      (45,910)
                                                                                         5,005(7)
  Interest and other income.........................        19,144            0                          19,144
                                                       -----------    ----------    -----------     -----------
  Income before income taxes........................     1,009,608        9,157        (34,510)         984,255
Income tax expense..................................       430,738          916        (14,632)(8)      417,022
                                                       -----------    ----------    -----------     -----------
Net income..........................................   $   578,870     $  8,241      $ (19,878)     $   567,233
                                                       -----------    ----------    -----------     -----------
                                                       -----------    ----------    -----------     -----------
Net income per common and common equivalent share...                                                $      0.16(9)
                                                                                                    -----------
                                                                                                    -----------

   See accompanying notes to unaudited pro forma condensed combined financial statements.

                        MEDIALINK WORLDWIDE INCORPORATED
         UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

                                                                       YEAR ENDED DECEMBER 31, 1995
                                                         --------------------------------------------------------
                                                          MEDIALINK      PR DATA       PRO FORMA
                                                         HISTORICAL     HISTORICAL    ADJUSTMENTS      PRO FORMA
                                                         -----------    ----------    -----------     -----------
Revenues..............................................   $10,624,680    $1,691,603     $  (8,229)(1)  $12,237,144
                                                                                         (70,910)(2)
Direct costs..........................................     4,553,349       263,133       (70,910)(2)    4,745,572
                                                         -----------    ----------    -----------     -----------
  Gross profit........................................     6,071,331     1,428,470        (8,229)       7,491,572
General and administrative expenses...................     5,373,307     1,354,019        39,143(3)     6,786,155
                                                                                          50,000(4)
                                                                                         (30,314)(5)
                                                         -----------    ----------    -----------     -----------
  Operating income....................................       698,024        74,451       (67,058)         705,417
Other income (expense)
  Inerest expense.....................................            --       (40,799)        4,972(6)       (26,587)
                                                                                           9,240(7)
  Interest and other income...........................        15,273            --                         15,273
                                                         -----------    ----------    -----------     -----------
  Income before income taxes..........................       713,297        33,652       (52,846)         694,103
Income tax expense....................................       332,062           615       (12,696)(8)      319,981
                                                         -----------    ----------    -----------     -----------
Net income............................................   $   381,235    $   33,037     $ (40,150)     $   374,122
                                                         -----------    ----------    -----------     -----------
                                                         -----------    ----------    -----------     -----------
Pro forma net income per common and common equivalent
  share...............................................                                                $      0.11(9)
                                                                                                      -----------
                                                                                                      -----------

   See accompanying notes to unaudited pro forma condensed combined financial statements.

                        MEDIALINK WORLDWIDE INCORPORATED
      NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

(1) Reflects the elimination of management fee income of PR Data from a related party that will no longer be earned after the PR Data Acquisition.

(2) Reflects the elimination of fees for services paid to PR Data by Medialink.

(3) Reflects the amortization expenses of the excess of cost over the fair value of the net tangible liabilities acquired in the PR Data Acquisition by use of the straight-line method over 15 years.

(4) Reflects the amortization of the value assigned to various non-compete agreements with certain officers and stockholders of PR Data.

(5) Reflects the adjustment to the salaries of the former officers and stockholders of PR Data under the terms of their new employment agreements with Medialink effective after the PR Data Acquisition.

(6) Reflects the effect of interest due on the note due to a stockholder of PR Data in the principal amount of $330,000.

(7) Reflects the reduction in interest expense as a result of the payoff of the Small Business Administration loan at the closing of the PR Data Acquisition.

(8) Reflects the tax effect of the pro forma adjustments at Medialink's effective tax rate.

(9) See Note 9 to the Company's Financial Statements for an explanation of the method used to determine the pro forma net income per common and common equivalent share.

                     [THIS PAGE INTENTIONALLY LEFT BLANK]

CASE STUDIES OF EFFECTIVE BROADCAST PR VIA MEDIALINK

GENERAL MILLS

General Mills wished to celebrate the 75th anniversary of the Betty Crocker brand by unveiling the latest modernization "makeover" of the Betty Crocker image. This was a significant corporate event, and management sought to generate a maximum amount of news coverage. Medialink broadcast the ceremony at which the new likeness was presented; conducted a Satellite Media Tour that reached TV stations around the nation; and produced a VNR to extend the story's reach. Medialink's monitoring indicated a cumulative audience of 42 million.

Illustration shows likeness of Betty Crocker.


PEPSI

Illustration shows assembly line on which soft drink cans are being filled.

Pepsico was the target of rumors regarding product tampering in its soft drink cans. Pepsi decided to counter these allegations by showing the public the conditions under which the beverage was manufactured and packaged. VNRs were produced to accomplish that, and were distributed by Medialink to TV stations nationwide. Medialink's monitoring indicated that the releases achieved a cumulative audience of 488 million viewers over a one-week period.


SPEEDO

Illustration shows newscaster with three women in swimsuits.

This major swimwear manufacturer sought to introduce products made from a new proprietary fabric, Aquablade(R), that, according to scientific tests reported by Speedo, could increase a swimmer's speed by as much as 8%. This line was set for release in Europe, Australia and Latin America. The challenge was to prepare and distribute "master" material that could be readily adapted by TV stations in numerous countries taking into account local languages and customs. This was accomplished by coordinating the efforts of Medialink's international network of affiliates. Medialinks monitoring indicated a cumulative audience of 174 million in 12 countries.

MEDIALINK LOGO
                WORLDWIDE COMMUNICATIONS SOLUTIONS

                                     [LOGO]

                                2,000,000 SHARES
                                  COMMON STOCK

                                   PROSPECTUS

                           DEAN WITTER REYNOLDS INC.
                           WHEAT FIRST BUTCHER SINGER

                                JANUARY 29, 1997